      As filed with the Securities and Exchange Commission on May 13, 1999

                                                      Registration No. 333-_____

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                ----------------

                          Alydaar Software Corporation
             (Exact name of Registrant as specified in its charter)

                                ----------------

                 North Carolina                            7372                             87-0399301
                (State or other                     (Primary Standard                   (I.R.S. Employer
 jurisdiction of incorporation or organization)        Industrial                    Identification Number)
                                                   Classification Code
                                                         Number)


                        2101 Rexford Road, Suite 250 West
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                                ----------------

                              J. Dain Dulaney, Jr.
                          Alydaar Software Corporation
                        2101 Rexford Road, Suite 250 West
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:


Jeffrey S. Hay                              Robert J. Diehl, Jr.                  Gerald T. Lievois
McGuire, Woods, Battle & Boothe LLP         Bodman, Longley & Dahling LLP         Dykema Gossett PLLC
100 North Tryon Street                      100 Renaissance Center                1577 North Woodward Avenue
Suite 2900                                  34th Floor                            Suite 300
Charlotte, North Carolina  28280-4001       Detroit, Michigan 48243               Bloomfield Hills, Michigan 48304

                                ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                ----------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] _______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________


                                           CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED       PROPOSED MAXIMUM
            TITLE OF EACH                                         MAXIMUM        AGGREGATE OFFERING
         CLASS OF SECURITIES                      AMOUNT TO BE    OFFERING       PRICE(1)               AMOUNT OF
          TO BE REGISTERED                         REGISTERED     PRICE PER                          REGISTRATION FEE
                                                                  SHARE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share            2,372,093     Not            $5,050,784          $1,404.17
                                                                  Applicable
---------------------------------------------------------------------------------------------------------------------


(1) Reflects the market price of the common stock of Data Systems Network Corporation to be exchanged for common stock of the Registrant in connection with the merger described in the proxy statement/prospectus computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the common stock of Data Systems Network Corporation as reported on the OTC Bulletin Board on May 10, 1999 ($.90625). The proposed maximum aggregate offering price is estimated solely to determine the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [DATA SYSTEMS NETWORK
                             CORPORATION LETTERHEAD]


To Our Stockholders:

         You are invited to attend the Annual Meeting of Stockholders of Data Systems Network Corporation ("Data Systems") which will take place at ____________________________________, on _______, ________, 1999. The meeting will start promptly at 2:00 p.m., local time.

At this important meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger by and among Alydaar Software Corporation, d/b/a Information Architects Corporation ("Alydaar"), Alydaar Acquisition Corp., a wholly-owned subsidiary of Alydaar ("Alydaar Sub"), and Data Systems. Upon consummation of the transactions contemplated by the merger agreement, Alydaar Sub will be merged with and into Data Systems and Data Systems will become a wholly-owned subsidiary of Alydaar.

Upon the completion of the merger, each Data Systems stockholder will receive shares of Alydaar common stock based on an exchange ratio determined by a specified formula in the merger agreement. The exchange ratio will depend on the total number of shares of Data Systems common stock considered outstanding at the closing of the merger, which will vary based on the number of options and warrants to buy Data Systems common stock and on the number of shares issuable in connection with the existing class action litigation against Data Systems. As of the date of this letter, each share of Data Systems common stock would be converted into the right to receive .4224 shares of Alydaar common stock. A cash payment will be made in lieu of any fractional share. The accompanying proxy statement/prospectus provides details of the proposed merger and additional related information.

         You will also be asked to consider and vote upon the election of directors to the Data Systems' Board of Directors. The accompanying proxy statement/prospectus provides details of the proposed merger and information related to the matters to be acted upon at the Annual Meeting.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AS BEING FAIR TO, AND IN THE BEST INTERESTS OF, DATA SYSTEMS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.

         I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. Returning the proxy will not affect your right to attend the meeting or your right to vote in person.

                                Sincerely,


                                Michael W. Grieves
                                Chairman of the Board,
                                President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on ________, 1999


                                 _________, 1999


To the Stockholders of Data Systems Network Corporation:

         The Annual Meeting of Stockholders of Data Systems Network Corporation ("Data Systems") will be held at its corporate headquarters located at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331, on _________, _______, 1999, at 2:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of January 31, 1999, by and among Alydaar Software Corporation, d/b/a Information Architects Corporation ("Alydaar"), Alydaar Acquisition Corp., a wholly-owned subsidiary of Alydaar ("Alydaar Sub"), and Data Systems, pursuant to which, among other things, (a) Alydaar Sub will be merged with and into Data Systems and Data Systems will become a wholly-owned subsidiary of Alydaar, and (b) each share of common stock of Data Systems outstanding immediately prior to the consummation of the merger will be converted into the right to receive common stock of Alydaar as described in the accompanying proxy statement/prospectus, and a cash payment in lieu of any fractional share;

         2. To elect three directors of Data Systems to hold office until the consummation of the merger, or if the merger is not consummated, the next Annual Meeting of Stockholders or until their successors are elected and qualified; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record on _______, 1999 will be eligible to vote at this meeting. The stock transfer books of Data Systems will not be closed, but only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting.

         The merger is more completely described in the accompanying proxy statement/prospectus and the merger agreement is attached as Annex A to the proxy statement/prospectus. The proxy statement/prospectus and the Annexes attached form a part of this Notice. The affirmative vote of the holders of a majority of the outstanding shares of Data Systems common stock is necessary to approve and adopt the merger agreement. All stockholders, whether or not they expect to attend the meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy may be revoked by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by attending the Annual Meeting and voting in person.

                                          By order of the Board of Directors,



                                          Diane L. Grieves
                                          Executive Vice President and Secretary


YOUR VOTE IS IMPORTANT, PLEASE DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN
 THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST OPPORTUNITY. THE BOARD OF DIRECTORS OF DATA SYSTEMS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF DATA SYSTEMS COMMON
      STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE
        MERGER AND FOR THE ELECTION OF EACH OF THE DIRECTORS NOMINATED.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. ALYDAAR MAY NOT ISSUE ITS COMMON STOCK IN THE MERGER UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROXY STATEMENT/PROSPECTUS IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED MAY 12, 1999

       Proxy Statement of                                  Prospectus of
Data Systems Network Corporation                    Alydaar Software Corporation

The Alydaar Software Corporation and Data Systems Network Corporation Boards of Directors have approved a merger agreement that would merge Data Systems with a subsidiary of Alydaar. Upon the completion of the merger, each Data Systems stockholder will receive shares of Alydaar common stock based on an exchange ratio determined by a specified formula in the merger agreement. The exchange ratio will depend on the total number of shares of Data Systems common stock considered outstanding at the closing of the merger, which will vary based on the number of options and warrants to buy Data Systems common stock and on the number of shares issuable in connection with the existing class action litigation against Data Systems. The total number of shares of Alydaar common stock issued in the merger is subject to adjustment based on the average closing price of the Alydaar common stock for the ten trading days before the merger.

Based on the market price of Alydaar common stock and other components of the exchange ratio formula on May 4, 1999, each Data Systems stockholder would receive .4224 shares of Alydaar common stock for each share of Data Systems common stock if the merger occurred on that date.

The Data Systems' Board of Directors has called the annual meeting of the Data Systems stockholders to vote on the merger and the merger agreement, elect directors and transact other business that may properly come before the meeting on:

  [Day],   [Date]  1999   at 2:00 p.m.
  at 34705 West Twelve Mile Road, Suite  300, Farmington Hills, Michigan  48331.

Whether or not you plan to attend the annual meeting, please complete, sign and mail the attached proxy card to Data Systems. THE DATA SYSTEMS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER AND THE MERGER AGREEMENT.

YOU ARE URGED TO READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14. THE "RISK FACTORS" SECTION DESCRIBES CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

Alydaar's common stock trades on the Nasdaq National Market under the symbol
ALYD.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE ALYDAAR COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated ____________, 1999 and is expected to be first sent to Data Systems stockholders on ______________, 1999.

                                TABLE OF CONTENTS
                                                                  PAGE


SUMMARY.............................................................3
SELECTED HISTORICAL FINANCIAL INFORMATION ..........................8
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION .....................................................10
COMPARATIVE PER SHARE DATA.........................................11
MARKET PRICE INFORMATION...........................................12
RISK FACTORS.......................................................14
WHERE YOU CAN FIND MORE INFORMATION................................20
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE....................21
DATA SYSTEMS'S ANNUAL STOCKHOLDER MEETING..........................22
THE MERGER.........................................................24
TERMS OF THE MERGER................................................32
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS........48
DESCRIPTION OF ALYDAAR.............................................54
DESCRIPTION OF DATA SYSTEMS........................................54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF DATA SYSTEMS...............59
ELECTION OF DIRECTORS..............................................67
COMPARISON OF RIGHTS OF DATA SYSTEMS WITH RIGHTS OF
  ALYDAAR STOCKHOLDERS.............................................77
EXPERTS............................................................80
LEGAL MATTERS......................................................81
HISTORICAL FINANCIAL STATEMENTS....................................F-1
ANNEX A--The Merger Agreement......................................A-1
ANNEX B--Opinion of Jefferies & Co. Inc............................B-1

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ALYDAAR THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN FIVE BUSINESS DAYS OF SUCH REQUEST, IN THE CASE OF INFORMATION RELATING TO ALYDAAR, TO ALYDAAR SOFTWARE CORPORATION, 2101 REXFORD ROAD, SUITE 250 WEST, CHARLOTTE, NORTH CAROLINA 28211 (704) 365-2324, ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE INFORMATION PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS MUST BE RECEIVED BY _____________, 1999.

                                     SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand fully the proposed merger and for a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus and the documents which we have referred to you. See "Where You Can Find More Information" on page 20. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.

THE COMPANIES (PAGE 53)

Alydaar Software Corporation d/b/a Information Architects Corporation 2101 Rexford Road, Suite 250 West
Charlotte, North Carolina  28211
Telephone: 704-365-2324

Alydaar Software Corporation d/b/a Information Architects Corporation ("Alydaar") is presently engaged in the business of providing software-reengineering services. These services include (i) the correction and validation of existing mainframe computer software systems' ability to manage the Year 2000 problem and (ii) software conversion services, such as language translations and migrations. In October 1998, Alydaar also announced a new strategic direction, establishing an Internet services business providing management consulting, design, development and deployment for enterprise information portals. Through this new strategic direction, Alydaar is beginning to assist organizations in transforming their existing information systems' architecture to support scalable and flexible architecture for internet, intranet and extranet applications.

Data Systems Network Corporation
34705 West Twelve Mile Road, Suite 300
Farmington Hills, Michigan 48331
Telephone: 248-789-8700

Data Systems Network Corporation ("Data Systems") provides computer network integration and data management services in the distributed computing marketplace. Data Systems' array of services includes designing, installing, and managing networks of personal computers, workstations and mainframes linked with communications hardware and software and peripheral equipment, selling network components, training users and administrators of networks, and providing technical, expansion and maintenance services.

THE PROPOSED MERGER (PAGE 24)

Alydaar, Data Systems and a wholly-owned subsidiary of Alydaar ("Alydaar Sub") have entered into a merger agreement which provides that Data Systems will become a wholly-owned subsidiary of Alydaar.

WHAT DATA SYSTEMS STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGE 32)

Upon the completion of the merger, each Data Systems stockholder will receive shares of Alydaar common stock based on an exchange ratio determined by a formula specified in the merger agreement. The exchange ratio will depend on the total number of shares of Data Systems common stock considered outstanding at the closing of the merger, which will vary based on the number of options and warrants to buy Data Systems common stock and the number of shares issuable in connection with the existing class action litigation against Data Systems.

The total number of shares of Alydaar common stock issued in the merger is subject to adjustment based on the average closing price per share for the ten trading days before the merger. If the average ten day closing price is between $6.00 per share and $16.00 per share, Alydaar will issue a total of 1,611,047 shares in the merger. If the average ten day closing price is below $6.00 per share, Alydaar will issue a number of shares equal to 9,666,282 divided by the average ten day closing price. If the average ten day closing price is above $16.00 per share, Alydaar will issue a number of shares equal to 25,776,752 divided by the average closing price.


Based on the market price of Alydaar common stock and other components of the exchange ratio formula on May 4, 1999, each Data Systems stockholder would receive .4224 shares of Alydaar common stock for each share of Data Systems common stock if the merger occurred on that date.

Alydaar will not issue fractional shares of its common stock in the merger. Any fractional shares will be paid in cash based on the average closing price of one share of Alydaar common stock for the five most recent trading days before the merger.

Alydaar will send you separate written instructions for exchanging your Data Systems stock certificates for Alydaar stock certificates in the merger.

RESALE OF THE ALYDAAR COMMON STOCK RECEIVED IN THE MERGER (PAGE 31)

All of Data Systems' stockholders, other than Data Systems' executive officers, directors and stockholders who own more than 10% of Data Systems' outstanding common stock, will generally be permitted to resell the Alydaar common stock they receive in the merger without restriction. Data Systems' executive officers, directors and significant stockholders will be able to resell their common stock only if they comply with certain securities laws.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 11)

Alydaar's common stock is quoted on the Nasdaq National Market. On January 29, 1999, the last trading day prior to the announcement of the proposed merger, Alydaar common stock closed at $10.6875 per share. On May 11, 1999, Alydaar common stock closed at $4.125 per share.

Listing of Alydaar common stock (page 30)

The shares of Alydaar common stock issued in connection with the merger will be listed on the Nasdaq National Market.

NO APPRAISAL RIGHTS (PAGE 30)

Under Michigan law you are not entitled to appraisal rights in connection with the merger because the Alydaar common stock is listed on the Nasdaq National Market.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES (PAGE 29)

Alydaar and Data Systems intend the exchange of Data Systems common stock for Alydaar common stock to be tax-free to Data Systems' stockholders for federal income tax purposes.

Tax matters are very complicated and the tax consequences to you from the merger will depend on your own circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences to you from the merger.

RISKS OF THE MERGER (PAGE 14)

In considering whether to approve the merger and merger agreement, you should consider all of the risks of the merger, including the risks that the potential benefits of the merger may not be realized, that the combined business may not be successful, and that the market price of Alydaar common stock will fluctuate and could decline in the future. We encourage you to read the risk factors set forth in this proxy statement/prospectus beginning on page 14.

YOUR RIGHTS AS A HOLDER OF ALYDAAR COMMON STOCK (PAGE 77)

At the time of the merger, you will become an Alydaar stockholder. There are important differences between the rights of stockholders of Data Systems and stockholders of Alydaar. Please carefully review the description of these differences beginning on page 77.

DATA SYSTEMS' REASONS FOR THE MERGER; RECOMMENDATION TO DATA SYSTEMS STOCKHOLDERS (PAGE 26)

The Data Systems Board of Directors believes that the merger is in the best interest of Data Systems and its stockholders, has unanimously approved the merger agreement and unanimously recommends that the stockholders of Data Systems vote for approval of the merger agreement and the merger, and the election of each of the director-nominees. In making the determination relating to the merger agreement, the Data Systems Board of Directors has considered the factors described later.

ALYDAAR'S REASONS FOR THE MERGER (PAGE 25)

Alydaar's Board of Directors has unanimously approved the merger. The Alydaar Board of Directors believes that Data Systems is a key component of its strategy to establish a full service Internet business providing management consulting, design, development and deployment for enterprise information portals.

STOCKHOLDERS MEETING (PAGE 22)

The Data Systems' Board of Directors has called the annual meeting of the Data Systems stockholders to vote on the merger and merger agreement, elect directors and transact other business that may properly come before the meeting. The meeting is scheduled for [Date], [Date], 1999 at 2 p.m., local time, at 3475 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331. Data Systems is soliciting proxies from its stockholders prior to the stockholders meeting.

RECORD DATE FOR VOTING (PAGE 22)

You are entitled to vote at the special meeting if you owned shares of Data Systems common stock as of the close of business on [Date], 1999, the record date. On the record date, there were 4,859,224 shares of Data Systems common stock outstanding.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER AND MERGER AGREEMENT (PAGE 22)

The vote of Data Systems' stockholders, holding at least a majority of the outstanding shares of Data Systems common stock at the annual meeting, is required to approve the merger and the merger agreement. Directors and executive officers of Data Systems beneficially owning 17.1% of the outstanding shares of Data Systems common stock as of the record date have indicated their intent to vote for approval of the merger and merger agreement and certain of these officers and directors are contractually bound to do so. Alydaar stockholders are not required to vote on the merger or the merger agreement.

REVOCABILITY OF PROXIES (PAGE 23)

You may revoke your proxy at any time prior to the Data Systems stockholders meeting by executing a new proxy prior to the stockholders meeting or by attending the meeting in person and voting. Merely attending the meeting will not revoke your proxy.

INTERESTS OF DATA SYSTEMS OFFICERS AND DIRECTORS IN THE MERGER (PAGE 31)

In considering the Data Systems Board of Directors' unanimous recommendation that you approve the merger and the merger agreement, you should note that Data Systems' officers and directors have interests in the merger that are different from, or in addition to, your interests. Specifically, as a result of or in connection with the merger, the Data Systems directors will receive continuing indemnification against certain liabilities.

COMPLETION OF MERGER (PAGE 31)

Alydaar and Data Systems expect to complete the merger as soon as practicable after the Data Systems stockholders approve the merger and the other conditions to the merger have been met.

CONDITIONS TO THE MERGER (PAGE 31)

The merger will not be completed unless the closing conditions contained in the merger agreement are met. Alydaar and Data Systems may each waive certain of the closing conditions of the other. Please review a description of the closing conditions on page __.

NO SOLICITATION (PAGE 35)

Data Systems has agreed, subject to some exceptions contained in the merger agreement, not to initiate or engage in discussions regarding a business combination with any party other than Alydaar until the earlier of July 31, 1999 or the termination of the merger agreement pursuant to its terms.

TERMINATION OF THE MERGER AGREEMENT (PAGE 43)

Alydaar and Data Systems may together agree to terminate the merger agreement without completing the merger. This is the case whether or not the Data Systems stockholders have approved the merger and the merger agreement. In addition, either company may terminate the merger agreement if the merger is not completed before July 31, 1999 or if specified events occur before that date. The merger agreement will automatically terminate if the merger is not completed by September 30, 1999.

ACCOUNTING TREATMENT (PAGE 30)

Alydaar and Data Systems intend the merger to be accounted for as a pooling of interests.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 21)

Each of Alydaar and Data Systems has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "continue," "intends" or similar words or expressions are intended to identify forward- looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should read the "Risk Factors" section beginning on page 14.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have questions about the merger you should contact:

At Alydaar:                              At Data Systems:
Mr. Thomas Dudchik                       Mr. John O. Lychos, Jr.
2101 Rexford Road, Suite 250W            34750 West Twelve Mile Road, Suite 300
Charlotte, NC  28211                     Farmington Hills, Michigan  48331
(860) 873-3417                           (248) 489-8700 ext. 417

                          SELECTED HISTORICAL FINANCIAL
                                   INFORMATION


SELECTED HISTORICAL FINANCIAL INFORMATION OF ALYDAAR

The summary financial information of Alydaar set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information of Alydaar incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."


                                                                           (in thousands, except per share data)
                                                                                 Years Ended December 31,
                                                              ---------------------------------------------------------------
                                                                  1998         1997          1996          1995          1994
                                                              --------     --------      --------      --------      --------
OPERATING RESULTS:
      Revenues                                                $ 27,790     $ 10,736      $     38      $    229      $    160
      Income (loss) from continuing operations                   1,398       (7,797)       (5,133)         (580)         (304)
      Income (loss) from continuing operations per common
           share                                                  0.08        (0.51)        (0.41)        (0.05)        (0.03)
      Cash dividends per share                                    --           --            --            --            --
      Weighted average shares outstanding                       17,466       15,387        12,394        10,894        10,233


                                                                 (in thousands)
                                                                  December 31,
                                            ---------------------------------------------------------
                                               1998        1997        1996         1995         1994
                                            -------     -------     -------      -------      -------
BALANCE SHEET DATA:
      Working capital (deficiency)          $ 7,250     $ 6,466     $(1,727)     $  (183)     $    60
      Total assets                           23,471      18,866       2,869          133          160
      Long-term debt                            121         101        --           --           --
      Stockholders' equity (deficiency)      18,088      15,920          27         (120)        (107)

SELECTED HISTORICAL FINANCIAL INFORMATION OF DATA SYSTEMS

The summary financial information of Data Systems set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information of Data Systems included in this proxy statement/prospectus. See "Index to Historical Financial Statements."


                                                                           (in thousands, except per share data)
                                                                                  Years Ended December 31,
                                                              ---------------------------------------------------------------
                                                                           (Restated)    (Restated)    (Unaudited)
                                                                  1998       1997 (1)      1996 (1)        1995         1994
                                                                  ----       --------      --------        ----         ----
OPERATING RESULTS:
      Revenues                                                $ 85,323     $ 85,997      $ 32,577      $ 30,506     $ 22,870
      Income (loss) from continuing operations                  (3,699)      (4,417)       (3,360)         (613)        (291)
      Income (loss) from continuing operations per common
           share                                                 (0.76)       (1.02)        (1.23)        (0.24)       (0.22)
      Cash dividends per share                                    --           --            --            --           --
      Weighted average shares outstanding                        4,859        4,324         2,719         2,560        1,328


                                                                                  (in thousands)
                                                                                   December 31,
                                                   ---------------------------------------------------------------------
                                                                   (Restated)       (Restated)   (Unaudited)
                                                     1998            1997 (1)        1996 (1)        1995         1994
                                                   --------         --------         --------      --------     --------
BALANCE SHEET DATA:
      Working capital (deficiency)                 $ (5,156)        $ (2,371)        $ (6,073)     $  2,040     $  3,043
      Total assets                                   22,466           45,082           20,565        11,938       11,175
      Liabilities from discontinued operations         --              2,021            1,945          --           --
      Long-term debt                                   --               --                 75           100          234
      Stockholders' equity                            1,571            6,244            2,396         3,477        4,581


(1) Restated to reflect Unified Network Services Inc. as a discontinued operation.

                          SELECTED UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION


The following table presents summary unaudited pro forma selected operations data for the years ended December 31, 1998 and 1997. The income statement data has been prepared as if the merger had occurred January 1, 1997 assuming the merger had been consummated and accounted for using the pooling of interests method of accounting. The balance sheet data has been prepared assuming the merger had been consummated on December 31, 1998.

The following summary unaudited pro forma condensed combined financial data are provided for comparative purposes only and should be read in conjunction with the unaudited pro forma condensed financial statements and the notes thereto and the separate audited consolidated financial statements and related notes thereto of Alydaar and Data Systems. See "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS." The following summary unaudited pro forma condensed combined financial data does not purport to be indicative of the results which actually would have occurred if the merger had been consummated on the dates indicated or which may be obtained in the future.


                                                             (in thousands, except per share data)
                                                                     Years Ended December 31,
                                                                  1998                    1997
                                                                  ----                    ----
OPERATING RESULTS:
    Revenues                                                $   113,114               $   96,733
    Loss from continuing operations                              (2,301)                 (12,214)
    Loss from continuing operations per common share              (0.12)                   (0.72)
    Cash dividends per share                                          -                        -
    Weighted average shares outstanding                          19,058                   16,998


                                         (in thousands)
                                          December 31,
                                              1998
                                              ----
BALANCE SHEET DATA:
    Working capital                         $  1,244
    Total assets                              45,938
    Long-term debt                               121
    Stockholders' equity                      18,809

                           COMPARATIVE PER SHARE DATA


The following table presents historical and equivalent unaudited pro forma per share data of Alydaar and Data Systems after giving effect to the merger using the pooling of interests method of accounting, assuming the merger had been effective during all periods presented. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and the notes thereto of Alydaar and Data Systems and the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus.

                                                        Pro Forma             Alydaar                     Data Systems
                                                        Combined     Historical     Pro Forma      Historical       Pro Forma
                                                        --------     ----------     ---------      ----------       ---------
                                                           (1)                                                         (1)
BOOK VALUE PER SHARE AS OF DECEMBER 31,
                1998                                   $    1.03     $   1.03        $   -         $  0.32           $  0.97
                1997                                        1.14         0.89            -            1.29              3.88
                1996                                        0.16         0.00            -            0.74              1.49
                1995                                        0.26        (0.01)           -            1.28              2.16
                1994                                        0.37         0.01            -            1.69              2.84

DIVIDENDS PER SHARE FOR THE YEAR ENDED
DECEMBER 31,
                1998                                   $     -       $    -          $   -         $   -             $   -
                1997                                         -            -              -             -                 -
                1996                                         -            -              -             -                 -
                1995                                         -            -              -             -                 -
                1994                                         -            -              -             -                 -

BASIC INCOME (LOSS) PER COMMON AND
     COMMON EQUIVALENT SHARE FROM
     CONTINUING OPERATIONS FOR THE YEAR
     ENDED DECEMBER 31,
                1998                                   $  (0.12)     $   0.08        $   -         $ (0.76            $(2.30)
                1997                                      (0.72)        (0.51)           -           (1.02)            (2.74)
                1996                                      (0.61)        (0.41)           -           (1.23)            (2.09)
                1995                                      (0.10)        (0.05)           -           (0.24)            (0.38)
                1994                                      (0.05)        (0.03)           -           (0.22)            (0.18)


(1) Gives effect to the issuance of 1,611,047 shares of Alydaar common stock in exchange for the outstanding shares of Data Systems

                            MARKET PRICE INFORMATION

Alydaar's common stock is traded on the Nasdaq National Market under the symbol "ALYD". The following table sets forth, for the periods indicated, the high and low closing prices for Alydaar common stock as reported by the Nasdaq National
Market:

                                                    HIGH               LOW
                                                    ----               ---
1997 CALENDAR YEAR
First Quarter. . . . . . . . . . . . . . . . .   $ 12.187            $ 9.25
Second Quarter . . . . . . . . . . . . . . . .   $ 22.125            $ 8.00
Third Quarter. . . . . . . . . . . . . . . . .   $ 32.125            $19.00
Fourth Quarter . . . . . . . . . . . . . . . .   $ 22.50             $11.437

1998 CALENDAR YEAR
First Quarter. . . . . . . . . . . . . . . . .   $ 19.25             $14.25
Second Quarter . . . . . . . . . . . . . . . .   $ 17.9375           $11.75
Third Quarter. . . . . . . . . . . . . . . . .   $ 17.00             $ 6.4375
Fourth Quarter . . . . . . . . . . . . . . . .   $  9.25             $ 5.625

1999 CALENDAR YEAR
First Quarter. . . . . . . . . . . . . . . . .   $ 14.00             $ 4.50
Second Quarter (through May 11, 1999). . . .     $  5.81             $ 3.31

As of December 31, 1998 Data Systems' Common Stock was traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "DSYS." During the year, Data Systems was also listed on the Nasdaq SmallCap Market (symbol "DSYS") and on the Pacific Stock Exchange ("PSE") under the symbol "DSY." Due to late SEC filings and other related issues experienced during the first two quarters of 1998, Data Systems was de-listed from Nasdaq and the PSE. The high and low sales prices for the Common Stock on the Nasdaq SmallCap Market and the OTC BB during the period from January 1, 1997, through the first quarter of 1999 are set forth in the following table.

                                                   HIGH               LOW
                                                   ----               ---
1997 CALENDAR YEAR
First Quarter. . . . . . . . . . . . . . . . .   $10.25             $7.00
Second Quarter . . . . . . . . . . . . . . . .   $14.00             $6.88
Third Quarter. . . . . . . . . . . . . . . . .   $16.88             $9.38
Fourth Quarter . . . . . . . . . . . . . . . .   $15.25             $8.75

1998 CALENDAR YEAR
First Quarter. . . . . . . . . . . . . . . . .   $14.75             $5.50
Second Quarter . . . . . . . . . . . . . . . .   $ 7.25             $0.50
Third Quarter. . . . . . . . . . . . . . . . .   $ 3.88             $0.25
Fourth Quarter . . . . . . . . . . . . . . . .   $ 2.41             $0.75

1999 CALENDAR YEAR
First Quarter. . . . . . . . . . . . . . . . .   $ 3.125            $1.03
Second Quarter (through May 11, 1999). . . .     $ 1.0625           $0.875

As of May 11, 1999, Alydaar estimates that there were approximately 9,000 beneficial holders of Alydaar common stock. As of April 22, 1999, there were 289 holders of record of Data Systems common stock and a substantially greater number of beneficial holders.

Alydaar has not paid any cash dividends since its inception. By reason of its present financial status and contemplated future financial requirements, Alydaar does not anticipate paying any cash dividends in the foreseeable future. Data Systems has never declared or paid any dividends on its capital stock. Data Systems does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of Data Systems' Board of Directors and will depend upon, among other things, Data Systems' future earnings, operations, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as Data Systems Board of Directors may deem relevant. Data Systems' primary lender, Foothill Capital Corporation, must also approve any dividend distribution.

The table below sets forth the high and low sales prices per share of Alydaar common stock on the Nasdaq National Market on January 29, 1999, the last full trading date prior to the public announcement of the signing of the merger agreement, and on May 4, 1999. Also set forth is the implied equivalent value of one share of Data Systems common stock on each such date assuming an exchange ratio of .4224 share of Alydaar common stock for each share of Data Systems common stock.

                                      Alydaar common stock                   Approximate Data Systems
                                                                                     Equivalent
                                     HIGH               LOW                  HIGH                  LOW
                                     ----               ---                  ----                  ---
January 29, 1999                   $10.6875            $9.50                $4.5144               $4.0128
May 4, 1999                        $4.4375             $4.00                $1.875                $1.6896

However, the table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger and the merger agreement. Stockholders are urged to obtain current market quotations for Alydaar common stock, and to review carefully the other information contained in this proxy statement/prospectus, prior to considering whether to approve the merger and the merger agreement.

                                  RISK FACTORS

You should carefully consider the risks described below before making your decision on the merger and the merger agreement. The risks and uncertainties described below are not the only ones facing Alydaar and Data Systems. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations.

If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that occurs, the trading price of Alydaar common stock could decline, and you may lose part or all of your investment.

RISKS RELATED TO THE  MERGER

If The Conditions To The Merger Are Not Met, The Merger Will Not Occur. Several conditions must be satisfied or waived to complete the merger. The conditions are described under "Terms of the Merger--Conditions to the Merger" and in detail in the merger agreement. Alydaar and Data Systems cannot assure you that each of the conditions, including Data Systems' stockholder approval, will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Alydaar and Data Systems each may lose some or all of the intended benefits of the merger.

RISKS RELATED TO ALYDAAR

Alydaar Is Dependent On New Strategies To Replace Revenues From Its Year 2000 Business. Until the completion of Alydaar's announced acquisitions, Alydaar will derive substantially all of its revenues from its Year 2000 business. Alydaar anticipates that the Year 2000 business will begin to decline, perhaps dramatically, after December 31, 1999. In order for Alydaar to sustain growth and viability after December 31, 1999, Alydaar has entered into agreements to acquire Data Systems, Tumble Interactive Media and the Metaphoria software. The successful implementation of the acquisitions of Data Systems, Tumble, Metaphoria software and other possible acquisitions are dependent on a number of factors, including Alydaar's ability to assimilate the operations, personnel, and technology of the acquired companies and technologies, and Alydaar's ability to provide sufficient capital either from internally generated revenues or external sources to properly fund the integration and future growth of the combined entities. Alydaar may not be successful in the integration of these entities. Also, if Alydaar does not complete any of these acquisitions, Alydaar will need to seek other acquisitions or business combinations to replace the revenues generated by Alydaar's Year 2000 business. If Alydaar is unable to complete the announced acquisitions or find other sources of revenues, it could have a materially adverse affect on Alydaar's stock trading price, prospects and financial condition.

Alydaar's Future Results Will Depend On Its Ability To Manage Change. Alydaar has experienced substantial growth and expansion in its business and operations since inception. Alydaar expects to continue to experience periods of rapid change as the new strategic plans and acquisitions are implemented. Continued expansion places significant demands on Alydaar's administrative, operational, financial, and other resources. The failure of Alydaar's management team to successfully manage the changing business could have a material adverse impact on Alydaar's business, results of operations and financial condition.

Alydaar's Quarterly Results Are Subject To Significant Fluctuations. Alydaar has experienced significant quarterly fluctuations in revenues and operating results, including the fourth quarter of 1998, and expect these fluctuations to continue in the future. These fluctuations may occur and have occurred due to a number of factors including:

     -    the length of customers' evaluation process for Alydaar's services;
     - sales pipeline disruption caused by a major restructuring of the sales and marketing departments during the third and early fourth quarters of 1998;
     - changes in the mix of Y2K services from higher price remediation services to lower price validation services;
     -    the timing and cost of new product and service introductions;
     -    the timing of any acquisitions and associated costs; and
     -    general economic conditions.

Furthermore, these fluctuations could materially and adversely affect the price of Alydaar's common stock in future quarters if Alydaar's revenues or operating results are below expectations.

Alydaar's Recent And Planned Acquisitions And Financing Are Dilutive To Existing Stockholders. Alydaar will issue common stock to complete each of its recent and planned acquisitions and in connection with the debentures issued in March 1999. These issuances of common stock could result in dilution of a stockholder's percentage ownership interest in Alydaar and could adversely affect the market price of Alydaar's common stock.

Alydaar's debentures are convertible into shares of its common stock based on the trading prices of the common stock in the future. For example, the conversion price of the debentures on May 11, 1999 would have been $4.1340 and if the debenture holder were to have converted all of its debentures on that date, 736,575 shares of Alydaar common stock would have been issued to the debenture holder, which would represent 4.2% of Alydaar's outstanding common stock. The conversion price of the debentures is adjusted monthly based on the trading price of Alydaar's common stock. If the trading price of the common stock is low when the conversion price of the debentures is determined, Alydaar would be required to issue a higher number of shares of common stock, which could cause substantial dilution to Alydaar stockholders. In addition, if the debenture holders convert their debentures and sell the common stock, this could result in an imbalance of supply and demand for Alydaar common stock and reduce its price. The further Alydaar's stock price declines, the further the monthly adjustment of the conversion price will fall and the greater the number of shares Alydaar will have to issue upon conversion. Alydaar could be required to issue up to 19.9% of its outstanding common stock on March 5, 1999 (3,504,406 shares based on 17,610,085 shares outstanding) on conversion of its outstanding debentures and exercise of the related warrants without stockholder approval. Alydaar has agreed to seek stockholder approval to issue more than 19.9% of its outstanding common stock, if requested by the debenture holder.

These transactions and any future acquisitions or financing requiring additional issuances of Alydaar's common stock could be dilutive.

Alydaar's Debenture Financing Limits Alydaar's Ability To Enter Future Transactions And The Debenture Holders Can Require Alydaar To Redeem The Debentures At A Premium If Certain

Events Happen. In March 1999, Alydaar raised $3 million by issuing debentures, which are convertible into shares of its common stock. The debentures and related agreements contain significant covenants. These covenants may limit Alydaar's ability to enter into future transactions, including financing transactions and transactions involving a change in control or acquisition of Alydaar. The debenture holders can require Alydaar to redeem the debentures at a premium if certain events happen, including:

     - If Alydaar breaches the representations, warranties and covenants contained in the debentures and related agreements;
     - If the SEC does not declare the registration statement covering the common stock issuable upon conversion of the debentures effective by the 120th day after the registration statement is filed; or
     -    If Alydaar is acquired by a third party.

The redemption price will be 125% of the outstanding principal amount if certain events within Alydaar's control occur and also after certain change of control transactions.

The redemption price will be 110% if certain events not within Alydaar's control occur and following certain other change of control transactions. If the debentures become redeemable, Alydaar may not be able to pay the redemption price. Even if Alydaar is able to redeem the Debentures, the redemption payments could be substantial and this could have a material adverse effect on Alydaar's business and financial condition.

Alydaar May Need To Raise Additional Capital. If Alydaar decides to expand more rapidly than currently anticipated or Alydaar does not materially meet its revenue projections, Alydaar may need to raise additional capital. Any additional equity financing will be dilutive to Alydaar's stockholders, and debt financing will involve restrictive covenants, which may limit Alydaar's operating flexibility. If financing is not available on acceptable terms, Alydaar may be unable to develop or enhance Alydaar's products, take advantage of future opportunities, or respond to competitive pressures, or unanticipated requirements. The occurrence of any of these factors could have a material adverse effect on Alydaar's business, financial condition, and operating results.

If Alydaar Is Unable To Adequately Protect Its Intellectual Property Rights Or If Its Intellectual Property Rights Are Challenged, Alydaar's Business Could Suffer. Alydaar's success depends significantly upon proprietary technology. Alydaar currently protects its proprietary rights through a combination of patent, copyright, trademark, trade secret law, confidentiality agreements and contractual provisions. Certain provisions of Alydaar's client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. Alydaar is also required to negotiate limits on these provisions from time to time. Alydaar may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce Alydaar's intellectual property rights. In recent years, litigation involving patents and other intellectual property rights has increased. Certain patents may cover solutions to the Y2K Problem. Alydaar believes that it is either not using these patented solutions or has utilized such solutions prior to the patent filing date. Regardless, Alydaar may be a party to litigation in the future to protect its intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force Alydaar to do one or more of the following:

     - Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
     - Obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms;
     -    Redesign Alydaar's affected products or services.

The occurrence of any of these factors could materially and adversely impact Alydaar's operations and results.

Alydaar Faces Potential Liability To Clients From Alydaar's Year 2000 Business. There is increasing litigation arising out of failures or potential failures in computer systems arising out of the Y2K Problem. To date, Alydaar is not a party to any litigation arising out of a Y2K failure. Alydaar has attempted to limit Alydaar's liability for Y2K claims through provisions in Alydaar's contracts with customers, limiting Alydaar's damages, generally providing no warranties on Alydaar's services through the Year 2000, and disclaiming all other warranties. These contractual protections may not be enforceable in all instances, and may not otherwise protect Alydaar from the substantial costs involved in defending a Y2K claim. Alydaar currently self-insures against the possibility of these costs. In the event Alydaar becomes a party to any such litigation, the cost of defending such litigation or adverse outcome could materially adversely affect Alydaar's business, results of operations and financial condition.

Alydaar May Not Be Able To Respond To Rapid Technological Change. Rapid technological change characterizes the markets for Internet professional services and Y2Kservices. Alydaar's future success will depend significantly on its ability to improve existing services and products, offer new services, enhance recently acquired products and develop, acquire and market new products and services. Alydaar's failure to adequately and timely respond to changing technology could result in material adverse effects to Alydaar's business and operations.

Alydaar's Stock Price Has Been Volatile And Alydaar Has Not Paid, And Does Not Plan To Pay, Cash Dividends. Since Alydaar's inception it has not paid, and do not intend to pay, any cash dividends on its common stock in the foreseeable future. Historically, Alydaar's common stock price and trading volume has fluctuated widely. Alydaar expects this fluctuation to continue in the future for a number of reasons, including the following:

     - Alydaar's success or failure in meeting market expectations of Alydaar's quarterly or annual revenues, net income or earnings per share;
     - Alydaar's or competitor's announcements regarding new services and products or technological innovations;
     - Stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results;
     -    Changing market conditions in the industry; and
     -    Announcements of unusual events such as acquisitions.

Fluctuations in the market price of Alydaar's stock may, in turn, adversely affect Alydaar's ability to complete any planned acquisitions, its access to capital and financing and its ability to attract and retain qualified personnel, all of which could have a material adverse effect on Alydaar's business.

Alydaar May Be Adversely Affected If It Loses Key Personnel. Alydaar's success depends largely on the skills, experience and performance of some key members of Alydaar's senior management and technical personnel. The loss of one or more of these key personnel could have a materially adverse effect on the business.

Alydaar's Results May Be Adversely Affected By Its International Operations. Alydaar's international sales, primarily in France, England and the rest of Europe attributed approximately 18% of Alydaar's total consolidated revenues for the year ended December 31, 1998. Alydaar anticipates that international business will account for a significant portion of Alydaar's revenues in 1999. The risks inherent in international markets, include:

     -    unexpected changes in regulatory requirements;
     -    difficulties in staffing and managing foreign operations;
     -    political instability;
     -    potentially adverse tax consequences;
     - potentially adverse differences in business customs, practices and norms;
     -    differences in accounting practices;
     -    longer payment cycles;
     -    problems in collecting accounts receivable;
     -    fluctuations in currency exchange rates; and
     - seasonal reductions in business activity during the summer months in Europe.

Any of these could adversely impact the success of Alydaar's international operations. The factors described above may have an adverse effect on Alydaar's future international revenues and, consequently, on Alydaar's business, results of operations and financial condition.

Mr. Gruder Exercises Significant Control Over Alydaar. Mr. Gruder, Alydaar's Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 40% of Alydaar's outstanding common stock. Although Mr. Gruder's ownership will be diluted as a result of planned acquisitions and financing, Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct Alydaar's affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of Alydaar's securities.

Alydaar Faces Intense Competition For Year 2000 Services. Alydaar's Y2K services have intense competition from two different sources: Remediation performed in-house and Remediation and Validation software and services offered by direct competitors. Many of Alydaar's competitors are better established, have existing relationships with customers and have far greater resources than Alydaar. As a result of this competition, Alydaar's revenues for Y2K services could decrease which would have a materially adverse effect on Alydaar's business, financial conditions, results of operations and prospects.

Alydaar May Be Adversely Affected If It Is Not Able To Attract And Retain Qualified Professionals. The future success of Alydaar's new strategic direction will depend on Alydaar's ability to attract, train, motivate and retain personnel who provide the Internet strategy, technology, marketing, and creative skills required by clients. Alydaar believes that there is a shortage of, and significant competition for, professionals with the advanced technological skills necessary to perform the services offered by Alydaar's new Internet services. Alydaar also intends to transfer current employees from Alydaar's Y2K business to

Alydaar's new Internet business. The transition will require training in new technology and new skills sets applicable to Internet technology. Once trained, such individuals will be in higher demand because of their new skill set. Additionally, not all of Alydaar's current personnel will be able to acquire the skills necessary to transition to its new business. Alydaar cannot be certain that it will be successful in attracting, assimilating, transitioning or retaining qualified technological personnel in the future. Alydaar's failure to do so could have a materially adverse affect on its ability to deliver and enhance services.

Alydaar May Not Be Able To Develop Successful Products. Alydaar recently acquired and plans to develop new software products designed to facilitate communication and commerce over the Internet. This software is in a development stage and will require significant expenditures of resources to complete the development effort. These products will involve a new approach to the conduct of online business and as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of Alydaar's products. Alydaar cannot be certain that it will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. Any delays in developing and releasing enhanced or new products could have a materially adverse effect on Alydaar's business, operating results and financial condition.

Alydaar Will Face Intense Competition In The Internet Market. The market for Internet professional services and products is relatively new, intensely competitive and subject to rapid technological change. There is competition on two distinct levels: (i) from in-house development efforts by potential customers and (ii) third party competitors. Alydaar's third party competitors include service vendors, advertising and media agencies, large information technology consulting service providers, telecommunications companies, Internet and online service providers and software vendors. Many of Alydaar's current and potential competitors have longer operating histories, established name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products or services. Also, businesses may not elect to outsource the design, development and maintenance of their Websites or utilize Internet professional services firms. All of these factors could have a material adverse effect on Alydaar's business, financial condition, results of operations and prospects.

Future Regulations Could Be Enacted That Either Directly Restrict Alydaar's Business Or Indirectly Impact Alydaar's Business By Limiting The Growth Of Internet Commerce. Alydaar is not aware of any legislation or regulatory requirements currently in effect in the United States that regulate Internet commerce. Certain other countries and political entities, such as the European Economic Community, have adopted legislation and regulatory requirements that regulate Internet commerce. As Internet commerce evolves, Alydaar expects that federal, state, local or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services, freedom of expression, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. If enacted, such laws, rules or regulations could restrict the market or increase the costs for Alydaar's products and services, which could materially adversely affect Alydaar's business, financial condition and operating results.

                       WHERE YOU CAN FIND MORE INFORMATION

         Alydaar and Data Systems file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that Alydaar or Data Systems files at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. The public filings of Alydaar and Data Systems are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Alydaar may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information concerning Data Systems may also be inspected at the offices of the NASDAQ SmallCap Market at 9801 Washingtonian Boulevard, 5th Floor, Gaithersburg, Maryland 20878.

         Alydaar has filed a registration statement on Form S-4 to register with the SEC the Alydaar common stock to be issued to Data Systems' stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Alydaar in addition to being a proxy statement of Data Systems for the annual meeting. As allowed by the rules of the SEC, this proxy statement/prospectus does not contain all of the information that can be found in the registration statement or the exhibits to the registration statement.

         The SEC allows Alydaar to "incorporate by reference" information into this proxy statement/prospectus, which means that Alydaar can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference becomes part of the proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Alydaar has previously filed with the SEC. These documents contain important information about Alydaar and its financial condition.

               1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

               2. The description of the capital stock of Alydaar set forth in its Form 10 filed with the SEC on March 31, 1997; and

               3.   Current Report on Form 8-K filed April 8, 1999.

         This proxy statement/prospectus also incorporates by reference additional documents that Alydaar may file with the SEC after the date of this proxy statement/prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         Documents incorporated by reference may be obtained as described above and are also available from Alydaar without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Alydaar at the following address and telephone number: Alydaar Software Corporation, 2101 Rexford Road, Suite 250W, Charlotte, North Carolina 28211, telephone: (704) 365-2324.


                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

The statements made in this proxy statement/prospectus that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the impact of competitive products and services, the ability of customers to package code in a timely manner, Alydaar's ability to manage growth and acquisitions of technology or people, diversification of our business, the effect of economic and business conditions, including risks inherent in international operations, the ability to attract and retain technical personnel and other risks discussed under "Risk Factors" and detailed from time to time in our SEC reports. Neither Alydaar nor Data Systems undertakes any obligation to update any forward-looking statements.

                    DATA SYSTEMS' ANNUAL STOCKHOLDER MEETING

GENERAL

         This proxy statement/prospectus is furnished to stockholders of Data Systems in connection with the solicitation of proxies by the Data Systems' Board of Directors for use at the Data Systems Annual Meeting to be held at 2:00 p.m. local time, on ______, 1999 at its corporate headquarters located at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331., for the purpose of considering and voting upon (a) the approval of the merger agreement and the merger; (b) the election of directors; and (c) the transaction of such other business as may properly come before the Data Systems Annual Meeting or any adjournments thereof.

DATA SYSTEMS RECORD DATE; VOTING QUORUM

          The Data Systems Board of Directors has fixed the close of business on ________, 1999 for determination of holders of Data Systems common stock entitled to notice of, and to vote at, the Data Systems Annual Meeting. On the record date, 4,859,224 shares of Data Systems common stock were issued and outstanding and entitled to vote. Each share of Data Systems Common Stock is entitled to one vote on all matters that properly come before the Data Systems Annual Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Data Systems common stock entitled to vote constitutes a quorum at the Data Systems Annual Meeting.

         On ________, 1999, 830,625 of the outstanding shares of Data Systems common stock (17.1% of the Data Systems Common Stock outstanding) were beneficially owned by the directors and executive officers of Data Systems. All such persons have indicated to Data Systems that they intend to vote all shares of Data Systems Common Stock over which they have voting power in favor of the merger agreement and the merger, and the election of each of the director-nominees, and certain of such persons are contractually bound to do so. See "Terms of the Merger - Voting Agreement."

DATA SYSTEMS PROXIES; VOTE REQUIRED

         You are requested to complete, sign, date and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that your shares are voted. Shares of Data Systems common stock represented by proxies received by Data Systems prior to or at the Data Systems Annual Meeting will be voted in accordance with the instructions contained thereon. SHARES OF DATA SYSTEMS COMMON STOCK REPRESENTED BY PROXIES FOR WHICH NO INSTRUCTION IS GIVEN WILL BE VOTED FOR THE MERGER AGREEMENT AND THE MERGER, AND FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES.

         The affirmative vote of at least a majority of the outstanding shares of Data Systems common stock is required to approve the merger agreement and merger. The election of directors requires a plurality of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included.

Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Data Systems Annual Meeting and broker non-votes are not counted. Abstentions and broker non-votes will have the effect of a vote against approval of the merger agreement.

         A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares or by written notice to the Secretary of Data Systems at any time prior to the vote at the Data Systems Annual Meeting. Mere attendance at the Data Systems Annual Meeting will not in itself revoke a proxy.

         The Data Systems Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement/prospectus. If other matters are properly brought before the Data Systems Annual Meeting, it is the intention of the persons named in the proxies to vote the shares to which such proxies relate in accordance with their best judgment.

         Data Systems will bear the cost of the solicitation of proxies from its stockholders. However, Alydaar and Data Systems will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of the proxy statement/prospectus and the related registration statement and any amendments or supplements thereto. In addition to solicitation by mail, directors, officers and employees of Data Systems, who will receive no compensation other than their regular salaries or fees, may solicit proxies by telephone, telegram or otherwise. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Data Systems common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

Data Systems" Board of Directors believes that the merger is in the best interests of Data Systems and its stockholders, has approved the merger agreement, and unanimously recommends that the stockholders of Data Systems vote for approval of the merger agreement and the merger, and for the election of each of the director-nominees.

                                   THE MERGER

Other than statements of historical fact, the statements made in this section, including statements as to the benefits expected to result from the merger, and future financial performance, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

In March 1998, Data Systems' Board of Directors determined that it was appropriate to seek avenues of enhancing stockholder value. Data Systems had grown rapidly since the last half of 1996, but had suffered significant operating losses and was uncertain that it could obtain sufficient financing to continue its growth. This, coupled with a restatement of 1997's financial statements due to accounting errors, caused the Data Systems' Board to review all its strategic options, including the sale or merger of Data Systems.

Data Systems' Chief Executive Officer, Michael W. Grieves, and Walter Aspatore, a Board member, met with representatives of Jefferies & Company, Inc. ("Jefferies"), an investment banking firm, on March 27, 1998. Jefferies' representatives reviewed Data Systems' options and suggested that Data Systems entertain offers for either a merger or acquisition. On April 23, 1998, Data Systems signed an engagement letter with Jefferies and announced this engagement.

Beginning in the second quarter of 1998, Alydaar began exploring several strategic initiatives with the goal of acquiring a company which would provide a substantial revenue base after the end of 1999 since revenues from Alydaar's Year 2000 business were expected to diminish substantially. In furtherance of this strategic initiative, in April 1998, Alydaar engaged First Albany Corporation ("First Albany") as investment bankers to assist in the search for possible acquisition candidates. Mr. Gruder had followed Data Systems for several years. Given the events of early 1998, Mr. Gruder believed that Data Systems may be interested in discussing a strategic business combination.

In May 1998, a representative of First Albany contacted Mr. Grieves to inquire about the possibility of a strategic combination between Data Systems and Alydaar. A representative of Jefferies returned the call and a meeting between Mr. Gruder and Mr. Grieves was arranged on July 8, 1998. At this meeting, they discussed their respective company's strategic plans and the strategic and operational fit of the two companies. They also had preliminary discussions concerning the price and terms of a possible transaction between the two parties.

In August 1998, Jefferies distributed a descriptive memorandum to potential parties to a merger or acquisition transaction with Data Systems, including Alydaar. On September 9, 1998, Mr. Gruder and Mr. Frank G. Milligan, President of Alydaar, met with Mr. Grieves at Data Systems' offices in Farmington Hills, Michigan to review Data Systems' business in detail, as outlined in the materials distributed by Jefferies. As a result of this meeting, Alydaar sent a draft letter of intent to Data Systems on September 10, 1998 outlining the basic business points to be included in an agreement between the parties, including a requirement that Data Systems cease discussion with other parties concerning potential merger or acquisition transactions.

On October 4, 1998, Mr. Grieves met with representatives of Alydaar at its Charlotte headquarters and discussed Alydaar's strategic plan for the combined businesses. Data Systems continued to have discussions with Alydaar representatives, along with other interested parties throughout the fall.

During the fall of 1998, Alydaar, Data Systems and their respective representatives discussed the terms of a possible transaction between the parties and each continued its respective due diligence. On November 5, 1998 Alydaar proposed a valuation that was in excess of Data Systems then current market value and Mr. Grieves agreed to present this proposal to the Data Systems Board. On November 16, 1998, the Data Systems' Board discussed the Alydaar proposal and determined that it was superior to other tentative proposals under consideration, due to its superior valuation, its potential for increasing in value as Alydaar's stock price increased, and its definitiveness. On December 2, 1998, the parties executed a letter of intent.

During December 1998, the parties and their respective advisors continued their due diligence review and began negotiation of the terms of a definitive merger agreement. Negotiations of the terms of a definitive merger agreement continued in January 1999. On January 27, 1999, representatives of Data Systems, Alydaar, their respective legal representatives, and a representative of Jefferies met in Detroit to negotiate final aspects of the merger agreement.

Data Systems' Board, along with Jefferies' and Data Systems' representatives telephonically met in a special meeting on January 30, 1999 to consider the approval of the merger agreement. Mr. Grieves presented the transaction, and Jefferies presented its analysis of the fairness of the exchange ratio reflected in the transaction. After discussion and analysis, the Data Systems' Board unanimously approved the merger agreement.

Data Systems and Alydaar subsequently executed the merger agreement on January 31, 1999. On February 1, 1999, Data Systems and Alydaar issued press releases announcing the merger agreement.

ALYDAAR REASONS FOR THE MERGER

The Alydaar Board of Directors has approved the merger and has identified several potential benefits of the merger that it believes will contribute to the success of the combined entity following the merger. The Alydaar Board believes that Data Systems is a key component of its strategy to provide a full service offering for Internet services, including management consulting, design, development and deployment for enterprise information portals. In the process of approving the merger, the Alydaar Board of Directors considered a number of factors, including:

     -    The proposed terms of the merger,

     - The capability of the combined entity to continue to produce strong revenues as Alydaar's current revenues from its Year 2000 business declines,

     -    The business and financial prospects of the combined company,

     - Information concerning Data Systems' business, historical performance and operations, and competitive position,

     -    Alydaar's ability to account for the merger as a pooling of interests,

     - The cross-selling opportunities between Data Systems and its customers and Alydaar and its customers, o The compatibility of the businesses and operations of Data Systems with the new strategic direction of Alydaar.

RECOMMENDATION OF DATA SYSTEMS BOARD OF DIRECTORS AND REASONS FOR THE MERGER

Data Systems' Board of Directors has unanimously approved the merger agreement and the merger and authorized the execution and delivery of the merger agreement and believes that the merger is in the best interests of Data Systems and its stockholders. Accordingly, the Board of Directors of Data Systems unanimously recommends that the Data Systems stockholders vote to approve the merger agreement and the merger, which is a condition to the merger.

In making its determination with respect to the merger, the Board of Directors of Data Systems considered a number of factors, including, but not limited to, the following factors.

     - The prospective financial condition and results of operations of Data Systems and Alydaar, including improved liquidity via Alydaar's Nasdaq NM listing;

     - The business and financial prospects of Data Systems and Alydaar on a combined basis, the opportunity to expand into new markets afforded by the merger and the negative prospects of Data Systems if it were to continue doing business without combining with Alydaar.

     - The reliance on equipment sales and a recognition of Alydaar's marketing capability to move to a services orientation faster;

     - The ability to cross-market large customers and the synergies enabling a merger with nominal disruption;

     - The terms of the merger agreement, including, without limitation, the type of consideration to be given to Data Systems stockholders, including the exchange ratio provided in the merger agreement;

     - The ability of Data Systems stockholders to participate in the potential value increase via Alydaar stock;

     - The opinion of Jefferies & Company, Inc. that the exchange ratio is fair to the stockholders of Data Systems from a financial point of view; and

     - The growth opportunities and acquisitions Alydaar had in process to move into the internet markets.

The Board of Directors of Data Systems did not undertake a separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each such factor in its determination as to the fairness of the terms of the merger. The consideration of such factors resulted from information relating to such factors being added to the collective business knowledge, experience and understanding of the Board of Directors of Data Systems so as to enable the Board of Directors to consider such information in its deliberative process. In view of the above and the variety of factors considered by the Board of Directors of Data Systems in reaching its conclusion as to the fairness of the merger, the Board of Directors of Data Systems did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the terms of the merger. While the foregoing discussion is not intended to be exhaustive, Data Systems believes it includes all of the material factors considered by its Board of Directors in connection with its approval of the merger.


OPINION OF FINANCIAL ADVISOR

In connection with the merger, Data Systems retained Jefferies, its investment banker and financial advisor, to evaluate the fairness, from a financial point of view, of the exchange ratio, as described in the merger agreement, to the holders of the Data Systems common stock. On January 30, 1999, Jefferies delivered a presentation to the Data Systems Board of Directors, which presentation included a draft of the fairness opinion which Jefferies was prepared to deliver. Jefferies delivered an executed fairness opinion, dated January 31, 1999, to Data Systems to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the exchange ratio, as described in the merger agreement, was fair from a financial point of view. Pursuant to an engagement letter with Jefferies, Data Systems agreed to pay Jefferies a non-refundable fee of $250,000 for Jefferies rendering its opinion and to reimburse Jefferies for its reasonable out-of-pocket expenses in connection with rendering such opinion. Data Systems has also agreed to indemnify Jefferies and certain related parties against certain liabilities, including liabilities under the federal securities laws.


Jefferies was selected by Data Systems based on Jefferies' experience and expertise in rendering such opinions. As part of its investment banking business, Jefferies is regularly engaged in the evaluation of capital structures and the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Furthermore, Jefferies had acted on behalf of Data Systems as its financial advisor in connection with the successful refinancing of its asset based lending facility with Foothill Capital Corp. in September, 1998. Jefferies has been retained by Data Systems' as its exclusive financial advisor and Jefferies will receive an advisory fee of approximately $500,000 if the Merger is successfully consummated. Such advisory fee is in addition to fees for the fairness opinion.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Furthermore, in arriving at its opinion, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance of each analysis and factor. Accordingly, Jefferies' analyses must be considered as a whole.

Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the fairness opinion. In its analyses, Jefferies made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Data Systems. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein and herein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

In arriving at its opinion, Jefferies reviewed the merger agreement and held discussions with Data Systems' senior management concerning the business, operations and prospects of Data Systems. In conducting its analysis and arriving at its opinion, Jefferies reviewed a draft of the merger agreement dated January 28, 1998 and certain financial and other information that was publicly available or furnished to Jefferies by Data Systems, including the financial terms of the merger, certain internal financial analyses, projections, budgets, reports and other information prepared by Data Systems' management. In its review and analysis and in rendering its opinion, Jefferies relied upon, but did not independently investigate or verify the accuracy, completeness and fair presentation of, the financial and other information that was provided to it by Data Systems, or that was publicly available to it (including, without limitation, the information described above and the financial projections prepared by Data Systems regarding the future performance of Data Systems). The opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

Jefferies also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Jefferies considered relevant in evaluating the merger and the exchange ratio, as described in the merger agreement, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Jefferies considered relevant in evaluating those of Data Systems. In addition to the foregoing, Jefferies conducted such other analyses and examinations and considered such other financial, economic and market criteria as Jefferies deemed appropriate in arriving at its opinion. Jefferies noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Jefferies as of the date of its opinion.

With respect to financial forecasts and other data provided to or otherwise reviewed by or discussed with Jefferies, the management of Data Systems advised Jefferies that such forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Data Systems as to the future financial performance of Data Systems. Jefferies did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Data Systems. No limitations were imposed by Data Systems on Jefferies with respect to the investigations made or procedures followed by Jefferies in rendering its opinion.

The full text of the written opinion of Jefferies dated January 31, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. You are urged to read this opinion carefully in its entirety. Jefferies' opinion is directed only to the fairness of the Exchange Ratio, from a financial point of view, does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Annual Meeting. The summary of the opinion of Jefferies set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations of the merger that are generally applicable to holders of Data Systems common stock exchanging their Data Systems common stock for Alydaar common stock. Stockholders of Data Systems should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to Data Systems stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons or who acquired their Data Systems common stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase Data Systems capital stock in anticipation of the merger. ACCORDINGLY, DATA SYSTEMS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The IRS could still adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to Alydaar, Alydaar Sub, Data Systems and/or their respective stockholders.

The merger is intended to qualify as a reorganization under Section 368 of the Code. In the event the merger does qualify as a reorganization, subject to the limitations and qualifications referred to herein:

     - The holders of Data Systems common stock will recognize no gain or loss upon the receipt of Alydaar common stock solely in exchange for their Data Systems common stock in the merger.

     - The aggregate tax basis of the Alydaar common stock received by the Data Systems stockholders in the merger will be the same as the aggregate tax basis of the Data Systems common stock surrendered in exchange.

     - The holding period of the Alydaar common stock received by each Data Systems stockholder in the merger will include the holding period of the Data Systems common stock surrendered in exchange, provided that the Data Systems common stock surrendered is held as a capital asset at the time of the merger.

     - Cash received by a Data Systems stockholder in lieu of a fractional share of Alydaar Common Stock will be treated as if the fractional share were distributed as part of the merger and then redeemed with the cash being received in full payment for the fractional share.

     - None of Alydaar, Alydaar Sub or Data Systems will recognize gain or loss solely as a result of the merger.

Neither Alydaar nor Data Systems has requested a ruling from the IRS in connection with the merger. It is a condition to the consummation of the merger that Alydaar and Data Systems each receive an opinion from their respective counsel that the merger will constitute a reorganization within the meaning of
Section 368(a) of the Code for federal income tax purposes. The tax opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The tax opinions are subject to certain assumptions and qualifications and are based in part on the truth and accuracy of certain representations of Alydaar, Data Systems and Alydaar Sub.

A successful IRS challenge to the reorganization status of the merger would result in a Data Systems stockholder recognizing gain or loss. The amount of gain or loss for each share of Data Systems common stock surrendered would equal the difference between the stockholder's basis in each share and the fair market value, as of the time of the merger, of the Alydaar common stock received in exchange. If so, a Data Systems stockholder's aggregate basis in the Alydaar common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the merger. However, even in that event, neither Alydaar, Alydaar Sub nor Data Systems would recognize gain or loss solely as a result of the merger.

Even if the merger qualifies as a reorganization, a Data Systems stockholder receiving shares of Alydaar common stock would recognize gain to the extent that such shares were received in exchange for services or property (other than solely Data Systems common stock). All or a portion of such gain may be taxable as ordinary income. Gain would also generally have to be recognized to the extent that a Data Systems stockholder was treated as receiving consideration other than Alydaar common stock in exchange for Data Systems common stock.

ACCOUNTING TREATMENT

The merger will be accounted for under the pooling of interests method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of Alydaar and Data Systems will be carried forward to the consolidated financial statements of Alydaar at their recorded amounts; income of Alydaar will include income or loss of Data Systems for the entire fiscal year in which the merger occurs; and the reported income or loss of the separate corporations will be combined and restated as income or loss for prior periods of Alydaar.

COMMON STOCK LISTING

The shares of Alydaar common stock to be issued in the merger will be approved for listing on the Nasdaq National Market.

NO APPRAISAL RIGHTS

Under Michigan law, Data Systems stockholders will not be entitled to appraisal rights. Under certain circumstances, Michigan law entitles a stockholder to exercise appraisal rights upon a merger, share exchange or the sale or exchange of all or substantially all of the assets of a corporation. Appraisal rights would be available under Michigan law if the Data Systems stockholders were required by the terms of the merger to accept consideration other than, among other things, shares of stock of any corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or cash in lieu of fractional shares. Since holders of Data Systems common stock will receive only shares of Alydaar common stock, which are listed on the Nasdaq National Market, and cash in lieu of fractional shares under the terms of the merger agreement, they are not entitled to appraisal rights under Michigan law.

INTERESTS OF CERTAIN PERSONS

Pursuant to the merger agreement, Alydaar has agreed to indemnify each person who was an officer or director of Data Systems against certain liabilities. In addition, Alydaar has agreed to maintain policies of directors' and officers' liability insurance comparable to those currently maintained by Data Systems. See "Terms of the Merger--Indemnification and Insurance." As a result of the foregoing, the directors and officers of Data Systems may have personal interests in the merger which are not identical to the interests of other Data Systems stockholders.

REGULATORY MATTERS

Alydaar and Data Systems are not required to give notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger. Neither Alydaar nor Data Systems is aware of any other required filings other than listing the Alydaar shares to be issued in the merger on the Nasdaq National Market.


RESALE OF ALYDAAR COMMON STOCK

         The Alydaar common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Data Systems stockholder who may be deemed to be an "affiliate" of Alydaar or Data Systems for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. Each such affiliate has agreed not to transfer any Alydaar common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act and will make no disposition of any Alydaar common stock (or any interest therein) received in connection with the merger unless, in the opinion of counsel to Alydaar, the transaction will not have any adverse consequences for Alydaar with respect to the treatment of the merger for tax purposes. In addition, it is expected that each such affiliate will agree not to make any such disposition prior to the effective time of the merger, and, until after such time as financial results covering at least 30 days of combined operations of Alydaar and Data Systems have been published. Data Systems affiliates have entered into such agreements, and Alydaar has agreed to use reasonable efforts to cause its affiliates to comply with the transfer restrictions referred to in the preceding sentence. This proxy statement/prospectus does not cover resales of Alydaar common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.


                               TERMS OF THE MERGER

The following is a brief summary of the material terms of the merger agreement which is attached as Annex A and is incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. You are encouraged to read the entire merger agreement.

GENERAL

The merger agreement provides that Alydaar Sub will merge into Data Systems. Data Systems will continue as the surviving corporation in the merger (the "Surviving Corporation") and will then become a wholly owned subsidiary of Alydaar. The former stockholders of Data Systems will become stockholders of Alydaar.

EFFECTIVE TIME; CLOSING DATE

         The merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of North Carolina and with the Michigan Department of Consumer and Industry Services - Corporation; Securities and Land Development Bureau, or at such later time as may be agreed in writing and specified in the certificate of merger (the "Effective Time"). The closing of the merger (the "Closing") will occur at a time and date to be specified by Alydaar, Data Systems and Alydaar Sub. The Closing shall be no later than the second business day after the satisfaction or waiver of the conditions to the merger, or at such other time as Alydaar, Data Systems and Alydaar Sub agree in writing (the "Closing Date"). Assuming all conditions to the merger are satisfied or waived prior thereto, it is currently anticipated that the Closing Date and Effective Time will be on or about July 31, 1999.

CORPORATE MATTERS

At the Effective Time, the Certificate of Incorporation and Bylaws of Alydaar Sub in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

MERGER CONSIDERATION

Upon the completion of the merger, each Data Systems stockholder will receive shares of Alydaar common stock based on an exchange ratio determined by a specified formula in the merger agreement. The exchange ratio will depend on the total number of shares of Data Systems common stock considered outstanding at the closing of the merger, which will vary based on the number of options and warrants to buy Data Systems common stock and on the number of shares issuable in connection with the existing class action litigation against Data Systems.

The total number of shares of Alydaar common stock issued in the merger is subject to adjustment based on the average ten day closing price per share for the 10 trading days before the merger. If the average ten day closing price is between $6.00 per share and $16.00 per share, Alydaar will issue a total of 1,611,047 shares in the merger. If the average ten day closing price is below $6.00 per share, Alydaar will issue a number of shares equal to 9,666,282 divided by the average closing price. If the average ten day closing price is above $16.00 per share, Alydaar will issue a number of shares equal to 25,776,752 divided by the average ten day closing price.

In order to determine the exchange ratio, the total number of Alydaar shares to be issued in the merger will be divided by the number of shares of Data Systems common stock considered outstanding. The following will be considered to be outstanding shares of Data Systems common stock for purposes of determining the exchange ratio:

     - shares that are issued and outstanding, other than shares issued between January 31, 1999 (the date of the merger agreement) and Closing on exercise of options or warrants;

     - a portion of each share issuable, or issued between January 31, 1999 and Closing, on exercise of options or warrants; and

     -    shares issuable in connection with the resolution or settlement of In
          Re: Data Systems Network Corporation Securities Litigation. "See Description of Data Systems - Recent Developments and - Legal Proceedings"

The portion of each share issued or issuable on exercise of an outstanding option or warrant between January 31, 1999 and Closing will be equal to:

1 x    ( Data Systems Stock Price - exercise price of such option or warrant*)
         ------------------------------------------------------------------
                             Data Systems Stock Price

-------------------
*If this calculation does not result in a positive number, then no portion of a share issuable under such option or warrant will be considered outstanding.

For purposes of this calculation, the Data Systems Stock Price will be determined as follows:

                                    Aggregate number of Alydaar
                                    common stock to be issued
        Data Systems stock price =  in the merger   X 10.8625
                                    ---------------------------
                                    Actual number of shares of
                                    Data Systems common stock
                                    issued and outstanding
                                    at closing of the merger

As an example, based on the market price of Alydaar common stock and other components of the exchange ratio formula on May 4, 1999, each Data Systems stockholder would receive .4224 shares of Alydaar common stock for each share of Data Systems common stock if the merger occurred on that date.

         Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or similar distribution of securities convertible into Alydaar common stock or Data Systems common stock), reorganization, recapitalization, reclassification or other like change with respect to Alydaar common stock or Data Systems common stock occurring or having a record date on or after the date of the merger agreement and prior to the Effective Time, which shall not include any issuance of securities in connection with sales of stock, acquisitions, financings, etc.

         Unexercised Stock Options. At the Effective Time, Alydaar will assume each outstanding stock option under the Data Systems Option Plan (an "Outstanding Data Systems Option"). Each Outstanding Data Systems Option will be converted into an option, which will be vested as of the Effective Time, to purchase the same number of shares of Alydaar common stock as the Outstanding Data Systems Option would have been exchangeable for pursuant to the conversion provisions above had such Outstanding Data Systems Option been exercised prior to Closing. The exercise price for each such converted Outstanding Data Systems Option will be the quotient obtained by dividing the exercise price of such Outstanding Data Systems Option by the Exchange Ratio.

         Exercised Stock Options. Shares issued pursuant to options to purchase Data Systems common stock under the Option Plan that are exercised before the date that is three business days before the Closing Date will be converted into shares of Alydaar common stock in accordance with and subject to the conversion provisions above. In connection with the exercise of options to purchase Data Systems common stock under the Option Plan as contemplated by the merger agreement, such options will be deemed to have vested not later than the fifth business day prior to the Closing Date.

         No Fractional Shares. No fractional shares of Alydaar common stock will be issued in the merger. Each holder of shares of Data Systems common stock, who would otherwise be entitled to a fraction of a share of Alydaar common stock (after aggregating all fractional shares to be received by such holder), will receive cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Alydaar common stock for the five most recent days that Alydaar common stock traded ending on the trading day immediately before the Effective Time, as reported on the Nasdaq National Market.

DIRECTORS AND OFFICERS OF DATA SYSTEMS

         The directors and officers of Alydaar Sub prior to the merger and its dissolution, will become the directors and officers of Data Systems after the merger.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

         Promptly after the Effective Time, an exchange agent will mail to each holder of record (as of the Effective Time) of a certificate or certificates that immediately before the Effective Time represented outstanding shares of Data Systems common stock a Letter of Transmittal. The Letter of Transmittal will provide instructions on how to surrender such certificates in exchange for certificates representing shares of Alydaar common stock, cash in lieu of any fractional shares and any dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Alydaar common stock. The holders of any unsurrendered certificates will not be entitled to receive any dividends or other distributions declared or made after the date of the merger agreement with respect to Alydaar common stock with a record date after the Effective Time until such certificates is surrendered, and no cash payment in lieu of fractional shares shall be paid to such holder until such certificates is surrendered. DATA SYSTEMS STOCKHOLDERS SHOULD NOT FORWARD DATA SYSTEMS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL. DATA SYSTEMS STOCKHOLDERS SHOULD NOT RETURN DATA SYSTEMS STOCK CERTIFICATES WITH THEIR PROXY.

REPRESENTATIONS AND WARRANTIES

         Data Systems made customary representations and warranties relating to Data Systems' business including:

          -    due organization, good standing and subsidiaries;
          -    charter documents and bylaws;
          -    capital structure and obligations with respect to capital stock;
          -    corporate power and authority;
          -    no conflicts with charter documents and certain agreements;
          -    governmental consents and approvals;
          -    filings with the Commission and financial statements;
          -    absence of material adverse changes;
          -    taxes;
          -    intellectual property;
          -    compliance with laws;
          -    insurance;
          -    litigation;
          -    fees relating to the merger;
          -    employee benefit plans;
          -    ownership of, and liens on, properties;
          -    environmental matters;
          -    employees and labor matters;
          -    certain contracts and agreements;
          -    purchase commitments and outstanding bids;
          -    customers, distributors and suppliers;
          -    accounting for the merger as a pooling of interests;
          - the accuracy of information supplied for this proxy statement/prospectus;
          - unanimous approval by the Data Systems Board of the merger agreement and the merger;
          -    the fairness opinion of Data Systems' financial advisor;
          -    products and distribution;
          -    year 2000 compliance;
          -    inventories; and
          -    interested party transactions.

         Alydaar and Alydaar Sub made representations and warranties relating to aspects of Alydaar's business, including without limitation:

          -    due organization and good standing;
          -    charter documents and bylaws;
          -    capital structure;
          -    corporate power and authority;
          -    no conflicts with charter documents and certain agreements;
          -    governmental consents and approvals;
          - filings with the Securities and Exchange Commission and financial statements;
          -    absence of certain changes;
          -    accounting for the merger as a pooling of interests;
          - the accuracy of information supplied for this proxy statement/prospectus;
          -    the approval of the merger by the Alydaar Board; and
          -    fees relating to the merger.

         The representations and warranties of Alydaar, Data Systems and Alydaar Sub contained in the merger agreement will terminate at the Effective Time. However, certain covenants and agreements that by their terms survive the Effective Time will survive the Effective Time.

NON-SOLICITATION

         Until the earlier of the merger or the termination of the merger agreement pursuant to its terms Data Systems has agreed that it will not, nor will it permit its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) to, directly or indirectly:

          - initiate, solicit, encourage, negotiate or accept the making, submission or announcement of, any acquisition proposal by any person, entity or group (other than Alydaar and its affiliates, agents and representatives), or
          - participate in any discussions or negotiations with, or disclose any non-public information concerning Data Systems to, or afford any access to the properties, books or records of Data Systems to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Alydaar and its affiliates, agents and representatives), in connection with any acquisition proposal with respect to Data Systems.

         An "Acquisition Proposal" with respect to an entity means any proposal, inquiry or offer relating to or which the entity has reason to believe relates to:

          - any merger, consolidation, combination, sale, dividend or other disposition of substantial assets or properties or similar transactions or series of transactions involving the entity or any subsidiaries of the entity,
          - sale, dividend, split or other disposition of 10% or more of shares of capital stock or other equity interests of the entity (including without limitation by way of a tender offer or an exchange offer),
          - the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity; or

          - any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Data Systems has also agreed to cease any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. In addition, Data Systems has agreed to notify Alydaar as promptly as practicable if it receives any proposal or inquiry or request for Data Systems in connection with an Acquisition Proposal or potential Acquisition Proposal and as promptly as practicable deliver to Alydaar a copy of such proposal, inquiry or request if it is in written form, as well as the identity of the third party submitting such Acquisition Proposal. Data Systems has agreed that it will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Alydaar). However, the Data Systems' Board of Directors may disclose to Data Systems' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

         Notwithstanding the foregoing, to the extent that the Board of Directors of Data Systems determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties to stockholders under applicable law require it to do so, Data Systems may participate in discussions or negotiations with, and furnish non-public information. Data Systems may only provide such non-public information pursuant to a nondisclosure agreement and such non-public information must have been previously delivered to Alydaar. Data Systems may also afford access to its properties, books or records to any person, entity or group after such person, entity or group has delivered to it in writing, an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) which the Data Systems Board in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would be reasonably likely to result in a transaction financially more favorable than the merger to the stockholders of Data Systems (a "Superior Proposal"). Prior to furnishing such information to, or entering into discussions or negotiations with, such person, entity or group, Data Systems must provide written notice to Alydaar to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, entity or group, and keep Alydaar informed of the status of any such discussions or negotiations.

         In the event Data Systems receives a Superior Proposal, the Data Systems Board may (subject to certain conditions) recommend such Superior Proposal to Data Systems' stockholders and, in such case, withdraw, modify or refrain from making its recommendation in favor of the merger. To the extent it does so, Data Systems may refrain from soliciting proxies and taking such other action necessary to secure the affirmative vote of its stockholders as may be required by the merger agreement. To the extent permissible under applicable law, Data Systems remains obligated to convene the Data Systems Shareholder Meeting and shall have the vote on the merger considered by the stockholders of Data Systems prior to the vote (if any) on the Superior Proposal. To the extent permissible under applicable law, Data Systems has agreed not to recommend to its stockholders a Superior Proposal for a period of not less than 48 hours after Alydaar's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party.

         Notwithstanding the foregoing, Data Systems may, if its Board of Directors determines, in good faith, after consultation with outside legal counsel that the Board's fiduciary duties to stockholders under applicable law require it to do so, enter into an agreement or understanding relating to a Superior Proposal.

To the extent permissible under applicable law, such agreement or understanding must provide that the merger shall be considered by the stockholders of Data Systems prior to the Superior Proposal and if the merger is approved by the stockholders of Data Systems, neither Data Systems nor Alydaar will be required to pay a fee or otherwise incur any liability arising out of the agreement or understanding relating to the Superior Proposal. The performance of such agreement or understanding relating to the Superior Proposal to the extent necessary to facilitate the due consideration of such Superior Proposal at the meeting of the stockholders of Data Systems after the merger will not constitute a breach of the merger agreement.

ADDITIONAL COVENANTS

         Covenants Regarding the Conduct of Business of Data Systems. The merger agreement requires (subject to certain exceptions described therein) that, from the date of execution of the merger agreement until the earlier of the termination of the merger agreement or the Effective Time, Data Systems:

         (i) will carry on and use reasonable best efforts to preserve its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use its reasonable best efforts consistent with past practices and policies to:

          -    preserve intact its present business organization;
          - keep available the services of its present officers and employees; and
          - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; and

         (ii) will not do any of the following:

          - waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;
          - grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of execution of the merger agreement and as previously disclosed in writing or made available to Alydaar, or adopt any new severance plan;
          - transfer or license to any person or entity or otherwise extend the term of any agreement with respect to, amend or modify any rights (including without limitation distribution rights) to the intellectual property of Data Systems or enter into assignments of future patent rights, other than licenses and distribution rights in the ordinary course of business;
          - declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock;
          - repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of Data Systems;
          - except for any shares of Data Systems common stock issued pursuant to the resolution or settlement of In Re: Data Systems Network Corporation Securities Litigation (including pursuant to any indemnity obligations of Data Systems with respect thereto), issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or accelerate the vesting of any outstanding option or other security, other than the issuance, delivery and/or sale of (i) shares of Data Systems common stock pursuant to the exercise of outstanding stock options or warrants, (ii) shares of Data Systems common stock issuable to participants in the Data Systems ESPP consistent with the terms thereof and (iii) options to purchase Data Systems common stock granted at fair market value, consistent with past practice and in accordance with the 1994 Stock Option Plan;
          - cause, permit or propose any amendments to any charter document or bylaw;
          - acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof or joint venture or strategic partnerships, or, except for transactions in the ordinary course of business consistent with past practice, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Data Systems or enter into any alliances;
          - sell, lease, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Data Systems, except in the ordinary course of business consistent with past practice;
          - incur any indebtedness for borrowed money except pursuant to existing funded debt agreements, or guarantee any indebtedness of any person for borrowed money;
          - make any payments outside of the ordinary course of business in excess of $25,000 individually or $100,000 in the aggregate for purposes of settling any dispute other than payments not in excess of amounts reserved or accrued on the audited Data Systems Financials for the period ended 12-31-97;
          - take any action, or permit any of its affiliates to take any action, that would be reasonably likely to interfere with Alydaar's ability to account for the merger as a pooling of interests;
          - pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or wage rate or special remuneration to any director, officer, employee or consultant (except (i) for normal salary increases consistent with past practices not to exceed 10% per year, (ii) pursuant to existing arrangements previously disclosed to Alydaar and (iii) for reasonable bonuses to encourage retention of employees after the announcement of a Superior Proposal) or enter into (except as specifically set forth in the merger agreement) or vary the terms of any employment, consulting or severance agreement with any such person, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date of execution of the merger agreement), grant any stock option (except for normal grants to newly hired employees or newly promoted employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan or increase employee benefits;
          - change its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

          - amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice;
          - lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business;
          - waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice;
          - split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;
          - agree to any audit assessment by any tax authority in excess of $100,000;
          -    change any insurance coverage;
          - enter into any contract or agreement material to the business, results of operations or financial condition of Data Systems other than in the ordinary course of business, consistent with past practices; o take or agree or commit to take any action that would make any representation and warranty of Data Systems under the merger agreement inaccurate at, or as of any time prior to, the Effective Time, or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time; or
          - agree in writing or otherwise to take any of the foregoing actions.

         Notification of Certain Matters. The parties to the merger agreement have agreed to give prompt notice to the other parties after obtaining knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause:

          - any representation or warranty contained in the merger agreement and made by it to be untrue or inaccurate at any time from the date of the merger agreement to the Effective Time such that the condition to closing of the merger regarding the accuracy of representations and warranties would not be satisfied as a result thereof,
          -    any Material Adverse Effect on Data Systems or Alydaar or
          - any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement such that the condition to closing of the merger regarding performance and compliance with agreements and covenants would not be satisfied as a result thereof.

         For purposes of the merger agreement, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, prospects, conditions (financial or otherwise), results of operations, properties, or ownership of proprietary software of Data Systems (including without limitation with respect to any such change, event or effect relating to any SEC investigation or proceeding concerning Data Systems and any failure by Data Systems to hold annual stockholder meetings), or of Alydaar, as the case may be.

          Reasonable Best Efforts to Effectuate the Merger. The parties to the merger agreement have agreed to use their respective reasonable best efforts to effectuate the merger and other transactions contemplated by the merger agreement, to fulfill the conditions to closing under the merger agreement and to effect the closing of the merger as soon as practicable. However, no party will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         Certain Other Covenants of the Parties. The merger agreement also contains various other covenants and agreements that are customary in transactions of this nature, including covenants relating to:

          - the preparation of this proxy statement/prospectus and the related registration statement;
          - Data Systems' obligations with respect to the Data Systems' Stockholders' Meeting;
          - confidentiality of, and access to, the parties' business information;
          -    public statements with respect to the merger;
          -    compliance with legal requirements;
          -    obtaining required consents of third parties;
          -    listing of the Alydaar common stock on the Nasdaq National
               Market;
          -    affiliate agreements;
          -    regulatory filings;
          -    treatment of the merger as a tax-free reorganization;
          -    accounting for the merger as a pooling of interests;
          -    employee benefit matters; and
          -    indemnification of directors and officers.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Alydaar has agreed that, for six years after the Effective Time, it will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Data Systems in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Data Systems' Articles of Incorporation and Bylaws in effect on the date of the merger agreement. This indemnification will be subject to any limitations imposed from time to time under applicable law that pursuant to such law are applicable to such indemnification, and will continue beyond such six year period with respect to claims filed prior to, and unresolved at, the end of such period.

         Alydaar has also agreed to cause the Surviving Corporation to provide, for six years after the Effective Time, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by Data Systems' officers' and directors' liability insurance policy on terms with respect to coverage no less favorable than those of such policy in effect on the execution date of the merger agreement with a policy coverage amount of $1 million. Alydaar may substitute policies of at least the same coverage containing terms that are no less favorable to the extent such liability insurance can be maintained at an aggregate cost to Alydaar not greater than $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period. If such insurance cannot be so maintained or obtained at such cost, Alydaar will maintain or obtain as much of such insurance for each such person as can be so maintained or obtained at an aggregate cost of $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period.

CONDITIONS TO THE MERGER

         There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories, and are summarized below.

The Obligations of Each Party to Effect the Merger are Subject to the Following
Conditions:

- The merger agreement shall have been approved and adopted, and the merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Data Systems,

- the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the Commission,

- no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger, and all consents, approvals, orders or other actions by or in respect of or filings with any governmental entity required to permit the consummation of the merger and the transactions contemplated thereby shall have been obtained,

- Data Systems and Alydaar shall each have received written opinions from their respective counsel, in form and substance reasonably satisfactory to them, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. If the counsel to either Data Systems or Alydaar does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party,

- the shares of Alydaar common stock issuable to stockholders of Data Systems pursuant to the merger agreement and such other shares required to be reserved for issuance in connection with the merger shall have been authorized for listing on the Nasdaq National Market subject to official notice of issuance,

- Data Systems shall have received from Grant Thornton LLP, independent auditors for Data Systems, a letter dated within two business days prior to the Effective Time (which may contain customary qualifications and assumptions), to the effect that Grant Thornton LLP concurs with Data Systems' management conclusion that no conditions exist related to Data Systems that would preclude Alydaar from accounting for the merger as a pooling of interests; and Data Systems shall have received from Holtz, Rubenstein and Co., LLP, the independent auditors for Alydaar, a copy of a letter addressed to Alydaar dated the Closing Date, in substance reasonably satisfactory to Data Systems (and which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Grant Thornton LLP to Data Systems) to the effect that Holtz, Rubenstein and Co., LLP concurs with Alydaar's management conclusions that, as of that date, no conditions exist that would preclude Alydaar from accounting for the merger as a pooling of interests, and

- Data Systems shall have obtained such consents and approvals as are required pursuant to the Foothill Capital Corp. Loan Security Agreement.

The Obligations of Data Systems to Effect the Merger are Subject to the Following Conditions:


- the representations and warranties of Alydaar and Alydaar Sub contained in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects);

- the representations and warranties of Alydaar and Alydaar Sub contained in the merger agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by the merger agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time.;
- Alydaar and Alydaar Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the Effective Time;
- Data Systems shall have received a certificate with respect to the three foregoing conditions signed on behalf of Alydaar by the Chief Executive Officer and the Chief Financial Officer of Alydaar;
- no Material Adverse Effect with respect to Alydaar shall have occurred since the date of the merger agreement; and
- Data Systems shall have received a legal opinion from McGuire, Woods, Battle & Boothe LLP.

          Any of the above conditions may be waived by Data Systems.

The Obligations of Alydaar and Alydaar Sub to Effect the Merger are Subject to the Following Conditions:

- the representations and warranties of Data Systems contained in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects);
- the representations and warranties of Data Systems contained in the merger agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by the merger agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time;
- Data Systems shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Effective Time;
- Alydaar shall have received a certificate with respect to the three foregoing conditions signed on behalf of Data Systems by the President and the Chief Financial Officer of Data Systems;
- no Material Adverse Effect with respect to Data Systems shall have occurred since the date of the merger agreement;
- Alydaar shall have received a legal opinion from Bodman, Longley & Dahling LLP, or such other counsel to Data Systems as shall be reasonably acceptable to Alydaar and its counsel;
- no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or the legal, contractual or regulatory restraint limiting or restricting Alydaar conduct or operation of its business or the business of Data Systems, following the merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending;
- all outstanding or pending lawsuits brought by stockholders in which any of Data Systems or any of its affiliates, officers and/or directors are named as defendants, including, without limitation, In Re: Data Systems Network Corporation Securities Litigation, shall have been settled and approved and such settlement and approval shall be final and nonappealable, substantially in the form approved prior to the date of the merger agreement by the Board of Directors of Data Systems, by the applicable courts or authority and releases in favor of Data Systems shall have been executed and delivered by the plaintiffs in such lawsuits. In each case such settlement, approval and release shall have been obtained on terms acceptable to Alydaar in its reasonable discretion, including without limitation with respect to the form and source of consideration to be paid by Data Systems in any such settlement; and
- Data Systems shall have obtained consents, approvals or waivers of any change of control provision in Data Systems contracts that are material, either individually or in the aggregate.

         Any of the above conditions may be waived by Alydaar.

TERMINATION; TERMINATION FEE

         The merger agreement may be terminated at any time prior to the Effective Time of the merger, whether before or after approval of the merger by the stockholders of Data Systems. Data Systems may be required to pay Alydaar a $2 million termination fee in certain circumstances.

         The merger agreement may be terminated as follows, in which event Data System will not be required to pay Alydaar a termination fee.

        (i) by mutual written consent duly authorized by the Boards of Directors of Alydaar and Data Systems;

       (ii) by either Alydaar or Data Systems

               - If the merger is not consummated by July 31, 1999 for any reason. However, the right to terminate the merger agreement for such reason is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement. In any event the merger agreement will be automatically terminated on September 30, 1999 if the merger has not been consummated by such date.

               - Upon a breach of any representation, warranty, covenant or agreement on the part of the other company set forth in the merger agreement, or if any such representation or warranty of the other company becomes inaccurate, in either case such that the closing conditions regarding the accuracy of representations and warranties or regarding performance and compliance with agreements and covenants, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate. However, if such inaccuracy or breach is curable by the other company through the exercise of its commercially reasonable efforts, then the merger agreement may not be terminated due to such inaccuracy or breach for so long as the other company is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice of an intent to terminate pursuant to such inaccuracy or breach. Also, a party may not terminate the merger agreement due to any such inaccuracy or breach if it has breached the merger agreement.

               - If a governmental entity shall have issued an order, decree or ruling or taken any other action, or there shall be any law or regulation, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree or ruling is final and nonappealable.

         The merger agreement may also be terminated as follows, in which event Data Systems may be required to pay Alydaar a $2 million termination fee:

               - by either Alydaar or Data Systems, if the required approval of the stockholders of Data Systems shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof.

               - by Alydaar, if at any time prior to the approval of the merger by the stockholders of Data Systems, the Data Systems Board withdraws its recommendation of the merger agreement or the merger.

               - by Alydaar if the Data Systems Board shall have amended or modified in a manner adverse to Alydaar such Board of Directors' unanimous recommendation in favor of the merger or approval or adoption of the merger agreement.

               - by Data Systems, relying on the written opinion of outside legal counsel that the Board is required to terminate the Agreement pursuant to its fiduciary duties to the stockholders under applicable law.

         In the event of termination under the foregoing circumstances, no termination fee will be payable by Data Systems, in the absence of a proposal that either constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided in each case where Alydaar terminates the merger agreement because the Data Systems Board of Directors withdraws its recommendation, or adversely modifies or amends its recommendation, the Board is required to do so, acting in good faith after consultation with outside legal counsel, pursuant to its fiduciary duties under applicable law. In the case of termination of the merger agreement by Data Systems because Data Systems stockholders do not approve the merger and an Acquisition Proposal has been made by any person or entity other than Alydaar prior to such termination, and within six months of such termination a transaction is consummated or a definitive agreement or agreement in principal is entered into which relates to such Acquisition Proposal, Data Systems is required to pay Alydaar the $2 million concurrently with any such consummation or the entering into of any such agreement.

         The merger agreement may also be terminated as follows, in which event Data Systems will be required to pay Alydaar a $2 million termination fee.

          - by Alydaar, if the Data Systems Board shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the merger.

          - by Alydaar, if at any time prior to the approval of the merger by the stockholders of Data Systems, Data Systems Board accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing

          - by Alydaar, if a tender or exchange offer relating to securities of Data Systems shall have been commenced and Data Systems shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement that Data Systems recommends rejection of such tender or exchange offer.

          - by Alydaar, if an Acquisition Proposal (other than a tender or exchange offer relating to the securities of Data Systems) is publicly announced, and, upon Alydaar's request, Data Systems fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such request.

          - by either Alydaar or Data Systems, in the event of a tender or an exchange offer relating to the securities of Data Systems which is accepted by more than 50% of the outstanding shares of Data Systems common stock.

FEES AND EXPENSES

         Except as otherwise set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is consummated. However, Alydaar and Data Systems will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of the proxy statement/prospectus and the related registration statement and any amendments or supplements thereto.

VOTING AGREEMENT

         As an inducement to Alydaar to enter into the merger agreement, Michael
W. Grieves (who owns 685,000 shares of Data Systems common stock), Richard R. Burkhart (who owns 140,625 shares of Data Systems common stock) and Gregory D. Cocke, a former executive officer (who owns 361,250 shares of Data Systems common stock) (each, a "Stockholder" and collectively, the "Stockholders") have entered into a Voting Agreement with Alydaar, pursuant to which the Stockholders have agreed, among other things,

          - to vote their respective shares of Data Systems common stock so as to facilitate consummation of the transactions contemplated by the merger agreement. However, no director of Data Systems is restricted from taking any action as a director that he reasonably believes after consultation with outside counsel is required to satisfy his fiduciary duty to stockholders of Data Systems;

          - not to transfer or otherwise dispose of any of their respective shares, or any other shares of capital stock of Data Systems acquired after the date of the merger agreement; and o to deliver an irrevocable proxy to vote their respective shares to Alydaar. Neither Alydaar nor Data Systems paid any additional consideration to the Stockholders in connection with the execution and delivery of the Voting Agreement.

AFFILIATE AGREEMENTS

         Each person determined by Data Systems to be an "affiliate" of Data Systems within the meaning of Rule 145 promulgated under the Securities Act, has executed an agreement that prohibits the following actions:

          - the sale or other disposition of Alydaar common stock received in connection with the merger, except in compliance with applicable securities laws.
          - the sale or other disposition of Alydaar common stock received in the merger which would reduce such person's risk of ownership or investment in, or any offer or agreement relating to any of the foregoing with respect to any Data Systems common stock or any rights, options or warrants to purchase Data Systems common stock, or any restricted securities or other securities of Alydaar (a) during the 30-day period immediately preceding the Effective Time of the merger and (b) until such time after the Effective Time of the merger as Alydaar has publicly released a report including the combined financial results of Alydaar and Data Systems for a period of at least 30 days of combined operations of Alydaar and Data Systems within the meaning of Accounting Series Release No. 130, as amended, of the SEC; and
          - any action that would preclude Alydaar from accounting for the business combination to be effected by the merger as a "pooling of interests."

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

The following unaudited pro forma condensed combining balance sheet at December 31, 1998 and pro forma condensed combining statements of operations for the years ended December 31, 1998, 1997 and 1996 illustrate the effect of the acquisition of Data Systems by Alydaar accounted for as a pooling of interests as if the acquisition had occurred as of the beginning of the earliest period presented. Pursuant to the terms of the merger agreement, each holder of Data Systems common stock will be entitled to receive shares of Alydaar common stock based on an exchange ratio of .33 of a share of Alydaar common stock for each share of Data Systems common stock. The pro forma condensed combining balance sheet combines the audited balance sheets of Alydaar and Data Systems as of December 31, 1998. The pro forma condensed combining statements of operations combine Alydaar's and Data Systems' audited statements of operations for the years ended December 31, 1998, 1997 and 1996. The pro forma condensed combining statements of operations do not give effect to any transaction charges associated with the consummation of the acquisition. The pro forma condensed combining balance sheet has been adjusted to reflect these estimated obligations. All such costs are estimated to aggregate $850,000. There are no intercompany transactions or balances included in the pro forma condensed combining financial statements and no adjustments are required to conform the accounting policies of Alydaar and Data Systems.

The pro forma condensed combining financial statements should be read in conjunction with the financial statements of Alydaar incorporated herein by reference and the financial statements of Data Systems appearing elsewhere in this proxy statement/prospectus. The pro forma condensed combining financial statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above or of results which may be attained in the future.

              UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET

                                                          ALYDAAR        DATA SYSTEMS
                                                           AS OF            AS OF
                                                        DECEMBER 31,      DECEMBER 31,      PRO FORMA         PRO FORMA
                                                           1998              1998          ADJUSTMENTS         COMBINED
                                                       ------------      ------------      -----------        -----------
                      ASSETS
CURRENT ASSETS:
Cash                                                   $  2,962,570      $  2,695,863      $       --        $  5,658,433

Accounts receivable, net of allowance
for doubtful accounts                                     5,231,116        11,339,484              --          16,570,600
Costs and estimated earnings in excess of billings        2,213,036              --                --           2,213,036
Notes receivable                                               --              60,000              --              60,000
Inventories                                                    --           1,296,145              --           1,296,145
Prepaid expenses and other current assets                   304,621           347,983              --             652,604
Deferred tax asset                                        1,800,000              --                --           1,800,000
                                                       ------------      ------------      --------          ------------
Total current assets                                     12,511,343        15,739,475              --          28,250,818



PROPERTY AND EQUIPMENT, net                               2,561,253         2,522,978              --           5,084,231

COMPUTER SOFTWARE                                         2,254,429              --                --           2,254,429

GOODWILL, net of accumulated amortization                 6,047,183         3,001,570              --           9,048,753

OTHER ASSETS                                                 97,186         1,202,298              --           1,299,484
                                                       ------------      ------------      --------          ------------
TOTAL                                                  $ 23,471,394      $ 22,466,321      $       --        $ 45,937,715
                                                       ============      ============      ========          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank line of credit                                    $       --        $  3,231,287      $       --        $  3,231,287
Accounts payable                                          1,341,651         9,640,159              --          10,981,810
Accrued liabilities                                         826,501         2,390,906           850,000         4,067,407
Shareholder settlement liability                               --           1,768,000              --           1,768,000
Deferred maintenance revenue                                   --           3,865,320              --           3,865,320
Current portion of capital lease obligation                  51,063              --                --              51,063
Loans payable, stockholder                                3,042,029              --                --           3,042,029
                                                       ------------      ------------      --------          ------------
Total current liabilities                                 5,261,244        20,895,672              --          27,006,916
                                                       ------------      ------------      --------          ------------
CAPITAL LEASE OBLIGATION                                    121,327              --                --             121,327
                                                       ------------      ------------      --------          ------------

STOCKHOLDERS' EQUITY
Preferred stock
Common stock                                                 17,506            48,592           (46,982)           19,116
Additional paid in capital                               31,111,734        17,951,219            46,982        49,109,935
Deficit                                                 (12,696,567)      (16,429,162)         (850,000)      (29,975,729)
Foreign currency translation adjustment                     (23,100)             --                --             (23,100)
                                                       ------------      ------------      --------          ------------
                                                         18,409,573         1,570,649          (850,000)       19,130,222
Less treasury stock at cost
Less receivable from warrant exercise                      (320,750)             --                --            (320,750)
                                                       ------------      ------------      --------          ------------
Total stockholders' equity                               18,088,823         1,570,649          (850,000)       18,809,472
                                                       ------------      ------------      --------          ------------
                                                       $ 23,471,394      $ 22,466,321      $   (850,000)     $ 45,937,715
                                                       ============      ============      ============      ============

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                                         ALYDAAR         DATA SYSTEMS        PRO FORMA
                                                       YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                      DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                         1998                1998               1998
                                                     -------------      -------------      -------------
REVENUES:
Product revenues                                     $        --        $  63,530,818      $  63,530,818
Service revenues                                        27,790,621         21,792,682         49,583,303
                                                     -------------      -------------      -------------
Total revenues                                          27,790,621         85,323,500        113,114,121
                                                     -------------      -------------      -------------
COST OF REVENUES:
Cost of products                                              --           52,213,508         52,213,508
Cost of services                                        13,331,425         19,024,585         32,356,010
                                                     -------------      -------------      -------------
Total cost of revenues                                  13,331,425         71,238,093         84,569,518
                                                     -------------      -------------      -------------
GROSS PROFIT                                            14,459,196         14,085,407         28,544,603
                                                     -------------      -------------      -------------
OPERATING EXPENSES:
Selling expenses                                         6,772,723          9,556,336         16,329,059
General and administrative expenses                      7,289,955          6,116,171         13,406,126
                                                     -------------      -------------      -------------
                                                        14,062,678         15,672,507         29,735,185
                                                     -------------      -------------      -------------

INCOME (LOSS) FROM OPERATIONS                              396,518         (1,587,100)        (1,190,582)

OTHER EXPENSE                                             (198,978)        (2,111,482)        (2,310,460)
                                                     -------------      -------------      -------------
INCOME (LOSS) BEFORE INCOME TAXES AND
DISCONTINUED OPERATIONS                                    197,540         (3,698,582)        (3,501,042)

INCOME TAX BENEFIT                                      (1,200,000)              --           (1,200,000)
                                                     -------------      -------------      -------------
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS             1,397,540         (3,698,582)        (2,301,042)
                                                     -------------      -------------      -------------
DISCONTINUED OPERATIONS:
Loss from operations of Unified Network Services              --           (1,686,054)        (1,686,054)
Gain on disposal of Unified Network Services                  --              705,742            705,742
                                                     -------------      -------------      -------------
                                                              --             (980,312)          (980,312)
                                                     -------------      -------------      -------------

NET INCOME (LOSS)                                    $   1,397,540      $  (4,678,894)     $  (3,987,096)
                                                     =============      =============      =============

NET INCOME (LOSS) PER COMMON SHARE-
BASIC AND FULLY DILUTED:
Continuing operations                                $        0.08      $       (0.76)     $       (0.12)
Discontinued operations                                       --                (0.20)             (0.05)
                                                     -------------      -------------      -------------
                                                     $        0.08      $       (0.96)     $       (0.17)
                                                     =============      =============      =============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON
EQUIVALENT SHARES OUTSTANDING
Basic                                                   17,446,467          4,859,224         19,057,514
Diluted                                                 17,584,510          4,859,224         19,195,557

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS



                                                       ALYDAAR         DATA SYSTEMS        PRO FORMA
                                                      YEAR ENDED        YEAR ENDED         YEAR ENDED
                                                     DECEMBER 31,      DECEMBER 31,       DECEMBER 31,
                                                          1997              1997             1997
                                                     ------------      ------------      ------------
REVENUES:
Product revenues                                     $       --        $ 67,845,466      $ 67,845,466
Service revenues                                       10,736,237        18,151,674        28,887,911
                                                     ------------      ------------      ------------
Total revenues                                         10,736,237        85,997,140        96,733,377
                                                     ------------      ------------      ------------
COST OF REVENUES:
Cost of products                                             --          59,227,854        59,227,854
Cost of services                                        8,113,179        14,287,978        22,401,157
                                                     ------------      ------------      ------------
Total cost of revenues                                  8,113,179        73,515,832        81,629,011
                                                     ------------      ------------      ------------
GROSS PROFIT                                            2,623,058        12,481,308        15,104,366
                                                     ------------      ------------      ------------
OPERATING EXPENSES:
Selling expenses                                        2,994,654        10,334,103        13,328,757
General and administrative expenses                     8,109,835         5,814,607        13,924,442
                                                     ------------      ------------      ------------
                                                       11,104,489        16,148,710        27,253,199
                                                     ------------      ------------      ------------
LOSS FROM OPERATIONS                                   (8,481,431)       (3,667,402)      (12,148,833)

OTHER INCOME (EXPENSE)                                     84,264          (749,229)         (664,965)
                                                     ------------      ------------      ------------
LOSS BEFORE INCOME TAXES AND
DISCONTINUED OPERATIONS                                (8,397,167)       (4,416,631)      (12,813,798)

INCOME TAX BENEFIT                                       (600,000)             --            (600,000)
                                                     ------------      ------------      ------------

LOSS BEFORE DISCONTINUED OPERATIONS                    (7,797,167)       (4,416,631)      (12,213,798)

DISCONTINUED OPERATIONS:
Loss from operations of Unified Network Services             --            (557,469)         (557,469)
                                                     ------------      ------------      ------------
NET LOSS                                             $ (7,797,167)     $ (4,974,100)     $(12,771,267)
                                                     ============      ============      ============

NET LOSS PER COMMON SHARE-BASIC
AND FULLY DILUTED:
Continuing operations                                $      (0.51)     $      (1.02)     $      (0.72)
Discontinued operations                                      --               (0.13)            (0.03)
                                                     ------------      ------------      ------------
                                                     $      (0.51)     $      (1.15)     $      (0.75)
                                                     ============      ============      ============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON
EQUIVALENT SHARES OUTSTANDING
Basic                                                  15,387,125         4,324,229        16,998,172
Diluted                                                15,387,125         4,324,229        16,998,172

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                                          ALYDAAR     DATA SYSTEMS         PRO FORMA
                                                        YEAR ENDED     YEAR ENDED          YEAR ENDED
                                                       DECEMBER 31,    DECEMBER 31,       DECEMBER 31,
                                                          1996              1996              1996
REVENUES:
Product revenues                                     $       --        $ 26,782,693      $ 26,782,693
Service revenues                                           37,500         5,794,563         5,832,063
                                                     ------------      ------------      ------------
Total revenues                                             37,500        32,577,256        32,614,756
                                                     ------------      ------------      ------------
COST OF REVENUES
Cost of products                                             --          23,151,534        23,151,534
Cost of services                                           31,500         4,464,455         4,495,955
                                                     ------------      ------------      ------------
Total cost of revenues                                     31,500        27,615,989        27,647,489
                                                     ------------      ------------      ------------
GROSS PROFIT                                                6,000         4,961,267         4,967,267
                                                     ------------      ------------      ------------
OPERATING EXPENSES:
Selling expenses                                          339,206         4,578,613         4,917,819
General and administrative expenses                     4,828,064         3,632,580         8,460,644
                                                     ------------      ------------      ------------
                                                        5,167,270         8,211,193        13,378,463
                                                     ------------      ------------      ------------
LOSS FROM OPERATIONS                                   (5,161,270)       (3,249,926)       (8,411,196)

OTHER INCOME (EXPENSE)                                     28,425          (185,117)         (156,692)
                                                     ------------      ------------      ------------
LOSS BEFORE EXTRAORDINARY ITEM AND
DISCONTINUED OPERATIONS                                (5,132,845)       (3,435,043)       (8,567,888)

EXTRAORDINARY ITEM:
Gain recognized on extinguishment of debt                    --              75,494            75,494
                                                     ------------      ------------      ------------
LOSS BEFORE DISCONTINUED OPERATIONS                    (5,132,845)       (3,359,549)       (8,492,394)

DISCONTINUED OPERATIONS:
Loss from operations of Unified Network Services             --            (481,524)         (481,524)
                                                     ------------      ------------      ------------

NET LOSS                                             $ (5,132,845)     $ (3,841,073)     $ (8,973,918)
                                                     ============      ============      ============

NET (LOSS) PER COMMON SHARE-BASIC
AND FULLY DILUTED:
Continuing operations                                $      (0.41)     $      (1.26)     $      (0.61)
Discontinued operations                                      --               (0.18)             0.01
Extraordinary item                                           --                0.03             (0.03)
                                                     ------------      ------------      ------------
                                                     $      (0.41)     $      (1.41)     $      (0.64)
                                                     ============      ============      ============
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON
EQUIVALENT SHARES OUTSTANDING
Basic                                                  12,394,056         2,719,091        14,005,103
Diluted                                                12,394,056         2,719,091        14,005,103

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

(1) The pro forma condensed combining statements of operations exclude the non-recurring costs of the merger, which are estimated at $850,000. This estimate includes amounts for financial advisor, legal and accounting fees related to the merger. The pro forma condensed combining balance sheet has been adjusted to reflect these estimated obligations. The non-recurring cost estimate is an estimate only, although it is not likely that material additional costs will be incurred. The non-recurring expense will be charged to operations upon the consummation of the merger. Accumulated deficit as of December 31, 1998 has been adjusted to reflect the after tax impact of the estimated costs of the merger ($850,000). Accrued merger and restructuring has been adjusted to reflect the accrual of such estimated costs, pre-tax ($850,000). Deferred taxes and deferred tax assets have not been adjusted to reflect the estimated deferred tax benefits associated with the estimated charge because the estimate of their utilization has been offset by a similar increase in the valuation allowance against the deferred tax asset.

(2) Stockholders' equity as of December 31, 1998 has been adjusted to reflect the issuance of 1,611,047 shares of Alydaar common stock in exchange for all of the issued and outstanding shares of Data Systems stock resulting in 19,116,733 shares issued and outstanding on a pro forma basis. The pro forma condensed combining financial statements do not reflect the exercise of outstanding stock options.

(3) The pro forma combined net income (loss) per share is based on the combined weighted average number of common and common equivalent shares, after adjusting Data Systems' weighted average number of common shares outstanding and dilutive common share equivalents for the conversion into Alydaar's common stock at a conversion ratio of .33. Common share equivalents consist of common stock issuable upon exercise of outstanding options.

                             DESCRIPTION OF ALYDAAR

         Alydaar is presently engaged in the business of providing software-reengineering services. These services include (i) the correction and validation of existing mainframe computer software systems' ability to manage the Year 2000 problem and (ii) software conversion services, such as language translations and migrations. In October 1998, Alydaar also announced a new strategic direction, establishing an Internet services business providing management consulting, design, development and deployment for enterprise information portals. Through this new strategic direction, Alydaar is beginning to assist organizations in transforming their existing information systems architecture to support scalable and flexible architecture for internet, intranet and extranet applications.

                           DESCRIPTION OF DATA SYSTEMS

GENERAL

         Data Systems, incorporated in Michigan in 1986, provides computer network integration and data management services in the distributed computing marketplace. Data Systems' broad array of services includes designing, installing, and managing networks of personal computers, workstations and mainframes linked with communications hardware and software and peripheral equipment, selling network components, training users and administrators of networks and providing technical, expansion and maintenance services. Marketing efforts are directed at state and local governments, Fortune 1000 and middle market corporations, and institutional users such as hospitals and universities.

RECENT DEVELOPMENTS

         On February 17, 1999, Data Systems announced that it had agreed to a stipulation of settlement of the consolidated securities class action lawsuits filed in 1998. See "Description of Data Systems-Legal Proceedings." The stipulation of settlement has been filed in federal court in Detroit, Michigan. Although the court gave preliminary approval for the proposed settlement, it is subject to the court's later determination of the settlement's fairness at a hearing currently set for May 12, 1999. Under the terms of the proposed settlement, and subject to various conditions, Data Systems will create a gross settlement fund valued at approximately $2 million. The fund will benefit a settlement class of purchasers who bought Data Systems' stock during the period from May 16, 1996 through February 24, 1998. The fund will be comprised of $900,000 provided by Data Systems' insurer, and, at the defendant's option, either 650,000 shares of Data Systems' common stock or an additional $1.1 million. In agreeing to the proposed settlement, Data Systems and individual defendants have made no admission of any wrongdoing. The class action lawsuit stems from Data Systems' announcement in the first quarter of 1998, that it had discovered accounting irregularities which it believed resulted in an overstatement of certain previously released earnings. Data Systems' independent auditors issued a letter withdrawing their report on the audited financial statements for the years ended December 31, 1995 and 1996, and Data Systems' treasurer and chief financial officer resigned. A special committee of the outside members of Data Systems' Board of Directors has investigated the matter. As a result of the stipulation of settlement, Data Systems has accrued approximately $1.8 million as the estimate of the liability.

PRODUCTS AND SERVICES

         Data Systems' principal business is to provide computer network services and products that allow companies to control their complex distributed computing environments. Such services include the design, sale and service of local area networks ("LANs") and wide area networks ("WANs"). Data Systems generates revenues by providing consulting and network installation services, selling add-on hardware components to existing clients and providing after-installation service and support, training services and network management services. Data Systems is an authorized dealer, reseller or integrator for the products of many major vendors, including, but not limited to: Compaq, Sun Microsystems, Dell, Bay Networks, Hewlett-Packard, Novell, Microsoft, Cisco, Meridian Data, 3COM, Intel, and Oracle. Data Systems has developed applications for remote network management and sells private label computer systems, primarily to state governments. In addition, Data Systems provides application development services in database development, Year 2000 remediation, and imaging systems.

         Resellers who meet specified qualifications receive customer referrals and recommendations and advanced technical assistance and support from certain manufacturers, giving the qualifying resellers a competitive advantage over other resellers in the market. These qualifications vary from manufacturer to manufacturer and typically include some or all of the following components: specific training for technical personnel, specific training for sales personnel, possession of certain advanced equipment, ongoing training requirements, and minimum purchase targets. The process of obtaining and maintaining these manufacturer authorizations is both time consuming and expensive, with the cost of obtaining and maintaining a single authorization ranging from $5,000 to approximately $250,000. These costs include, but are not limited to, acquisition of hardware, software, facilities and spare parts, training fees, personnel and travel expenses and fees paid to the manufacturer for certification.

         Equipment is generally sold by Data Systems in conjunction with its higher margin network engineering services. These services include design, consulting, installation, and network administration for both LANs and WANs. Data Systems provides turnkey implementation and support services and, for some customers, on-site support personnel who work in conjunction with the customer's personnel on a continuous basis.

         Data Systems also provides on-going technical and maintenance support through a variety of service programs tailored to fit each specific customer's service needs and budget. These programs include a two-hour response service for critical network components and help desk and dispatch services. Data Systems generally passes through warranties provided by manufacturers to the purchaser. Data Systems offers no warranty separate from manufacturers' warranties.

MARKETING AND CUSTOMERS

         Data Systems markets its products and services through its internal sales force. Data Systems has sales and service personnel in the following states: Connecticut, Florida, Illinois, Kentucky, Louisiana, Massachusetts, Michigan, New Jersey, New York, North Carolina, and South Carolina. Data Systems has no retail sales outlets and has no intention of entering the retail market.

         Marketing efforts are directed at state and local governments, Fortune 1000 and middle market corporations and institutional users such as hospitals and universities. Current marketing efforts are generally focused on customers located in the states in which Data Systems has offices.

         The State of Michigan accounted for approximately 29% of Data Systems' revenues in 1998 and 1997. Purchases by agencies of the State of Michigan were made pursuant to a blanket agreement, which expired in September 1998. Data Systems continues to provide network services to the State of Michigan through a third-party master contractor blanket purchase order. Separately, the State of Michigan extended Data Systems' maintenance services contract through March 31, 1999 for Company provided services and through September 30, 1999 for Company sub-contracted third party maintenance service providers. As with all of Data Systems' service contracts and purchase orders, there are no assurances that any contract can be extended further or that, if re-bid, Data Systems will be awarded a new agreement under the same terms and conditions.

         During 1998, the State of New York accounted for 12% of Data Systems' revenues. Data Systems was awarded a three-year contract, renewable in one year increments, to provide system peripheral equipment. This contract has been renewed through May 6, 2000. Data Systems is also the authorized reseller of Novell and Bay Systems products and software to the State of New York.

VENDORS

         Data Systems purchases the microcomputers and related products it sells directly from manufacturers and indirectly through distributors such as Inacom Corporation and Ingram Micro Corporation. In general, Data Systems must be authorized by a vendor in order to sell its products, whether the products are purchased from distributors or directly from manufacturers. Data Systems is an authorized reseller for microcomputers, workstations, and related products of over 50 manufacturers. Sales by Data Systems of products manufactured by Compaq, Hewlett-Packard, Sun Microsystems, Bay Networks, Dell, and IBM accounted for between 40% and 50% of revenues during each of the last three fiscal years. However, sales of commodity products, such as IBM and Dell, have substantially declined over this period. Typically, vendor agreements provide that Data Systems has been appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days' notice or immediately upon the occurrence of certain events, and are subject to periodic renewal. The loss of a major manufacturer or the deterioration of Data Systems' relationship with a major manufacturer could have a material adverse effect on Data Systems' business as certain product offerings that are requested by customers would not be available to Data Systems.

         Data Systems determines whether to purchase products from distributors or directly from manufacturers by surveying prices and product availability among the manufacturers and the distributors with whom it has contractual relationships. Distributors, which purchase products in large quantities, often are able to offer a better price on products due to volume discounts granted by manufacturers. Data Systems' agreement with Ingram Micro, through which it made 9.7% of its product purchases in 1998, provides competitive pricing, inventory and asset management terms and conditions. The loss of all of Data Systems' relationships with distributors would result in higher product prices to Data Systems and potentially reduce Data Systems' profit margins. Data Systems believes however, that the loss of its relationship with any particular distributor would not have a material adverse effect on Data Systems 's results of operations or financial condition due to the availability of other sources of supply. As is customary in the industry, Data Systems does not have any long-term agreements or commitments, because competitive sources of supply are generally available for such products.

COMPETITION

         The network integration market is highly competitive. Data Systems competes with different classes of competitors, depending on the type of business opportunity. For project-oriented sales, Data Systems competes with system integrators and with computer hardware manufacturers. Data Systems also competes with a wide variety of local, regional and national hardware resellers for add-on equipment sales. Because Data Systems is not as price-aggressive as some of these competitors, Data Systems relies on its sales force to provide superior servicing and post-sale technical support to maintain its customer relationships. Depending on the customer, Data Systems competes on the basis of technological capability, price, breadth of product offerings and quality of service. Competitors also vary project to project depending upon the geographic location of the work to be performed.

         Many competitors are larger than Data Systems and have significantly greater financial, marketing and human resources, and geographic coverage. Data Systems believes that it can compete against these competitors on the basis of its extensive experience in the network integration and management market, authorization to sell a broad range of products and established infrastructure.

EMPLOYEES

         As of December 31, 1998, Data Systems employed 204 persons, 41 of who were sales personnel, 129 of who were service personnel and the remainder of whom were administrative or management personnel. Data Systems' employees have no union affiliations and Data Systems believes its relationship with its employees is good.

PROPERTIES

         Data Systems' corporate headquarters are located in Farmington Hills, Michigan, in a leased facility consisting of approximately 12,555 square feet of office space rented under a lease expiring in November 2002. Data Systems also leases two technical facilities. One is located in Farmington Hills, Michigan in a facility with approximately 7,000 square feet rented under a lease expiring in March 2003. The other is located in Raleigh, North Carolina in a facility with approximately 27,300 square feet rented under a lease expiring October 2001. Data Systems is evaluating the Raleigh facility and is in the process of sub-leasing approximately half of the space. Data Systems also has two telephone "help desk" centers. The Grand Rapids, Michigan facility is approximately 7,518 square feet and is rented under a lease expiring in April 1999. The second facility, located in Baton Rouge, Louisiana, which is part of the State of Louisiana maintenance contract, is located in a facility with 8,200 square feet rented under a lease expiring in November 1999.

         Data Systems also leases direct sales offices totaling approximately 26,000 square feet under leases with terms of one to five years, in 11 locations in the United States. Data Systems believes that its existing facilities and offices and additional space available to it are adequate to meet its requirements for its present and reasonably foreseeable needs.

LEGAL PROCEEDINGS

Class Action Litigation

         As initially reported in Data Systems' 1997 annual report on Form 10-K, and subsequently updated by Data Systems' quarterly reports on Form 10-Q, as amended, on or about February 26, 1998, plaintiff Tony DiFatta filed civil action, Case No. 98-CV70854 DT (the "DiFatta Complaint"), in the United States District Court for the Eastern District of Michigan, Southern Division, against Data Systems and individual defendants Michael W. Grieves and Philip M. Goy. Mr. DiFatta sought to represent a class of all purchasers of Data Systems' stock on the open market between March 5, 1997 and February 24, 1998, excluding the individual defendants and any officer, director or control person of Data Systems and members of their immediate families. The DiFatta Complaint alleged violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78j(b) and 78t(a), and SEC Rule l0b-5, through nondisclosure and misrepresentations of information concerning Data Systems' financial results and future prospects. In particular, DiFatta claims that press releases and SEC filings by Data Systems were materially false and misleading in that they overstated revenues and earnings for the year and quarter ended December 31, 1996, and for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 due to accounting irregularities.

         On or about March 17, 1998, plaintiff Jeffrey P. Emrich filed civil action, Case No. 98-CV1223 DT (the "Emrich Complaint"), in the United States District Court for the Eastern District of Michigan, Southern Division, against Data Systems and individual defendants Grieves and Goy. On or about April 17, 1998, plaintiff David L. Ronick filed a civil action, Case No. 98-CV71644 DT (the "Ronick Complaint") in the same court against Data Systems and individual defendants Grieves, Goy, Walter J. Aspatore and Jerry A. Dusa. The Emrich Complaint and the Ronick Complaint each sought to certify an essentially identical class of purchasers of Data Systems' stock as the class proposed in the DiFatta Complaint, and present essentially identical claims. On or about June 10, 1998, the DiFatta, Emrich and Ronick actions were consolidated for all purposes under the caption In Re: Data Systems Network Corporation Securities Litigation, Case No. 98-70854.

         On or about July 10, 1998, plaintiffs in the consolidated action filed a consolidated complaint in lieu of the previously filed complaints against Data Systems and individual defendants Grieves and Goy, seeking to represent a class of purchasers of Data Systems' stock between May 15, 1996 and February 24, 1998.

         On February 17, 1999, Data Systems announced that it had agreed to a stipulation of settlement of the consolidated complaint. The stipulation of settlement has been filed in federal court in Detroit, Michigan. Although the court gave preliminary approval for the proposed settlement, it is subject to the court's later determination of the settlement's fairness at a hearing currently set for May 12, 1999. Under the terms of the proposed settlement, and subject to various conditions, Data Systems will create a gross settlement fund valued at approximately $2 million. The fund will benefit a settlement class of purchasers who bought Data Systems' stock during the period of May 16, 1996 through February 24, 1998. The fund will be comprised of $900,000 provided by Data Systems' insurer, and, at the defendants' option, either 650,000 shares of Data Systems common stock or an additional $1.1 million. In agreeing to the proposed settlement, Data Systems and individual defendants made no admission of any wrongdoing. As a result of the stipulation of settlement, Data Systems has accrued approximately $1.8 million as the estimate of the liability.

Securities and Exchange Commission Investigation

         On or about October 29, 1998, the Securities and Exchange Commission ("SEC") informed Data Systems that it is conducting a formal private investigation of the accounting irregularities experienced by Data Systems in the fiscal years 1996 and 1997. This inquiry is ongoing, and Data Systems is cooperating with the SEC and providing information as requested.


              DATA SYSTEMS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis compares the financial results for the three year period ending December 31, 1998 and should be read in conjunction with Data Systems' financial statements and notes thereto.

The following discussion and analysis contain a number of "forward looking statements" within the meaning of the Securities Exchange Act of 1934 and are subject to a number of risks and uncertainties. These risks may include the continuation of current favorable economic conditions, the failure of Data Systems' customers to fulfill contractual commitments, the ability of Data Systems to recruit and retain qualified personnel, the ability of Data Systems to develop and sustain new customers in geographic areas in which Data Systems has recently begun to operate, the ability of management to implement new systems to manage Data Systems' growth effectively and efficiently, the impact of undetected errors or defects associated with Year 2000 date functions on Data Systems' current products and internal systems, the willingness of Data Systems' lender to continue to lend under its current credit facility or Data Systems' ability to secure alternative working capital financing, the relative uncertainties in the market direction of emerging technologies, the potential loss of key personnel, Data Systems' ability to retain its commercial and governmental contracts, the potential lack of market acceptance of Data Systems' products and services, and the approval of Alydaar regarding certain operating conditions as detailed in the merger agreement.

RESULTS OF OPERATIONS

A significant part of a competitive strategy adopted by Data Systems in 1997 was to focus Data Systems' resources in two areas: accelerating Data Systems' growth rate, and expanding its network management support services offerings.

For the periods indicated, the following table sets forth selected items from Data Systems' Consolidated Statements of Operations included herein, expressed as a percentage of total revenues:

YEAR ENDED DECEMBER 31,

Revenues:                                1998         1997         1996
                                        ------       ------       ------
Product revenue                           74.5%        78.9%        82.2%
Service revenue                           25.5%        21.1%        17.8%
                                         -----        -----        -----
Total revenues                           100.0%       100.0%       100.0%

Cost of Revenues:
Cost of products                          61.2%        68.9%        71.1%
Cost of services                          22.3%        16.6%        13.7%
                                         -----        -----        -----
 Total cost of revenue                    83.5%        85.5%        84.8%

Gross Profit                              16.5%        14.5%        15.2%

Operating expense                         18.4%        18.8%        25.2%
Other income (expense)                    (2.5%)       (0.9%)       (0.6%)
                                         -----        -----        -----
Loss before extraordinary item and
discontinued operations                   (4.4%)       (5.2%)      (10.6%)
Income taxes                               --           --
                                         -----        -----        -----
Extraordinary item                         --           --           0.2%
                                         -----        -----        -----
Loss before discontinued operations       (4.4%)       (5.2%)      (10.4%)

Discontinued Operations:
    Loss from operations of UNS           (2.0%)       (0.6%)       (1.4%)
    Gain on disposal of UNS                0.8%         --           --
                                         -----        -----        -----
    Total Discontinued Operations         (1.2%)       (0.6%)       (1.4%)
                                         -----        -----        -----
    Net Loss                              (5.6%)       (5.8%)      (11.8%)
                                         =====        =====        =====

YEAR ENDED DECEMBER 31, 1998

COMPARED TO YEAR ENDED DECEMBER 31, 1997

REVENUES

Data Systems' total revenues declined slightly to $85.3 million in 1998, compared to $86.0 million in 1997. The decline (0.8%) is the net effect of the termination of a specific product sales contract offset by Data Systems' organic growth in service sales and in the eastern region of the United States.

Data Systems' product sales component of the business declined from $67.8 million in 1998 to $63.5 million in 1997 due primarily to the completion and expiration on September 30, 1998, of Data Systems' master contractor purchase order with the State of Michigan. Product sales to the State were made under that agreement. The State continues to buy network services and service maintenance contracts from Data Systems. Of the $4.3 million decline in product sales, approximately $3.8 million can be attributed to the completion of the State of Michigan agreement. The remainder of the decline in product sales is due to management's continued focus on new account penetration through the offering of advanced services, including network management services. Data Systems' shift in emphasis to service sales from product sales is due to the expectation of high margins generally associated with sales of technical services.

Service revenues increased 20.1% to $21.8 million in 1998 from $18.1 million in 1997. Service sales accounted for 25.5% of total revenue in 1998 versus 21.1% in 1997. This increase is primarily due to the allocation of additional resources to further develop Data Systems' capabilities to deliver advanced services.

COST OF REVENUES

The decline in cost of revenues in 1998 is consistent with the reduction in product sales due to the termination of the Sate of Michigan master contractor purchase order and the shift to service revenue. Management refocused Data Systems' business in conjunction with these changes by shifting resources away from the lower margin direct product component of Data Systems, in favor of the higher returns expected from advanced service and network management offerings. Primarily as a result of this activity, cost of revenues decreased to 83.5% of total revenues in 1998 from 85.5% of total revenues in 1997.

Cost of product revenue decreased as a percentage of total revenues to 61.2% in 1998 from 68.9% in 1997. Certain software purchases in support of maintenance contracts were reclassified as cost of services versus cost of products. This change, along with the decline in product revenue, accounts for the reduction in the cost of product revenue. Product revenue gross margins increased to 17.8% in 1998 versus 12.7% in 1997. Data Systems has been more selective in pricing large projects and believes that the increase in product gross margin is reflective of the strategic shift away from low margin sales.

Cost of service revenue increased to 22.3% of total revenues in 1998 from 16.6% of total revenues in 1997 due to the significant increase in total service revenues and reclassification of software costs that are more closely related to service revenue. Additionally, as a result of Data Systems' decision to move towards a higher mix of service sales, Data Systems increased its technical personnel to assist the sales effort with specialized internal resources. By providing in-house technical resources to support revenue growth, Data Systems increased expenditures in third party consultants and technicians to support existing contracts.

Overall, gross profit margins increased $1.6 million or 12.9% over 1997. Gross margin in 1998 was 16.5% versus 14.5% in 1997. To maintain its strategic direction, emphasizing a shift towards higher margin service sales, Data Systems expects to continue to invest resources in technical personnel, hardware, software and processes, subject to working capital constraints.

OPERATING EXPENSES

Operating expenses decreased to 18.4% of total revenues in 1998 from 18.8% of total revenues in 1997. Sales expenses decreased to 11.2% of total revenues in 1998 versus 12.0% of total revenues in 1997. General and administrative expense increased to 7.2% of total revenues in 1998 from 6.8% of total revenues in 1997. Overall, operating expenses declined due to cost controls and overhead reductions put in place during 1998. Specifically, sales offices in Atlanta, GA, Charlotte, NC, Greensboro, NC, Pittsburgh, PA and Dallas, TX were closed or consolidated into other more strategically located offices. Administrative and other overhead reductions were completely offset by the additional expenditures necessary to address legal and auditing issues. The non-recurring legal, auditing, and professional fees exceeded just over $1.0 million during 1998. These expenses related to the extraordinary efforts required to complete Data Systems' year-end 1997 and 1996 reporting, the class action lawsuits, and bank audit and examination expenses. All totaled, these matters account for 1.2% of total revenue.

OTHER EXPENSE

Other expense increased in 1998 due primarily to the recognition of $1.8 million of liability associated with the proposed stipulation of settlement of Data Systems shareholder class action lawsuit. Data Systems established an accrual for the estimated fair market value of the shares of Data Systems common stock that will be contributed into the gross settlement fund (See "Description of Data Systems-Legal Proceedings"). Other expenses, net of the shareholder lawsuit accrual, declined to $.3 million from $.8 million in 1997. The decrease was due to a $.8 million decrease in interest expense due primarily to Data Systems' success at negotiating more advantageous payment terms with its key vendors and overall reductions in Data Systems' bank borrowings.

DISCONTINUED OPERATIONS

Pursuant to the terms of the original 1996 purchase agreement by which Data Systems acquired Unified Network Services Inc. ("UNS"), the minority shareholders of UNS elected to exercise a contract right to initiate re-purchase of the stock of UNS owned by Data Systems. Data Systems' Board of Directors accepted the proposal and adopted a plan to discontinue operations. Effective June 1, 1998, Data Systems sold its 70% interest in the UNS subsidiary for cash and notes and discontinued operations in its large account network management business. The terms of the sale included $7,000 in cash and a note for $3,000,000, secured by the stock of UNS. The buyer's also assumed the existing liabilities of UNS. Data Systems is deferring the recognition of a gain on sale related to the note until payments on the note begin in 1999. The gain upon disposal of the discontinued segment was $705,742 which is net of an allowance of $3,000,000 due to the uncertainty of the buyers ability to pay the note. The gain is also net of additional allowances of

$614,000 and $375,000, due to the uncertainty of the buyer's ability to pay back advances made by Data Systems for working capital and payment of certain assumed liabilities.

Data Systems has restated its prior financial statements to present the operating results of the UNS segment as a discontinued operation. The divestiture results in substantial cost savings without significant loss of customer relationships or the ability to deliver specialized technical services in any related area.


YEAR ENDED DECEMBER 31, 1997
COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES

Data Systems' total revenues rose by 164.0% to $86.0 million in 1997, compared to $32.6 million in 1996. This was primarily due to the full year impact of Data Systems' acquisition of NSG (which was acquired in September 1996) and, to a lesser extent, due to the expansion into the eastern region of the United States. The NSG acquisition resulted in the assignment of the State of Michigan contract that directly contributed approximately 29% of 1997 total revenues.

Data Systems' product sales component of the business grew 153.3%, or $41.1 million, to $67.9 million in 1997. Service revenue grew 213.3% as management continued to focus on new account penetration through the offering of advanced services in conjunction with product sales. Data Systems was able to secure certain product sales by leveraging its strategic vendor alliances and partnering with these vendors in manufacturer direct sales efforts. Product sales leveled out on a year to year basis as Data Systems continued its strategic shift towards increasing the higher margin service revenue. As a result of Data Systems' comprehensive accounting review and year-end audit, a number of adjustments were made which negatively affected the results for 1997 and 1996. These adjustments included a general reserve against total sales for credit memos and sales allowances of $.5 million in 1997, which was established to consistently account for customer returns on a year to year basis.

Service revenues increased $12.4 million, to $18. 2 million in 1997 and accounted for 21.1% of total revenues, compared to 17.8% in 1996. This increase was primarily due to the allocation of additional resources to further develop Data Systems' capabilities to deliver advanced service and remote and on site network management offerings.

COST OF REVENUES

Cost of product sales decreased as a percentage of total revenues to 68.9% in 1997 compared to 71.1% in 1996. This decrease was primarily due to Data Systems' continued focus on larger project installation sales and strategic vendor pricing due to volume purchases, as well as its 1996 addition of private label computer products and application development. Cost of product sales increased in 1997 by $2.2 million, and in 1996 by $2.6 million, due to adjustments to inventory and service parts inventory made pursuant to Data Systems' accounting review and year-end audit. These adjustments relate to obsolescence and the reconciliation of the book to physical and the restatement to lower of cost or market. The total cost of sales as a percentage of total sales revenue for 1997 was 85.5% compared to 84.8% in 1996.


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
Cost of service revenues increased to 16.6% of total revenues in 1997 from 13.7% of total revenues in 1996, as management's focus on the offering of advanced services in conjunction with product sales continued. Cost of services as a percentage of service revenue increased slightly to 78.7% in 1997 from 77.0% in 1996. This increase was primarily due to the employment of in-house technical resources in 1997 in anticipation of greater service revenue opportunities and Data Systems' increased use of the broader base of in-house technical talent to enhance the sales effort during the year. Essentially, Data Systems began to benefit in 1997 from investments Data Systems made in 1996 in NSG and additional technical personnel.

Data Systems also incurred significant expenses in connection with its network management service offerings, as well as other infrastructure costs. Data Systems believes that the market for its network management services is characterized by rapid technological advancement. To maintain its competitive position in the industry, Data Systems expects to continue to invest significant resources in hardware, software and processes, as well as in enhancements to existing processes, including research and development efforts by Data Systems, subject to constraints on working capital.

OPERATING EXPENSES

Operating expenses decreased to 18.8% of total revenues in 1997 from 25.2% of total revenues in 1996 and sales expenses decreased to 12.0% of total revenues in 1997 versus 14.1% of total revenues in 1996. Both declines were due to better utilization of internal resources, cost controls and economies of scale. General and administrative expense was 6.8% of total revenues in 1997 compared to 11.2% of total revenues in 1996. The 1996 results were due primarily to start-up expenditures and the temporary duplicative expenses resulting from the expansion of the operations through the acquisition of NSG and the additional eastern region direct sales offices and, to a lesser extent, a $425,000 increase in the reserve for uncollectible notes receivable. Certain allowances for doubtful accounts receivable and non-trade receivables, made as a result of Data Systems' accounting review and year-end audit, accounted for $1.7 million additional general and administrative expenses in 1997.

OTHER EXPENSES

Other expenses increased $.6 million in 1997 over 1996 to 0.9% of total revenues, due primarily to the increase in interest expense which resulted from increased utilization of Data Systems' bank line of credit. Interest expense, net of interest income from cash invested, was $1.2 million and was partially offset by other income of $.5 million, which is primarily due to vendor rebate programs.


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
FINANCIAL CONDITION

As of December 31, 1998, cash and investments totaled $2.7 million, a decrease of $3.5 million from 1997. Cash provided from operating activities for 1998 was $17.2 million compared to cash used of $16.9 million in 1997. The cash provided by operating activities was primarily due to a significant decrease in accounts receivable of $15.0 million. Collections on a major contract in the first quarter of 1998 accounted for $6.8 million of the change. Data Systems has also reduced past due accounts significantly. A decrease in account payable of $6.5 million was offset by a reduction in investments of $6.2 million. The impact of discontinued operations of $2.0 million was offset by the change in accrued liabilities, primarily due to the accrual for the shareholder lawsuit of $1.8 million. All available cash, $14.3 million, was used in financing activities. Per Data Systems' credit agreement with NBD Bank, which expired in September 1998, and its current line of credit agreement with Foothill Capital Corporation, all funds are applied to the outstanding loan balance. Daily working capital requirements are managed through daily borrowings.

As of September 30, 1998, Data Systems had a credit agreement ("NBD Agreement") with NBD Bank ("NBD"). The Agreement provided for a discretionary line of credit not to exceed $11 million. Borrowing limits under the credit facility were determined based on a collateral formula, which included 80% of qualified trade receivables. Borrowings under the credit agreement bore interest at 2% over NBD's prime rate and had a term extending to September 30, 1998. Previously, Data Systems had a credit agreement that provided for a revolving line of credit not to exceed $12 million, a discretionary line of credit not to exceed $8 million and a discretionary lease line not to exceed $500,000. Each was collateralized by an interest in Data Systems' entire accounts receivable, inventory (other than equipment financed through IBM Credit) and equipment.

On September 30, 1998 Data Systems and Foothill Capital Corporation ("Foothill") entered into a new credit facility ("Foothill Agreement"), replacing in its entirety, the NBD Agreement. The Foothill Agreement provides for an initial revolving line of credit not to exceed $15 million. Data Systems may, at its option and subject to certain collateral requirements, increase the line to $20 million during the term of the Foothill Agreement. Borrowing limits under the Foothill Agreement are determined based on a collateral formula, which includes 85% of qualified trade receivables. Borrowings under the Foothill Agreement bear interest at 1% over Norwest Bank's prime rate and have a term extending to September 30, 2001. All monies owed by Data Systems to NBD were paid on October 1, 1998. As of December 31, 1998, the line of credit under the Foothill Agreement bore interest at rates between 8.0% and 8.5%. As of December 31, 1998, the line of credit collateral formula permitted borrowings of up to $6.3 million, of which $3.2 million was outstanding.

The agreement in effect at December 31, 1998, contains certain financial covenants related to earnings before interest, taxes, depreciation and amortization ("EBITDA"), net worth and capital expenditures. There are other covenants that require Data Systems' receivables to be genuine and free of all other encumbrances and require Data Systems' inventory to be kept only at certain locations and to be free of all other encumbrances. At December 31, 1998, due primarily to the accrual related to the stipulation of settlement in Data Systems' shareholder lawsuit, Data Systems was not in compliance with the EBITDA and net worth covenants. However, Data Systems has received the necessary waivers from Foothill Capital Corporation and Data Systems' access and use of the line of credit was not effected. In the event that Data Systems would be unable to borrow amounts necessary to fund its operations, or if repayment of its obligations under the current credit agreement were demanded by Foothill, Data Systems' financial condition would be materially and adversely affected. In such event, there can be no assurance that Data Systems would be able to obtain alternative working capital financing to continue its operations.

Data Systems has also entered into a finance agreement with IBM Credit Corporation. As of September 30, 1998, the agreement extended a maximum of $2,000,000 to be used exclusively for the acquisition of inventory for resale. Use of this credit line is at Data Systems' option. As collateral for payment of all debt incurred under this agreement, IBM Credit Corporation was granted a first security interest in Data Systems' inventory equal to the amount of the outstanding debt. This agreement allows for thirty-day interest free financing of eligible inventory and a variable discount off of invoice for eligible product purchases paid for within fifteen days from the date of invoice. Data Systems or the lender can terminate this agreement at any time. The terms and conditions of this financing agreement can be changed at the discretion of IBM Credit Corporation. The amount outstanding at December 31, 1998 and 1997 is approximately $1.4 million and $1.5 million, respectively, and has been included in accounts payable.

Data Systems' working capital deficiency as of December 31, 1998 was $5.2 million. Significant non-cash accruals have negatively impacted the deficiency. Data Systems believes that the combination of present cash balances, future operating cash flows, and working capital provided by the Foothill Agreement or alternate working capital financing secured by Data Systems will be adequate to fund Data Systems' internal growth and current short and long term cash flow requirements.

Upon completion of its merger with Alydaar Software Corporation, Data Systems believes that additional financing resources will be available and certain synergies relating to business opportunities will be realized to help return Data Systems to profitability. However, the merger agreement requires Data Systems to conduct business in the usual and ordinary course but under certain restrictions and limitations. These restrictions and limitations, in the aggregate, could have a material effect on Data Systems' ability to quickly respond to changes in its business.

YEAR 2000 COMPLIANCE

The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems will be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. In 1997, Data Systems developed a three-phase program for Y2K information systems compliance. Phase I was to identify those systems with which Data Systems has exposure to Y2K issues. Phase I was completed in 1998. Phase II is the development and implementation of action plans to be Y2K compliant in all areas by mid 1999. Phase III, to be completed by the end of the third quarter of 1999, is the final testing of each major area of exposure to ensure compliance. Data Systems has identified three major areas determined to be critical for successful Y2K compliance: (1) financial and informational system applications,
(2) customer relationships and equipment applications and (3) third-party consultant and vendor relationships.

Data Systems, in accordance with Phase I of the program, conducted an internal review and inventory of all systems (including information technology and non-information technology systems), and contacted all critical suppliers to determine major areas of exposure to Y2K issues. In the financial and information system area, a number of applications were identified as Y2K compliant due to their recent implementation. Data Systems' core financial and reporting systems are not Y2K compliant but were already scheduled for replacement by early 1999. In the customer and equipment area, Data Systems is in the process of identifying areas of exposure. As a result of its Phase I assessment of its non-information technology systems, Data Systems does not believe it will incur significant costs remediating those systems for Y2K compliance. In the third-party consultant and vendor area, most of the parties contacted by Data Systems state that they expect to be Y2K compliant by 2000. Additionally, Data Systems has included Y2K requirements on all purchase orders issued to vendors and has included a Y2K disclaimer on all customer invoices.

Data Systems believes it will cost approximately $200,000 to replace its core financial and reporting systems and has identified the potential for 1,000 man hours of work to bring the remaining systems network, and financial and informational system applications into Y2K compliance at an estimated cost of $100,000. Because of Data Systems' expertise in this area, internal personnel will undertake the majority of the work. Approximately one-half of the compliance costs were incurred in 1998 and Data Systems expects the remainder to be incurred in 1999. Data Systems does not expect to incur significant costs in connection with the customer and equipment area and the third party consultants and vendor area.

Data Systems believes that its most reasonably likely worst case Y2K scenario is that certain vendors fail to supply Data Systems with products that are Y2K compliant, which are then sold to Data Systems' customers, and that certain vendors will be unable to provide Data Systems with needed products or services due to the failure of the vendor to be Y2K compliant. In such cases, Data Systems plans to use its expertise in this area to work with its customers to provide Y2K remediation and seek out alternative Y2K compliant vendors. It is uncertain how Data Systems might be effected by the occurrence of its most reasonable likely worst case scenario. However, in the event of such an occurrence, Data Systems' revenue, net income or financial condition could be materially adversely effected. Data Systems is continuing to review contingency plans to evaluate Y2K business interruption scenarios, but has not established a timetable for completion of a formal plan.


                       ELECTION OF DATA SYSTEMS DIRECTORS

          Three directors, constituting the entire Board of Directors of Data Systems, are to be elected at the Data Systems Annual Meeting. Each director holds office until consummation of the merger or, if the merger is not consummated, the next annual meeting of shareholders and until his successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of Data Systems. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Data Systems Board of Directors may select. Each of the nominees is currently a director of Data Systems.

          NOMINEES



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

          The following sets forth information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies and period of service as a director of Data Systems. The Board of Directors recommends a vote FOR each of the nominees for election. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast.

         MICHAEL W. GRIEVES, 49. Mr. Grieves has served as Data Systems' President, Chief Executive Officer and Chairman of the Board since its inception in 1986. Prior to 1986, Mr. Grieves served in executive, managerial and technical capacities with Computer Alliance Corporation, a turnkey system house, Quanex Management Sciences, a computer services bureau, and Lear Siegler Corporation, and has more than 25 years of experience in the computer industry. Mr. Grieves is married to Diane L. Grieves, Data Systems' Executive Vice President and Secretary.

         WALTER J. ASPATORE, 55. Mr. Aspatore, a Director of Data Systems since November 1994, has been Managing Director of Amherst Capital Partners, which provides investment banking services to medium and small businesses, since its founding in 1994. Prior to the formation of Amherst Capital Partners, Mr. Aspatore was President of Onset BIDCO, which supplies financing and management services to companies with strong growth potential, from 1991 to November 1994. Mr. Aspatore was the President of Cross & Trecker Corporation, a $500 million worldwide factory automation company, from 1988 to 1991 and served that company in various capacities for approximately 22 years. He has a total of more than 27 years of senior level management experience in operations and finance in the worldwide factory automation, automotive and aerospace industries.

         RICHARD A. BURKHART, 46. Mr. Burkhart, a Director of Data Systems since 1986, has been a management consultant with his own firm, Emerald Asset Management, Inc., since 1991 and for the last fifteen years Mr. Burkhart has specialized in managing financially troubled businesses. Mr. Burkhart served as Data Systems' Treasurer from 1986 until April 1997. Since 1992, Mr. Burkhart has served as President and is a principal of New Century Metals, Inc. in Cleveland, Ohio. From 1986 to 1991, he was Chairman of the Pratt & Whitney Machine Tool Company in West Hartford, Connecticut. Prior experiences included executive positions in finance and planning with major manufacturing companies, including Quanex Corporation and Republic Steel Corporation.


          MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors held three meetings during 1998. Standing committees of the Board include the Audit Committee and the Executive Compensation Committee, the members of which committees are Mr. Aspatore and Mr. Burkhart. The Board does not have a nominating committee.

          The Audit Committee's principal responsibilities include: (a) recommending the selection of Data Systems' independent public accountants, (b) reviewing the scope of audits made by the independent public accountants, (c) reviewing the audit reports submitted by the independent public accountants, and (d) reviewing Data Systems' internal audit activities and matters concerning financial reporting, accounting and audit procedures. The Audit Committee met twice during 1998.

         The Executive Compensation Committee's principal responsibilities include: (a) reviewing on an annual basis the compensation of all executive officers of Data Systems, (b) making recommendations to the Board regarding compensation of executive officers, and (c) reviewing and administering employee benefit plans pursuant to which securities (including stock options) are granted to Data Systems' executive officers. The Executive Compensation Committee met once during 1998.

         In addition to formal meetings, from time to time the Board of Directors and the Executive Compensation Committee informally discuss issues or matters under consideration and take formal action by unanimous written consent.

         OTHER EXECUTIVE OFFICERS

         JOHN O. LYCHOS JR., 43. Mr. Lychos, Data Systems' Chief Financial Officer, Treasurer, Vice President-Finance and Assistant Secretary has been with Data Systems since May 1998. Prior to joining Data Systems, he was a Vice President/Area Controller for Waste Management Inc., and held a variety of other responsible financial management positions with that company throughout his fifteen-year tenure.

         DIANE L. GRIEVES, 49. Ms. Grieves, Data Systems' Executive Vice President and Secretary, has held executive positions in sales, operations, and administration at Data Systems since its inception. From 1984 to 1985, Ms. Grieves was Vice President of Sales at Executive Data Solutions, Inc., a computer sales organization. Prior to that, Ms. Grieves held numerous sales and sales management positions with American Telephone and Telegraph and the Bell operating companies. Ms. Grieves is married to Michael W. Grieves, Data Systems' Chairman, President and Chief Executive Officer.

         GARRETT L. DENNISTON, 48. Mr. Denniston, Data Systems' Vice President - Sales (Northeast), has held various sales management and executive positions with Data Systems since 1996. Prior to 1996, Mr. Denniston was employed in sales and sales management capacities at Memorex-Telex, Inc.


SECURITIES OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth, as of March 1, 1999, certain information with respect to the beneficial ownership of Data Systems common stock by each director of Data Systems, each of the current executive officers named in the Summary Compensation Table under "Executive Compensation", each other person known by Data Systems to beneficially own more than 5% of the outstanding shares of common stock and all directors and executive officers as a group. Unless otherwise noted, the address for each of the following persons is Data Systems' address.

                                                                                    Number of            Percent of
Name                                                                                Shares (a)            Class (b)
----                                                                                ----------            ---------
Michael W. Grieves ......................................................           699,000                  14.0 %
Walter J. Aspatore (c)....................................................          46,000                        *
Richard R. Burkhart (c)..................................................           143,625                     2.9
Gregory D. Cocke..........................................................          383,750                     7.7
Diane L. Grieves............................................................        22,500                        *
Garret L. Denniston........................................................         26,000                        *
All executive officers and
  directors as a group (7 persons)...................................               1,320,875                  26.5

          *   Less than one percent

         (a) The column sets forth shares of common stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, including 14,000 shares of common stock for Michael Grieves, 41,000 shares for Walter Aspatore, 3,000 shares for Richard Burkhart, 22,500 shares for Gregory Cocke, 22,500 shares for Diane Grieves, and 26,000 shares for Garret Denniston that may be acquired upon the exercise of stock options that are presently exercisable or become exercisable within 60 days.

         (b) For purposes of calculating the percentage of Common Stock beneficially owned, the shares issuable to such person under stock options or warrants exercisable within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding.

         (c) The address for Mr. Aspatore is 255 E. Brown Street, Suite 120, Birmingham, Michigan 48009. The address for Mr. Burkhart is 6130 Cochran Road, Solon, Ohio 44139.


EXECUTIVE COMPENSATION

         SUMMARY

         The following table sets forth the compensation paid by Data Systems to the Chief Executive Officer and the only other executive officers who earned more than $100,000 in salary and bonus during 1998 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

Name and                                                        Annual                    Long Term
Principal Position                                           Compensation            Compensation Awards
------------------                                           ------------            -------------------
                                                                                          Securities
                                                    Year      Salary        Bonus        Underlying Options
                                                    ----      ------        -----       ------------------
Michael W. Grieves                                  1998     $160,000         -                  -
Chairman, President and                             1997     $160,000      30,000              8,000
Chief Executive Officer                             1996     $121,000         -                  -

Diane L. Grieves                                    1998     $120,000      30,000                -
Executive Vice President                            1997     $120,000      15,375               7,500
And Secretary                                       1996     $120,000         -                15,000



Gregory D. Cocke                                    1998     $150,000      60,500                -
Vice President - Sales (MW)                         1997     $108,750      28,500              11,250
                                                    1996     $130,000         -                15,000



Garret L. Denniston                                 1998     $150,000      80,000                -
Vice-President - Sales (NE)                         1997     $150,000      60,000                -
                                                    1996     $ 50,000         -                  -

         OPTION HOLDINGS

         The following table provides information with respect to the unexercised options held as of the end of 1998 by the Named Officers.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES


                                                           Number of Unexercised            Value of Unexercised
                                                           Options/SARs at Fiscal       in-the-Money Options/SARs at
                                                                Year End (#)               Fiscal Year End ($)(a)
                                                        ----------------------------    -----------------------------
                       Shares Acquired      Value
Name                   on Exercise (#)   Realized ($)   Exercisable    Unexercisable     Exercisable    Unexercisable
----                   ---------------   ------------   -----------    -------------     -----------    -------------
Michael Grieves               -               -           14,000           4,000              -               -
Diane Grieves                 -               -           22,500           7,500              -               -
Gregory Cocke                 -               -           22,500           11,250             -               -
Garrett Denniston           1,000           13,625        26,000           25,000             -               -


         (a) Value was determined by multiplying the number of shares subject to the option by the difference between the last sale price of the common stock reported for December 31, 1998 on the Over-the-Counter Bulletin Board and the option exercise price.

         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         The Executive Compensation Committee, comprised of directors who are not employees of Data Systems, reviews and makes recommendations to the Board of Directors regarding executive compensation. It is the philosophy of the Committee that the executive compensation program should align the financial interests of Data Systems' executives with the long term interests of Data Systems and its shareholders and should attract and retain qualified executives to lead Data Systems toward its goals. The key elements of Data Systems' current program include a base salary and equity participation through stock options.

          BASE SALARY. The Committee's policy with respect to salaries is to establish base compensation levels for executives which are competitive in relation to other companies of similar size within Data Systems' industry. The Committee will also take into consideration the executive's responsibilities, experience level, and individual performance. Salaries are reviewed from time to time and are adjusted based on the recommendation of management.

          STOCK OPTIONS. Under the 1994 Stock Option Plan, the Committee may grant options to purchase common stock to employees of Data Systems, including executive officers. Option grants become exercisable over a period of time and generally have an exercise price equal to the fair market value of the common stock on the grant date, creating long term incentives to enhance the value of Data Systems' common stock. Generally, the Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting period are determined based upon management's contribution to Data Systems' future growth and profitability and the recommendation of the Chief Executive Officer.

          THE CHIEF EXECUTIVE OFFICER'S 1998 COMPENSATION. The Committee's approach to Mr. Grieves' compensation is consistent with the Committee's approach to all other executive officers. Mr. Grieves receives a base salary based upon his responsibilities and experience and which the Committee believes is comparable to the salaries of other chief executive officers at similar companies. Based upon the recommendation of the Chief Executive Officer, the Committee determined to allocate the limited number of remaining eligible stock options only to key non-officers. The Chief Executive Officer was evaluated for bonus compensation on the same basis as other executive officers.

          The Committee believes that the above elements assist Data Systems in meeting its short-term and long-term business objectives and appropriately relate executive compensation to Data Systems' performance.

          DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to Data Systems' Chief Executive Officer and any of the three other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The 1994 Stock Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the 1994 Stock Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

          The Committee does not believe that other components of Data Systems' compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

          EXECUTIVE COMPENSATION COMMITTEE:
          WALTER J. ASPATORE                RICHARD A. BURKHART

          STOCK PERFORMANCE GRAPH

          The following graph compares the percentage change in the cumulative total shareholder return on Data Systems' common stock during the period beginning on October 31, 1994 (the date on which Data Systems' common stock began trading publicly on the NASDAQ Stock Market's SmallCap Market) and ending on December 31, 1998 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 450 companies included in a published index which includes all of the companies in the "computer programming and data processing" Standard Industrial Classification Code ("Industry Group"). The comparison assumes that $100 was invested on October 31, 1994 in Data Systems' common stock and in the foregoing indices and assumes the reinvestment of dividends.

          [INSERT GRAPH] - See attached

                           10/31/94      12/31/94      12/31/95      12/31/96   12/31/97  12/31/98
                           --------      --------      --------      --------   --------  --------
Data Systems               $100.00       $ 54.86       $ 38.86       $171.43       212.57    26.29
Peer Group                 $100.00       $100.71       $150.81       $190.58       235.02   396.14
Nasdaq Market              $100.00       $ 95.87       $124.35       $154.52       189.01   266.58

DIRECTOR COMPENSATION

         Customarily, the Company has paid non-employee directors an annual retainer of $1,000 and a fee of $500 for each Board or committee meeting attended. On the date of each annual shareholders meeting, each non-employee director elected or reelected as such will also receive an option under the 1994 Stock Option Plan to purchase 1,000 shares of Common Stock, exercisable beginning one year after the grant date, at an exercise price equal to the fair market value on the grant date. The Company also reimburses out-of- pocket expenses related to non-employee directors in attendance at such meetings.

         Due to the unique nature of events at the close of 1997, Data Systems did not hold an annual shareholder meeting in 1998. Directors were not paid their retainer or fees, nor were they awarded options under the stock option plan. However, due to the additional responsibilities assigned to Mr. Aspatore by the other outside Directors, which included leading the special investigation regarding accounting irregularities, the Board awarded Mr. Aspatore 40,000 options in a one-time special grant in recognition of the special circumstances and responsibilities assumed. The options were granted at the end of the second quarter with an option price of $.875 per share, exercisable one year after the grant date, which is consistent with the terms of Data Systems' 1994 Stock Option Plan.


                              CERTAIN TRANSACTIONS

         A portion of the consideration for certain 13% subordinated promissory notes of Data Systems acquired by Mr. Grieves, Data Systems' Chairman, President and Chief Executive officer, pursuant to Data Systems' Plan of Reorganization in 1992 was a $200,000 promissory note (the "Grieves Note"). The Grieves Note bears interest at the Internal Revenue Service annual imputed rate, payable annually, and does not become due unless the maker fails to pay interest in accordance with its terms and demand is made by the holder. The principal amount due under the Grieves Note would be reduced in the event and to the extent that a third party (MTS-SWS, Inc., a Delaware Corporation) would make payment on certain indebtedness owed to Mr. Grieves or Data Systems. Mr. Grieves' interest in such note has been assigned to Data Systems. There is $200,000 outstanding under the Grieves Note as of March 17, 1999, which is the largest amount outstanding under the Grieves Note since the beginning of 1998.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Data Systems' officers and directors, and persons who own more than 10% of a registered class of Data Systems' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Data Systems with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it since January 1, 1998, or written representations from certain reporting persons that no Forms 5 were required for those persons, Data Systems believes that its officers, directors, and greater than 10% beneficial owners filed all reports required under Section 16(a).

                              INDEPENDENT AUDITORS

         The accounting firm of Grant Thornton LLP acted as independent accountants to audit the financial statements of Data Systems for 1998. Representatives of such firm are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so. No accountant has been chosen for fiscal 1999 due to the expected approval of the Merger.

         On October 15, 1998, Plante & Moran, LLP ("Plante") informed the Board of Directors of Data Systems that it would decline to stand for reappointment, if asked, as auditors for Data Systems. Plante also notified Data Systems at that time that, as of the date of such notification, the client-auditor relationship between the parties was terminated. Data Systems placed no limitations on Plante responding fully to inquiries of the successor accountant.

         The reports of Plante on Data Systems' financial statements for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that, as issued, Plante's report dated August 20, 1998 included a modification addressing Data Systems' going concern uncertainty. Data Systems' plans concerning these matters is described in the footnotes attached to the financial statement referenced in that report.

         In connection with its audits for the two most recent fiscal years and through October 15, 1998, (i) there were no disagreements between Data Systems and Plante on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Plante would have caused them to make reference thereto in their report on the financial statements for such fiscal years and
(ii) there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v) except that Plante advised the Audit Committee of Data Systems' Board of Directors, by letter dated May 21, 1998, of certain items it considered to be material weaknesses in internal controls in 1997 relating to Data Systems' general accounting practices then in place, including those relating to billing, accounts payable, and inventory. These items were discussed with the Audit Committee on September 15, 1998. Management has addressed and will continue to address the recommendations of Plante.

         On March 13, 1998, KPMG Peat Marwick LLP ("KPMG") informed the Board of Directors of Data Systems that it had resigned as Data Systems' independent auditors. The reports of KPMG on Data Systems financial statements for each of the two fiscal years ended December 31, 1997 were withdrawn as of February 24, 1998. Prior to such withdrawal, such reports contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

         In connection with its audits for the two fiscal years ended December 31, 1997 and through March 13, 1998, (i) there were no disagreements between Data Systems and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such fiscal years and (ii) there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v), except as follows:

         As announced on February 24, 1998, Data Systems and KPMG became aware of certain accounting irregularities which may have affected previously issued financial statements. Contemporaneously, KPMG advised Data Systems that its auditor's report on Data Systems' consolidated financial statements as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996 should no longer be relied upon. A special committee of the outside members of Data Systems' Board of Directors was established to investigate the matter. In KPMG's March 13, 1998 letter of resignation, it advised the Board of Directors of Data Systems that it had concluded that it could no longer rely on management's representations, and that it was unwilling to be associated with the financial statements prepared by management.

         KPMG previously communicated to Data Systems two items which it considered to be material weaknesses in internal control relating to Data Systems' new accounting system and the timeliness, accuracy and availability of reconciliations, schedules and other supporting documentation. These items were subsequently discussed with the Audit Committee of the Board of Directors.

                              SHAREHOLDER PROPOSALS

         If the merger is not consummated, any shareholder proposal intended to be presented at the 2000 annual meeting of Data Systems shareholders must be received by Data Systems no later than __________, 1999 in order to be considered for inclusion in Data Systems' proxy materials for such meeting.


                COMPARISON OF RIGHTS OF DATA SYSTEMS STOCKHOLDERS
                       WITH RIGHTS OF ALYDAAR STOCKHOLDERS

General

         After the merger, the company in which you will own stock will be governed by North Carolina law and by the current Articles of Incorporation and Bylaws of Alydaar. Some important differences between the Articles of Incorporation and Bylaws of Alydaar and the present Articles of Incorporation of Data Systems are discussed below. Although it is impracticable to compare all of the aspects in which North Carolina law and Michigan law differ, the following is a summary of certain significant differences between the provisions of these laws.

The following discussion is a summary only. It is not intended to be a complete statement of the differences affecting the rights of stockholders. The discussion is qualified in its entirety by reference to the full text of the documents and applicable state statutes. For more information on obtaining those documents, see WHERE YOU CAN FIND MORE INFORMATION.

The Alydaar Articles of Incorporation and the Alydaar Bylaws are not being amended in connection with the merger.

The rights of Data Systems stockholders under the Michigan law and its Articles of Incorporation and Bylaws prior to the merger are substantially the same as the rights of Alydaar stockholders (including Data Systems stockholders who become Alydaar stockholders as a result of the merger) under the North Carolina law and the Alydaar Articles of Incorporation and Alydaar Bylaws, with the following principal exceptions.

Authorized Capital Stock. The authorized capital stock of Data Systems consists of 10,000,000 shares of Data Systems common stock and 1,000,000 shares of preferred stock. The authorized capital of Alydaar is 50,000,000 shares of common stock.

Board of Directors. The Data Systems Bylaws provide that the number of directors will be not less than one and not more than eleven, as determined by the Data Systems Board. The Data Systems Board currently consists of three directors. The Alydaar Articles of Incorporation and the Alydaar Bylaws provide that the number of directors will not be less than three and not more than nine, as determined by the Alydaar Board. The Alydaar Board currently consists of five directors.

Special Meeting of Stockholders. Under the Data Systems Bylaws, the Board of Directors, the Chairman of the Board, the President, or stockholders holding, in the aggregate, at least 10% of the voting power of the issued and outstanding shares of capital stock of Data Systems may call a special meeting at any time. Under Michigan law, a court may order a special meeting if holders of more than ten percent of the outstanding shares of Data Systems entitled to vote at the special meeting, show good cause. Under the Alydaar Articles of Incorporation, special meetings of stockholders may be called by the President or by the Board of Directors.

Stockholder Action by Written Consent. Michigan and North Carolina law permit stockholder action by unanimous written consent.

Amendment of Articles of Incorporation and Bylaws. Generally under both Michigan and North Carolina law, any amendment of a corporation's Articles of Incorporation, other than those relating to certain immaterial procedural matters, requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Amendment of the Data Systems Bylaws generally requires the affirmative vote of either the Board of Directors or the stockholders at a meeting in which a quorum is present. The Alydaar Bylaws may be amended or repealed by the Alydaar Board of Directors, except that a bylaw adopted, amended or repealed by the stockholders may not be readopted, amended or repealed by the Board of Directors. The Alydaar Bylaws may also be amended or repealed by the Alydaar stockholders.

Voting Rights. The Data Systems common stock is the only class of capital stock entitled to vote generally on all matters submitted to Data Systems stockholders, including the election of directors and the merger and other transactions contemplated by the merger agreement. Each share of Data Systems common stock is entitled to one vote on all matters submitted to Data Systems stockholders. The Alydaar common stock is the only class of capital stock entitled to vote generally on all matters submitted to Alydaar stockholders. Each share of Alydaar common stock is entitled to one vote on all matters submitted to Alydaar stockholders.

Dividends and Repurchase of Stock. Under both Michigan and North Carolina law, subject to restriction by the articles of incorporation, a corporation may pay dividends to its stockholders. A corporation may be restricted from paying dividends if (i) after such a distribution the corporation would not be able to pay its debts, or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. No additional dividend restrictions are imposed by the Data Systems Articles of Incorporation or by the Alydaar Articles of Incorporation.

Both Michigan law and North Carolina law allow a corporation to acquire its own stock subject to restrictions imposed by its articles of incorporation. Neither the Data Systems Articles of Incorporation nor the Alydaar Articles of Incorporation impose any such restrictions.

Exculpation of Directors. Both Michigan law and the North Carolina law have provisions relating to exculpation of directors. Each states law authorizes corporations to adopt charter provisions providing that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for any action taken or any failure to take any action except in each case where such exculpation is expressly prohibited. The Data Systems Articles of Incorporation limits the liability of the Data Systems directors to the fullest extent of the Michigan law. Michigan law prohibits exculpation for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) intentional infliction of harm on the corporation or the stockholders, (3) unlawful payments of dividends, unlawful loans to the directors, officers or employees of the corporation or one of its subsidiaries and unlawful distributions to stockholders during or after dissolution of the corporation without paying or providing as required for the debts, obligations and liabilities of the corporation (in each instance, only to the extent the payment or distribution exceeds the amount that could be paid lawfully) or (4) an intentional criminal act. North Carolina law prohibits exculpation for (1) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (2) unlawful distributions, (3) any transaction from which the director derived an improper personal benefit, (4) acts or omissions occurring prior to the date the provisions became effective.

Indemnification of Directors, Officers and Others. Both Michigan law and the North Carolina law permit indemnification of directors and officers for damages and expenses incurred by them by reason of their position with the corporation. To be indemnified, the director or officer must have acted in good faith with the reasonable belief that his conduct was in the best interest of the corporation and not unlawful. Both the Data Systems and Alydaar Articles of Incorporation provide that directors and officers shall be indemnified to the fullest extent permitted by their respective laws. However, no provision limiting director liability shall be effective with respect to:

- acts or omissions that the director, at the time of the breach, knew or believed were clearly in conflict with the best interests of the corporation;

- any transaction from which the director derived an improper personal benefit, or

- acts or omissions occurring prior to the date the provisions became effective.

Mergers, Sales, Leases or Exchange of Assets. Michigan law and North Carolina law require approval of a merger by the holders of a majority of the outstanding stock entitled to vote on the plan of merger and, if a class or series is entitled to vote on the plan as a class, a majority of these stockholders as well. For a sale, lease or exchange of all or substantially all of a corporation's property in the usual and regular course of its business, neither Michigan law nor the North Carolina law requires stockholder approval. However, where such a sale, lease or exchange is not in the usual and the regular course of business, the laws of both Michigan and North Carolina require approval by holders of a majority of the outstanding stock of the corporation entitled to vote. The Alydaar Articles of Incorporation does not require a higher vote.

Appraisal Rights. The rights of dissenting stockholders to obtain the fair value of their stock (so-called "appraisal rights") are somewhat similar under Michigan law and North Carolina law. Michigan law allows appraisal rights by statute for a statutory merger, a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business and for some amendments to the articles of incorporation. However, Michigan law does not allow appraisal rights where the corporation's stock is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; nor are appraisal rights available in a merger transaction where stockholders receive cash or stock that satisfy this standard.

Under North Carolina law, appraisal rights may be available in connection with mergers and certain stock exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent. However, North Carolina law does not provide dissenters' rights for North Carolina corporations who have over 2,000 record holders or whose voting stock is listed on a national securities exchange.

Certain Business Combinations. Chapters 7A and 7B of the Michigan Business Corporation Act restrict the ability of certain persons to acquire control of a Michigan corporation. In general, under Chapter 7A, business combinations such as mergers, dispositions of assets or stock and recapitalizations between Michigan corporations and a beneficial owner of at least 10% of the voting power of a corporation's stock can be consummated only if approved by at least 90% of the votes of each class of the corporation's stock entitled to vote and by at least two thirds of such voting stock not held by the 10% owner unless five years have elapsed since the person involved became a10% owner and unless certain price and other conditions are satisfied. The board of directors may exempt business combinations with a particular stockholder by resolution adopted prior to the time the stockholder attained that status.

Control Share Acquisition. Under Chapter 7B of the Michigan Business Corporation Act, an entity that acquires Control Shares (as defined below) of a corporation in a control share acquisition may vote the Control Shares on any matter only if a majority of all shares, and of all non-Interested Shares (as defined below), of each class of stock entitled to vote as a class approve such voting rights. Interested Shares are stock owned by officers of a corporation, employee-directors of a corporation and the entity making the control share acquisition. Control Shares are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested stockholders. The Data Systems Bylaws expressly provide that Chapter 7B of the Michigan law does not apply to any control stock acquisition of Data Systems common stock. Chapter 7B therefore does not apply to the transactions contemplated by the merger.

The North Carolina Control Share Act contains provisions that, under certain circumstances, would preclude an acquiror of the stock of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control of the stock unless a majority in interest of the disinterested stockholders of the corporation votes to give voting power to those shares. The North Carolina Control Share Act provides that, in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors, the corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or bylaws adopted by the shareholders prior to the occurrence of a control share acquisition. The Alydaar Articles of Incorporation and bylaws do not limit the ability of shareholders to cause Alydaar to redeem their shares under the circumstances described above.


                                     EXPERTS

           The financial statements of Alydaar appearing in Alydaar's Annual Report (Form 10-K) for the three years ended December 31, 1998 have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are included herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Data Systems appearing elsewhere herein for the year ended December 31, 1998, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon included herein. Such financial statements are included herein in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Data Systems appearing elsewhere herein for the two years ended December 31, 1997, have been audited by Plante & Moran, LLP, independent auditors, as set forth in their report thereon included herein. Such financial statements are incorporated herein in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

           Certain legal matters in connection with the issuance of Alydaar common stock in the merger will be passed upon for Alydaar by McGuire, Woods, Battle & Boothe LLP.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

Index to Historical Financial Statements ...................      F-1

Report of Independent Certified Public Accountants .........      F-2

Independent Auditors Report ................................      F-3

Data Systems Consolidated Balance Sheets for Years Ended
December 31, 1997 and 1998 .................................      F-4

Data Systems Consolidated Statements of Operations for
Years Ended December 31, 1998, 1997 and 1996 ...............      F-5

Data Systems Consolidated Statements of Stockholders' Equity
For Years Ended 1995, 1996, 1997 and 1999 ..................      F-6

Data Systems Consolidated Statements of Cash Flows for
Years Ended 1998, 1997 and 1996 ............................      F-7

Data Systems Notes to Consolidated Financial Statements
for Years Ended December 31, 1998, 1997 and 1996 ...........      F-8

               Report of Independent Certified Public Accountants

Board of Directors
Data Systems Network Corporation

We have audited the consolidated balance sheet of Data Systems Network Corporation (a Michigan Corporation) and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Data Systems Network Corporation and subsidiary as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered recurring losses from operations and has a deficit in working capital. These matters, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Grant Thornton LLP
Southfield, Michigan
March 8, 1999

                          INDEPENDENT AUDITORS REPORT


To the Directors and Shareholders
Data Systems Network Corporation

We have audited the accompanying consolidated balance sheet of Data Systems Network Corporation as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Data Systems Network Corporation at December 31, 1997 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant recurring losses from operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PLANTE & MORAN, LLP

Southfield, Michigan
August 20, 1998

                        DATA SYSTEMS NETWORK CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                                        December 31,
                                                                       December 31,         1997
                                                                           1998          (Restated)
                                                                       ------------     ------------
                                    ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                           $  2,695,863     $      4,463
   Investments                                                                 --          6,203,361
   Accounts receivable (net of allowance of $561,600 and $800,000
      at December 31, 1998 and December 31, 1997 respectively)           11,339,484       26,343,980
   Notes receivable                                                          60,000          197,133
   Inventories                                                            1,296,145        1,001,350
   Other current assets                                                     347,983          537,780
                                                                       ------------     ------------
         Total current assets                                            15,739,475       34,288,067

PROPERTY AND EQUIPMENT, net                                               2,522,978        2,369,744

GOODWILL, (net  of amortization of $309,879 and $388,438 at
  December 31, 1998 and 1997 respectively)                                3,001,570        4,072,207

OTHER ASSETS                                                              1,202,298        4,351,966

TOTAL ASSETS                                                             22,466,321       45,081,984

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Bank line of credit                                                    3,231,287       17,296,558
   Accounts payable                                                       9,640,159       16,154,232
   Accrued liabilities                                                    2,390,906        2,201,513
   Shareholder Settlement Liability                                       1,768,000             --
   Obligations Under Capital Leases  - current portion                         --             79,988
   Deferred maintenance revenues                                          3,865,320          927,154
                                                                       ------------     ------------
         Total current liabilities                                       20,895,672       36,659,445

OBLIGATIONS UNDER CAPITAL LEASES                                               --            157,551

COMMITMENTS and CONTINGENCIES (Notes I & P)                                    --               --

NET LIABILITIES OF DISCONTINUED OPERATIONS                                     --          2,021,070

STOCKHOLDERS' EQUITY
   Preferred stock, authorized 1,000,000 shares, none outstanding              --               --
   Common stock ($.01 par value; authorized 10,000,000
      shares; issued and outstanding 4,859,224 and 4,857,974 shares
      at December 31, 1998 and December 31,1997, respectively)               48,592           48,580
   Additional paid-in capital                                            17,951,219       17,945,606
   Accumulated deficit                                                  (16,429,162)     (11,750,269)
                                                                       ------------     ------------
         Total stockholders' equity                                       1,570,649        6,243,917
                                                                       ------------     ------------
TOTAL LIABILITIES  AND STOCKHOLDERS' EQUITY                            $ 22,466,321     $ 45,081,984
                                                                       ============     ============


 The accompanying notes are an integral part of these financial statements

                        DATA SYSTEMS NETWORK CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the years ended December 31,

                                                                               1997             1996
                                                              1998          (Restated)       (Restated)
                                                          ------------     ------------     ------------
REVENUES:
           Product revenue                                $ 63,530,818     $ 67,845,466     $ 26,782,693
           Service revenue                                  21,792,682       18,151,674        5,794,563
                                                          ------------     ------------     ------------
                Total revenues                              85,323,500       85,997,140       32,577,256

COST OF REVENUES:
           Cost of products                                 52,213,508       59,227,854       23,151,534
           Cost of services                                 19,024,585       14,287,978        4,464,455
                                                          ------------     ------------     ------------
                Total cost of revenues                      71,238,093       73,515,832       27,615,989

GROSS PROFIT                                                14,085,407       12,481,308        4,961,268

OPERATING EXPENSES:
           Selling expenses                                  9,556,336       10,334,103        4,578,613
           General and administrative expenses               6,116,171        5,814,607        3,632,580
                                                          ------------     ------------     ------------
                Total operating expenses                    15,672,508       16,148,710        8,211,193

LOSS FROM OPERATIONS                                        (1,587,100)      (3,667,402)      (3,249,926)

OTHER INCOME (EXPENSE):
           Interest expense                                   (802,329)      (1,612,583)        (580,304)
           Interest income                                     109,592          371,716          267,886
           Shareholder settlement                           (1,768,000)            --               --
           Other income                                        349,254          491,638          127,301
                                                          ------------     ------------     ------------
                                                            (2,111,482)        (749,229)        (185,117)

Loss before extraordinary item and
discontinued operations                                     (3,698,582)      (4,416,631)      (3,435,043)

EXTRAORDINARY ITEM
           Gain recognized upon extinguishment of debt            --               --             75,494
                                                          ------------     ------------     ------------

Loss before discontinued operations                         (3,698,582)      (4,416,631)      (3,359,549)

DISCONTINUED OPERATIONS
     Loss from operations of Unified Network Services       (1,686,054)        (557,469)        (481,524)

     Gain on Disposal of Unified Network Services              705,742             --               --
                                                          ------------     ------------     ------------

                                                              (980,311)        (557,469)        (481,524)
                                                          ------------     ------------     ------------

NET LOSS                                                  $ (4,678,893)    $ (4,974,100)    $ (3,841,073)
                                                          ============     ============     ============
Loss per common share - basic and diluted
  Continuing operations                                   $      (0.76)    $      (1.02)    $      (1.26)
  Discontinued operations                                        (0.20)           (0.13)           (0.18)
  Extraordinary item                                              --               --               0.03
                                                          ------------     ------------     ------------
  Net loss per common share                               $      (0.96)    $      (1.15)    $      (1.41)
                                                          ============     ============     ============

Weighted average shares outstanding                          4,859,224        4,324,229        2,719,091
                                                          ============     ============     ============


 The accompanying notes are an integral part of these financial statements.

                        DATA SYSTEMS NETWORK CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                 COMMON        ADDITIONAL PAID-IN    (ACCUMULATED
                                                                  STOCK              CAPITAL           DEFICIT)          TOTAL
                                                                --------       ------------------    -------------    ------------
Balance at December 31, 1995                                    $ 27,150          $  6,385,047        $ (2,935,096)   $  3,477,101

        Exercise of warrants for 10,413 shares of common
                   stock                                            --                 (75,494)               --           (75,494)
        Issuance of common stock in connection with
                   acquisition                                     5,400             2,829,600                --         2,835,000
        Net loss                                                    --                    --            (3,841,073)     (3,841,073)
                                                                --------          ------------        ------------    ------------
Balance at December 31, 1996                                      32,550             9,139,153          (6,776,169)      2,395,534
        Exercise of stock options and warrant
                   redemptions                                    16,030             8,806,453                --         8,822,483
        Net loss                                                    --                    --            (4,974,100)     (4,974,100)
                                                                --------          ------------        ------------    ------------

Balance at December 31, 1997                                      48,580            17,945,606         (11,750,269)      6,243,917

        Exercise of stock options                                     12                 5,613                --             5,625

        Net loss                                                    --                    --            (4,678,893)     (4,678,893)
                                                                --------          ------------        ------------    ------------

Balance at December 31, 1998                                    $ 48,592          $ 17,951,219        $(16,429,162)   $  1,570,649
                                                                ========          ============        ============    ============


 The accompanying notes are an integral part of these financial statements.

                        DATA SYSTEMS NETWORK CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                               1997              1996
                                                                            1998            (Restated)        (Restated)
                                                                         ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                            $ (4,678,893)     $ (4,974,100)     $ (3,841,073)
     Adjustments to reconcile net loss to net cash provided by
           operating activities
              Depreciation and amortization                                 1,145,088           883,084           365,227
              Extraordinary gain                                                 --                --             (75,494)
              Provision for doubtful receivables                                 --             732,391            27,642
              Provision for inventory obsolescence                               --                --             195,767
              Settlement of shareholder lawsuit                             1,768,000              --                --
              Changes in assets and liabilities that provided (used)
                  cash net of effects of discontinued operations:
              Decrease(Increase) in investments                             6,203,361        (6,203,361)             --
              Decrease(Increase) in accounts receivable                    15,004,496       (17,142,838)       (4,627,016)
              (Increase)Decrease in notes receivable                          137,133           (97,043)          142,446
              (Increase)Decrease in inventories                              (294,795)          244,812         1,332,826
              Decrease in other current assets                                189,797           223,524           359,472
              (Increase)Decrease in other assets                            3,149,668          (667,355)          502,719
              (Decrease)Increase in accounts payable                       (6,514,071)        8,798,041         3,380,262
              Increase(Decrease) in accounts payable                          199,678         1,346,598          (241,542)
              Increase(Decrease) in deferred maintenance                    2,938,166           (13,473)         (146,088)
              Decrease in net liabilities
                 of discontinued operations                                (2,021,070)          (75,944)       (1,945,126)
                                                                         ------------      ------------      ------------

              Net cash provided by (used in) operations                    17,226,557       (16,945,664)       (4,569,978)
                                                                         ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Acquisition of property and equipment, net                              (1,104,304)       (1,627,789)         (579,117)
   Purchase of UNS common stock                                                  --                --              (7,000)
   Payments for NSG net assets including transaction costs                       --                --          (1,133,035)
   Reduction of intangible asset                                              866,335              --                --
   Redemption of warrants and exercise of stock options, net                    5,624              --                --
                                                                         ------------      ------------      ------------
              Net cash used in investing activities                          (232,345)       (1,627,789)       (1,719,152)
                                                                         ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Net current borrowings (repayment) under bank line of credit           (14,065,272)        8,071,347         4,664,133
   Payment of principal on long-term debt                                        --             (75,000)          (25,000)
   Proceeds from issuance of common stock (net of offering costs)                --           8,822,483              --
   Net proceeds (repayment) from capital lease obligation financing          (237,539)          237,539              --
                                                                         ------------      ------------      ------------
              Net cash provided by (used in) financing activities         (14,302,811)       17,056,369         4,639,133
                                                                         ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        2,691,400        (1,517,084)       (1,649,997)
CASH AND CASH EQUIVALENTS AT JANUARY 1                                          4,463         1,521,547         3,171,544
                                                                         ------------      ------------      ------------
CASH AND CASH EQUIVALENTS AT DECEMBER 31                                 $  2,695,863      $      4,463      $  1,521,547
                                                                         ============      ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

   Cash paid during the period for:
              Interest                                                   $    965,000      $  1,455,000      $    559,000
                                                                         ============      ============      ============
              Income taxes                                               $       --        $     60,000      $       --
                                                                         ============      ============      ============

 The accompanying notes are an integral part of these financial statements.

                        DATA SYSTEMS NETWORK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company's principal activities involve sales of microcomputer and network hardware and software and the performance of maintenance and advance services, such as network management, imaging and systems consulting, to major corporate and state and local government customers in the United States. The Company has two technical helpdesk centers, one in Michigan and one in Louisiana, and 12 direct sales offices located throughout the midwest and eastern United States.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, Unified Network Service, Inc (UNS). The operations of UNS were sold during 1998 and they are shown as discontinued operations (See Note D).

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 1998, cash of $1,859,000 was restricted in connection with maintenance agreements. It will become unrestricted as revenue is recognized according to the terms of the agreements.

Investments

Management determines the appropriate classification of securities at the time of purchase and re-evaluates such designation as of each balance sheet date. In 1997 the investments are primarily industrial revenue bonds. The securities are reported at fair value with unrealized gains and losses, net of tax, reported in the statement of operations. All of the securities were sold in 1998.

Inventories

Inventories are stated at the lower of cost or market as determined by the weighted average method. Inventories consist of goods for resale and service parts which represent equipment spares utilized for service contracts.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed principally using the straight-line method based upon estimated useful lives ranging from 5 to 7 years. Amortization of leasehold improvements is provided over the terms of the various leases.

Goodwill and Long-Lived Assets

The cost in excess of net assets acquired (goodwill) is amortized using the straight-line method over twenty years which is the estimate of future periods to be benefited. The Company performs a review for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Undiscounted estimated future cash flows of an asset are compared with its carrying value, if the cash flows are less than the carrying value, an impairment loss is recognized.

Income Taxes

Income taxes are accounted for by using an asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial basis and tax basis of assets and liabilities. Assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue recognition

Revenue recognition for consulting, network installation services, time and materials services, and training is recognized when the services are rendered. Revenue from the sale of merchandise is recognized when the customer receives the product. Revenue from the sales of after-installation service maintenance contracts is recognized on a straight-line basis over the lives of the respective contracts.

Product returns and service adjustments

Product returns and service adjustments are estimated based upon historical data. The Company's customers have no contractual rights to return products. The Company determines whether to accept product returns on a case by case basis and will generally accept product returns only upon payment of a restocking fee and/or if the products may be returned to the manufacturer. The Company offers no warranty separate from the product manufacturers' warranties.

Loss Per Share

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 specifies the computation and presentation and disclosure requirements for earnings per share ("EPS") of entities with publicly held common stock or potential common stock. SFAS 128 defines two EPS calculations, basic and diluted. The objective of basic EPS is to measure the performance of an entity over the reporting period by dividing income available to common stock by the weighted average of shares outstanding. The objective of diluted EPS is consistent with that of basic EPS while giving effect to all dilutive potential common shares that were outstanding. All potential common shares were excluded from the computation of diluted earnings per share because the effect would have been anti-dilutive.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments consist primarily of cash and cash equivalents, bank lines of credit, accounts receivables, accounts payable and short-term and long-term debt approximate their fair values.

Financial Statement Presentation

Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

New Pronouncements

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and displaying of comprehensive income and its components. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and related information in interim and annual financial statements. SFAS No. 130 and 131 are effective for fiscal years beginning after December 15, 1997. These statements did not have an effect on the Company's 1998 financial statements.


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1998, 1997 and 1996, the Company incurred losses of $4,688,893, $4,974,100 and $3,841,073, respectively. These losses have contributed to the Company's deficit in working capital of $5,156,197. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. However, the Company has a long term commitment for a working capital line of credit with its primary lender as discussed in Note H. The Company has consolidated operations and reduced overhead expenses. The Company has sold its UNS subsidiary (See Note D) and reduced staff size in non-revenue generating areas. Management will attempt to consolidate its business operations and stabilize strategic business relationships so the Company can meet its obligations and attain a level of operations that are profitable.

In addition, upon completion of the merger with Alydaar Software Corporation (see Note Q) the Company believes that additional financial resources would be available and certain synergies relating to business opportunities and operations will be realized to help return the company to profitability.

NOTE C - ACQUISITIONS

On February 22, 1996, the Company purchased 70% (7,000 shares) of UNS for $7,000, and acquired certain liabilities in a transaction accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based upon the estimated fair market value. The excess of the purchase price over the estimated fair market value of the net assets acquired amounted to $999,078, which is being accounted for as goodwill and is being amortized over 20 years using a straight-line method. (See Note D regarding the sale of the Company's interest in UNS during 1998).

Effective September 3, 1996, the Company purchased the assets and operations of The Network Services Group of SofTech, Inc. ("SofTech"), and assumed certain liabilities from SofTech. The acquisition has been accounted for as a purchase. In exchange for certain assets and liabilities SofTech received cash in the amount of $890,000 and 540,000 shares of the Company's common stock valued at approximately $2,835,000. The purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair market value of the net assets acquired amounted to $3,390,008, which is being accounted for as goodwill and is being amortized over 20 years using a straight-line method.

NOTE D - DISCONTINUED OPERATIONS - SALE OF UNIFIED NETWORK SERVICES INC.

During 1998, the Company decided to sell its 70% interest in its large account network management services operation, Unified Network Services Inc. Under the terms of the original purchase agreement, the minority shareholders of UNS elected to exercise a contract option to initiate re-purchase of the UNS subsidiary. The Company's Board of Directors accepted the proposal. On June 17, 1998, the Company executed an agreement to sell its interest in UNS for cash and notes and to classify the business of UNS as a discontinued operation, effective June 1, 1998. The terms of the sale included $7,000 in cash and a note for $3,000,000, which is secured by the stock of UNS. The buyers also assumed the existing liabilities of UNS. The gain upon disposal of the discontinued operations is net of allowances of $3,000,000 due to the uncertainty of the buyer's ability to repay the note and $989,400 in advances made by the Company for working capital and payment of certain assumed liabilities.

As of December 31, 1998 and 1997, assets and liabilities of the discontinued operations included in the balance sheet are summarized below:

                                                                DECEMBER 31,
                                                          ----------------------
                                                                         1997
                                                           1998       (RESTATED)
                                                          ------     -----------
Assets
  Current assets                                            --       $   764,813
  Property,plant and equipment, net                         --       $   213,695
Liabilities
  Current liabilities                                       --       $  (152,653)
  Other liabilities                                         --       $(2,846,925)
                                                          ------     -----------
Net assets (liabilities) of discontinued operations       $ --       $(2,021,070)
                                                          ======     ===========

The results of operations of the discontinued operations for the years ended December 31, 1998, 1997 and 1996 are summarized below:

For years ended December 31,                 1998             1997             1996
                                          -----------      -----------      -----------
    Revenues                              $   278,060      $ 2,013,309      $    72,338
    Loss from discontinued operations     $(1,686,054)     $  (557,469)     $  (481,524)


NOTE E - PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows at December 31:

                                                                                1997
                                                               1998           (RESTATED)
                                                            -----------      -----------
Computer equipment and software                             $ 3,889,597      $ 3,019,280
Furniture and Fixtures                                          856,720          712,972
Leasehold improvements                                          257,831           75,905
                                                            -----------      -----------
                                                              5,004,148        3,808,157
Less accumulated depreciation and amortization               (2,481,170)      (1,438,413)
                                                            -----------      -----------
                                                            $ 2,522,978      $ 2,369,744
                                                            ===========      ===========

Depreciation and amortization expense was approximately $914,000, $574,000 and $583,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE F - OTHER ASSETS

Other Assets Consist Of The Following At December 31,

                                                  1997
                                   1998         (RESTATED)
                                ----------     ----------
Prepaid expenses                $  406,662     $  709,405
Advances to Subsidiary                --        2,846,925
Accounts receivable - other        795,636        795,636
                                ----------     ----------
                                $1,202,298     $4,351,966
                                ==========     ==========

NOTE G - ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31,

                                                      1997
                                       1998         (RESTATED)
                                    ----------     ----------
Compensation benefits and taxes     $1,229,821     $1,264,158
Customer advances                      140,181         11,500
State sales and other taxes             74,208        414,742
Interest                                  --          161,801
Other                                  946,696        349,312
                                    ----------     ----------
                                    $2,390,906     $2,201,513
                                    ==========     ==========

NOTE H - LINES OF CREDIT

As of September 30, 1998, the Company had a credit agreement ("NBD Agreement") with NBD Bank ("NBD"). The Agreement provided for a discretionary line of credit not to exceed $11 million. Borrowing limits under the credit facility were determined based on a collateral formula, which included 80% of qualified trade receivables. Borrowings under the credit agreement bore interest at 2% over NBD prime and had a term extending to September 30, 1998. Previously, the Company had a credit agreement that provided for a revolving line of credit not to exceed $12 million, a discretionary line of credit not to exceed $8 million and a discretionary lease line not to exceed $500,000. Each was collateralized by an interest in the Company's accounts receivable, inventory (other than equipment financed through IBM Credit) and equipment.

On September 30, 1998 the Company and Foothill Capital Corporation ("Foothill") entered into a new credit facility ("Foothill Agreement"), replacing in its entirety, the NBD Agreement. The Foothill Agreement provides for an initial revolving line of credit not to exceed $15 million. The available line of credit at December 31,1998 was $3,231,287. The Company may, at its option and subject to certain collateral requirements, increase the line to $20 million during the term of the Foothill Agreement. Borrowing limits under the Foothill Agreement are determined based on a collateral formula, which includes 85% of qualified trade receivables. Borrowings under the Foothill Agreement bear interest at 1% over Norwest Bank prime (7.5 % at December 31, 1998)and have a term extending to September 30, 2001. All monies owed by the Company to NBD were paid on October 1, 1998.

The Company is required to maintain certain financial ratios. At December 31, 1998 the company was not in compliance with several ratios and obtained a waiver from Foothill Capital Corporation.

The Company has also entered into a finance agreement with IBM Credit Corporation. The agreement extended a maximum of $2,000,000 to be used exclusively for the acquisition of inventory for resale. Use of this credit line is at the Company's option. As collateral for payment of all debt incurred under this agreement, IBM Credit Corporation was granted a first security interest in the Company's inventory equal to the amount of the outstanding debt. This agreement allows for thirty-day interest free financing of eligible inventory and a variable discount off of invoice for eligible product purchases paid for within fifteen days from the date of invoice. The Company or the lender can terminate this agreement at any time. The terms and conditions of this financing agreement can be changed at the discretion of IBM Credit Corporation. The amount outstanding at December 31, 1998 and 1997 is approximately $1,400,000 and $1,500,000, respectively, and has been included in accounts payable.

NOTE I - LEASE COMMITMENTS

The Company has entered into several non-cancelable operating leases for office space, computer equipment, and certain furniture and fixtures that expire at various dates through 2003. The approximate future minimum annual rentals under non-cancelable operating leases are as follows:

YEARS ENDED DECEMBER 31,
------------------------
          1999                                               $1,103,973
          2000                                                  877,135
          2001                                                  790,671
          2002                                                  298,760
          2003                                                   77,320
                                                            -----------
Total minimum lease obligations                              $3,147,859
                                                            ===========

All leases previously recorded as capital leases were paid off as of October 1, 1998 in accordance with the terms of the Foothill Agreement.

Total rent expense for the years ended December 31, 1998, 1997, and 1996 was approximately $1,558,000, $1,130,000 and $595,000, respectively.

NOTE J - INCOME TAXES

Deferred tax assets and liabilities at December 31, consist of the following:

                                                             1997
                                            1998           (RESTATED)
                                         -----------      -----------
Deferred tax assets:
    Net operating loss carryforwards     $ 3,336,000      $ 3,205,000
    Deferred maintenance revenue              17,000             --
    Allowance for doubtful accounts          273,000          437,000
    Shareholder lawsuit settlement           601,000             --
    Inventory                                   --             19,000
    Depreciation                                --            112,000
    Accrued vacation                         102,000           93,000
                                         -----------      -----------
                                           4,329,000        3,866,000
Deferred tax liabilities
    Depreciation                            (138,000)            --
    Amortization                            (114,000)            --
    Other                                       --            (69,000)
                                         -----------      -----------
                                            (252,000)         (69,000)

Less valuation allowance                  (4,077,000)      (3,797,000)
                                         -----------      -----------
                                         $      --        $      --
                                         ===========      ===========

The net operating loss carryforwards expire in 2007 - 2018.

The income tax provision reconciled to the tax computed at the statutory federal rate for continuing operations was as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                                  1997             1996
                                                                 1998           (RESTATED)      (RESTATED)
                                                              -----------      -----------      -----------
Tax (benefit) at statutory rates applied to income before
federal income tax from continuing operations                 $(1,260,000)     $(1,502,000)     $(1,142,000)
Effect of nondeductible items                                      41,000           52,000           14,000
Extraordinary gain                                                   --               --            (26,000)
Other                                                                --           (144,000)          28,000
Change in treatment on income tax return                          939,000             --               --
Valuation allowance                                               280,000        1,594,000        1,126,000
                                                              -----------      -----------      -----------
                                                              $      --        $      --        $      --
                                                              ===========      ===========      ===========

NOTE K - FORGIVENESS OF DEBT

Under the terms of the 1992 Plan of Reorganization, the unsecured creditors were granted fully paid warrants for 170,000 shares of the Company's authorized common stock and contingent payments of up to a total of $650,000. The Company negotiated with certain creditors to accelerate the payment of unsecured debt in exchange for the creditors' agreement to forgive a portion of the unsecured debt and contingent liabilities and to cancel a portion of the fully paid warrants. This contingent liability was not previously recorded, as the amount could not be reasonably estimated. As a result of extensive negotiations, the Company purchased approximately 110,000 warrants in 1995 and 10,400 in 1996. In addition, the Company received the approval of the bankruptcy court to enter into an agreement whereby all outstanding claims have been settled with aggregate payments due of approximately $114,000 and the contingent payments noted above have been eliminated. The bankruptcy court issued its final decree on January 16, 1997.

There was an extraordinary gain of approximately $75,000 in 1996, which represents the purchase of the warrants and the extinguishment of the related debt.


NOTE L - REDEMPTION OF WARRANTS

During February 1997, the Company called all of its outstanding Redeemable Common Stock Purchase Warrants ("Purchase Warrants") for redemption as of March 10, 1997 pursuant to the Warrant Agreement, dated October 28, 1994, setting forth the terms of the Purchase Warrants. Approximately 99% of the Warrants were exercised on or prior to the date of redemption at a price of $6.25 per Warrant, resulting in net proceeds to the Company of approximately $7,300,000. In connection with the receipt of consent to the redemption the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to 60,000 units, issued to the underwriters' representatives in the Company's initial public offering, consisting of two common shares and two warrants to purchase an additional two common shares which may be purchased upon exercise of a warrant. The exercise price of these warrants was reduced from $16.50 to $12.50 per unit and the exercise price of the purchase warrants was reduced from $10.3125 to $6.25 per unit. The registration was completed in July 1997 and during the third quarter of 1997, all related warrants were exercised, resulting in net proceeds to the Company of approximately $1,400,000.

NOTE M - STOCK OPTION PLANS

In April 1994 the Company adopted the 1994 Stock Option Plan ("the Plan"). A total of 200,000 shares were reserved for issuance under the plan. The options vest over a two-year period at the rate of 50% per year, beginning on the first anniversary of the grant date. In April 1997, the Company amended the Plan to increase the reserved shares to 600,000. The vesting period in the Company's form option grant agreement was also changed to 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The Company's Compensation Committee retains the ability to change the vesting schedule at any time.

In 1998 the Company granted options for 40,000 shares to a Director of the Company exercisable at a price of $.88 per share which approximated the fair market value at the date of grant. Such options vest 50% on the second anniversary date, and the 25% vest each of the next two years. In 1997 and 1996, the Company granted options for 3,000 shares exercisable at a price of $9.83 and $3.00 per share, respectively, which was the fair market value at the date of grant, to Directors of the Company. Such options vest one year from the grant date.

The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $3.86, $9.83 and $4.00 per share, respectively.

                                  SHARES              AVERAGE PER
                                  UNDER              SHARE EXERCISE
                                  OPTIONS                 PRICE
                                 --------            --------------
Balance at December 31, 1995       70,716                $ 4.58
Issued                            146,437                $ 4.46
Forfeited                         (25,450)               $ 4.11
Exercised                            --                    --
                                 --------
Balance at December 31, 1996      191,703                $ 4.55

Issued                            215,350                $ 9.82
Forfeited                          (9,062)               $ 6.19
Exercised                         (21,768)               $ 4.57
                                 --------
Balance at December 31, 1997      376,223                $ 7.54

Issued                            138,750                $ 3.86
Forfeited                        (137,900)               $10.10
Exercised                          (1,250)               $ 4.50
                                 --------
Balance at December 31, 1998      375,823                $ 5.15
                                 ========

The range of exercise prices on outstanding options at December 31, 1998 is as follows:

                                         Weighted          Average
                                          AVERAGE         REMAINING
PRICE RANGE           SHARES          EXERCISE PRICE         LIFE
  .88 - 2.50          108,125            $  1.10             9.4
 2.51 - 5.00          123,548               4.18             7.1
 5.01 - 7.50           80,900               6.86             8.2
 7.51 - 10.00          18,550               8.99             8.2
10.01 - 13.75          44,750              12.91             8.8
                      -------
                      375,823
                      =======

As of December 31, 1998, 1997 and 1996 the number of options exercisable was 193,123, 62,641 and 56,892, respectively and the weighted average exercise price of those options was $5.29, $4.53 and $4.75, respectively.

The Financial Accounting Standard Board has issued Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). The Statement established a fair value method of accounting for employee stock options and similar equity instruments such as warrants, and encourages all companies to adopt that method of accounting for all of their stock compensation plans. However, the statement allows companies to continue measuring compensation for such plans using accounting guidance in place prior to SFAS No. 123. Companies that elect to remain with the former method of accounting must make pro-forma disclosures of net earnings and earnings per share as if the fair value method provided for in SFAS No. 123 had been adopted.

The fair value of each grant is estimated on the date of grant using the Black-Scholes option - pricing model with the following weighted average assumptions for grants: dividend yield of 0%, expected volatility of 157.6%, 70%, and 30% in 1998, 1997 and 1996 respectively, risk-free interest rate of 5.8%, 6.5% and 6.9% in 1998, 1997 and 1996 respectively, and expected life ranging from seven to ten years.

The Company has not adopted the fair value accounting provisions of SFAS No.
123. Accordingly, SFAS No. 123 has no impact on the Company's financial position or results of operations.

The Company accounts for the stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation costs have been recognized. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been as follows (in thousands, except for per share data):

                                1998          1997         1996
                               -------      -------      -------
Net Loss as reported           $ 4,678      $ 4,974      $ 3,841
Proforma                         4,985        5,418        3,930

Loss per share as reported     $  (.96)     $ (1.15)     $ (1.41)
Proforma                         (1.03)       (1.25)       (1.45)

NOTE N - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution 401(k) plan that covers substantially all employees. Contributions to the Plan may be made by the Company (which are discretionary) or by plan participants through elective salary reductions. No contributions were made to the plan by the Company during the years ended December 31, 1998, 1997, and 1996.


NOTE O - MAJOR CUSTOMERS

The Company had one customer, the State of Michigan, which accounted for approximately 29% of revenue in each of 1998 and 1997. Additionally, during 1998, the State of New York represented 12%.


NOTE P  - COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved in certain routine legal proceedings which are incidental to its business. All of these proceedings arose in the ordinary course of the Company's business and, in the opinion of the Company, any potential liability of the Company with respect to these legal actions will not, in the aggregate, be material to the Company's financial condition or operations.

On or about October 29, 1998, the Securities and Exchange Commission ("SEC") informed the Company that it is conducting a formal private investigation of the accounting irregularities experienced by the Company in the fiscal years 1996 and 1997, This inquiry is ongoing, and the Company is cooperating with the SEC and providing information as requested.

Year 2000

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the revenues and financial condition could, be adversely impacted.


NOTE Q - SUBSEQUENT EVENTS

During 1998 civil actions were filed against the Company, certain officers, and the Board of Directors. The complaints allege violations of the Securities Exchange Act of 1934 resulting from alleged nondisclosures and misrepresentations of information concerning the Company's financial results and future prospects due to accounting irregularities. On February 17, 1999, the Company announced that it had agreed to a stipulation of settlement of the consolidated securities class action lawsuits filed in 1998. The stipulation of settlement has been filed in federal court in Detroit, Michigan. Although the court gave preliminary approval for the proposed settlement, it is subject to the court's later determination of the settlement's fairness at a hearing currently set for May 12, 1999. Under the terms of the proposed settlement, and subject to various conditions, the Company will create a settlement fund valued at approximately $2 million. The fund will benefit a settlement class of purchasers who bought the Company's stock during the period of May 16, 1996 through February 24, 1998. The fund would be comprised of $900,000 provided by the Company's insurer, and at the defendants' option either 650,000 shares of the Company's common stock or an additional $1.1 million. In agreeing to the proposed settlement, the Company made no admission of any wrongdoing. As a result of this tentative settlement, the Company has accrued $1,768,000 as the estimate of its liability.

In February 1999, Data Systems and Alydaar Software Corporation, doing business as Information Architects (Nasdaq/NMS: "ALYD") of Charlotte, North Carolina announced the signing of a definitive merger agreement. Alydaar is a worldwide developer of Enterprise Information Portals and provides management consulting, design, development and deployment of Virtual Information Solutions. Additionally, Alydaar assists organizations in modernizing their current legacy information systems, and offers Y2K services utilizing SmartCode Technology.

                                    ANNEX A







--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 31, 1999

                                  BY AND AMONG

                          ALYDAAR SOFTWARE CORPORATION,

                            ALYDAAR ACQUISITION CORP.

                                       AND

                        DATA SYSTEMS NETWORK CORPORATION

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Article                                                                        Page

ARTICLE I  THE MERGER..........................................................  1
         1.1      The Merger...................................................  1
         1.2      Effective Time; Closing......................................  1
         1.3      Effect of the Merger.........................................  2
         1.4      Certificate of Incorporation; Bylaws.........................  2
         1.5      Directors and Officers.......................................  2
         1.6      Effect on Capital Stock......................................  2
         1.7      Stock Options................................................  5
         1.8      Surrender of Certificates....................................  5
         1.9      No Further Ownership Rights in DSNC Common Stock.............  7
         1.10     Lost, Stolen or Destroyed Certificates.......................  7
         1.11     Tax and Accounting Consequences..............................  7
         1.12     Taking of Necessary Action; Further Action...................  8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF DSNC.............................  8
         2.1      Organization of DSNC.........................................  8
         2.2      DSNC Capital Structure.......................................  8
         2.3      Obligations With Respect to Capital Stock....................  9
         2.4      Authority....................................................  9
         2.5      Intentionally reserved....................................... 11
         2.6      SEC Filings; DSNC Financial Statements....................... 11
         2.7      Absence of Certain Changes or Events......................... 12
         2.8      Taxes........................................................ 12
         2.9      Intellectual Property........................................ 13
         2.10     Compliance; Permits; Restrictions; Insurance................. 14
         2.11     Litigation................................................... 15
         2.12     Brokers' and Finders' Fees................................... 15
         2.13     Employee Benefit Plans....................................... 15
         2.14     Title to Properties; Absence of Liens and Encumbrances....... 16
         2.15     Environmental Matters........................................ 17
         2.16     Employees; Labor Matters..................................... 17
         2.17     Agreements, Contracts and Commitments........................ 18
         2.18     Purchase Commitments and Outstanding Bids.................... 19
         2.19     Customers, Distributors and Suppliers........................ 20
         2.20     DSNC Contracts............................................... 20
         2.21     Pooling of Interests......................................... 20
         2.22     Intentionally reserved....................................... 20
         2.23     DSNC Proxy Statement/Prospectus.............................. 20
         2.24     Board and Shareholder Approval............................... 21
         2.25     Fairness Opinion............................................. 21
         2.26     Products and Distribution.................................... 21
         2.27     Intentionally reserved....................................... 21
         2.28     Year 2000 Compliance......................................... 21
         2.29     Inventories.................................................. 22

         2.30     Interested Party Transactions................................ 22
         2.31     Disclosure................................................... 22

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ALYDAAR AND
                                MERGER SUB..................................... 23
         3.1      Organization of Alydaar and Merger Sub....................... 23
         3.2      Alydaar and Merger Sub Capital Structure..................... 23
         3.3      Authority.................................................... 23
         3.4      SEC Filings; Alydaar Financial Statements.................... 25
         3.5      Absence of Certain Changes or Events......................... 26
         3.6      Pooling of Interests......................................... 26
         3.7      DSNC Proxy Statement/Prospectus.............................. 26
         3.8      Board Approval............................................... 26
         3.9      Merger Sub.  ................................................ 26
         3.10     Broker's Fees................................................ 26
         3.11     Disclosure................................................... 27

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME................................ 27
         4.1      Conduct of Business.......................................... 27

ARTICLE V  ADDITIONAL AGREEMENTS............................................... 30
         5.1      DSNC Proxy Statement/Prospectus; Registration
                  Statement; Other Filings;
                                Board Recommendations.......................... 30
         5.2      Meeting of Shareholders...................................... 31
         5.3      Confidentiality.............................................. 31
         5.4      No Solicitation.............................................. 31
         5.5      Public Disclosure............................................ 34
         5.6      Legal Requirements........................................... 34
         5.7      Third Party Consents......................................... 34
         5.8      Notification of Certain Matters; Financial Statements........ 34
         5.9      Reasonable Best Efforts and Further Assurances............... 35
         5.10     Intentionally reserved....................................... 35
         5.11     Schedules.................................................... 35
         5.12     NMS Listing.................................................. 35
         5.13     DSNC Affiliate Agreement..................................... 35
         5.14     Tax-Free Merger.............................................. 36
         5.15     Pooling Covenant............................................. 36
         5.16     Employee Matters............................................. 36
         5.17     Director and Officer Liability............................... 36

ARTICLE VI  CONDITIONS OF THE MERGER........................................... 37
         6.1      Conditions to Obligations of Each Party to................... 37
                  Effect the Merger
         6.2      Additional Conditions to Obligations of DSNC................. 38
         6.3      Additional Conditions to the Obligations of.................. 39
                  Alydaar and Merger Sub

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................. 40
         7.1      Termination.................................................. 40

         7.2      Notice of Termination; Effect of Termination................. 42
         7.3      Fees and Expenses............................................ 43

ARTICLE VIII  GENERAL PROVISIONS............................................... 44
         8.1      Non-Survival of Representations and Warranties............... 44
         8.2      Notices...................................................... 44
         8.3      Interpretation; Knowledge.................................... 45
         8.4      Counterparts................................................. 45
         8.5      Entire Agreement; Third Party Beneficiaries.................. 45
         8.6      Severability................................................. 45
         8.7      Other Remedies; Specific Performance......................... 46
         8.8      Governing Law................................................ 46
         8.9      Rules of Construction........................................ 46
         8.10     Assignment................................................... 46
         8.11     Waiver of Jury Trial......................................... 46


                                INDEX OF EXHIBITS

Exhibit A         Form of DSNC Voting Agreement
Exhibit B         Form of Confidentiality Agreement
Exhibit C         Form of DSNC Affiliate Agreement
Exhibit D         Form of McGuire, Woods, Battle & Boothe LLP Legal Opinion
Exhibit E         Form of Legal Opinion from Counsel to DSNC



                               INDEX OF SCHEDULES

Schedule 2.1          Organization of DSNC
Schedule 2.2          Outstanding Options
Schedule 2.4          Required Consents
Schedule 2.7          Absence of Certain Changes or Events
Schedule 2.8          Taxes
Schedule 2.9(b)       Intellectual Property
Schedule 2.9(c)       Form of Confidentiality Agreement
Schedule 2.10(a)      Governmental Review
Schedule 2.10(c)      Insurance Policies
Schedule 2.11         Litigation
Schedule 2.13(c)      Employee Benefit Plans

Schedule 2.14(a)  Property
Schedule 2.14(b)  Liens
Schedule 2.16     Employee Matters
Schedule 2.17     Agreements
Schedule 2.18     Merchandise Claims
Schedule 2.19     Customers and Distributors
Schedule 2.20     Material Contracts
Schedule 2.26     Software Products
Schedule 2.26(a)  Products
Schedule 2.28(a)  Contingency Plans
Schedule 2.29     Inventory
Schedule 3.1(a)   Qualification or License to Do Business
Schedule 3.3(a)   Required Consents
Schedule 4.1(r)   Waiver of Release Claims
Schedule 5.13     DSNC Affiliates

               [The exhibits and the schedules have been omitted]

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 31, 1999, by and among Alydaar Software Corporation, a North Carolina corporation ("Alydaar"), Alydaar Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of Alydaar ("Merger Sub"), and Data Systems Network Corporation, a Michigan corporation ("DSNC").

                              STATEMENT OF PURPOSE

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the North Carolina General Corporation Law ("North Carolina Law") and the Michigan Business Corporation Act ("Michigan Law"), Alydaar, Merger Sub and DSNC intend to enter into a business combination transaction.

         B. Concurrently with the execution of this Agreement, and as a condition and inducement to Alydaar's willingness to enter into this Agreement, certain shareholders of DSNC are entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as Exhibit A.

         C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         D. It is also intended by the parties hereto that the Merger (as defined below) shall qualify for accounting treatment as a pooling of interests.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of North Carolina Law and Michigan Law, Merger Sub shall be merged with and into DSNC (the "Merger"), the separate corporate existence of Merger Sub shall cease and DSNC shall continue as the surviving corporation. DSNC as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of

North Carolina Law (the "Certificate of Merger") and the filing of a Certificate of Merger with the Michigan Department of Consumer and Industry Services - Corporation; Securities and Land Development Bureau (the "Michigan Department") in accordance with the relevant provisions of Michigan Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe LLP, 100 North Tryon Street, Suite 2900, Charlotte, North Carolina 28202, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of North Carolina Law and Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of DSNC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DSNC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the separate existence of Merger Sub will cease and Merger Sub will be merged with and into DSNC.

         1.4      Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Data Systems Network Corporation.

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of DSNC immediately prior to the Effective Time, until their respective successors are duly appointed.

         1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DSNC or the holders of any of the following securities:

                  (a) Conversion of DSNC Common Stock. Subject to Section 1.6(b), each share of Common Stock, $.01 par value per share, of DSNC (the "DSNC Common

         Stock") issued and outstanding immediately prior to the Effective Time, will be canceled and extinguished and automatically converted (subject to Sections 1.6(b), (e) and (f)) into the number of shares (the "Exchange Ratio") of Common Stock of Alydaar (the "Alydaar Common Stock") equal to the quotient obtained by dividing 1,611,047 by the total number of shares of DSNC Common Stock outstanding at Closing (taking into account shares issued pursuant to the exercise of stock options as included in the formula set forth below) (the "DSNC Outstanding Shares"), which shall be deemed to include, without limitation:

                  (A) the portion of each share of DSNC Common Stock, whether issued or issuable pursuant to the exercise of either stock options under the Option Plan or warrants to purchase DSNC Common Stock held as of the date hereof, which is equal to the product obtained by multiplying each such share by the quotient obtained by dividing:

                           (x) the result of subtracting the exercise price of such option or warrant from the quotient obtained by dividing (1) the actual number of shares of DSNC Common Stock issued and outstanding immediately prior to Closing into (2) the product obtained by multiplying the aggregate number of shares of Alydaar Common Stock into which the DSNC Outstanding Shares are to be converted pursuant to the terms and provisions hereof, by 10.8625 (such quotient being referred to as the "DSNC Stock Price"), by

                           (y) the DSNC Stock Price;

                           provided that if the amount obtained from the subtraction specified in the preceding clause (x) is not a positive number, no portion of such share shall be included in the DSNC Outstanding Shares; and

                  (B) any shares of DSNC Common Stock issued or issuable pursuant to the resolution or settlement of In Re: DSNC Systems Network Corporation Securities Litigation (including pursuant to any indemnity obligations of DSNC with respect thereto).

                  As an example of the calculation contained in the foregoing clause (A) relating to the portion of each share of DSNC Common Stock underlying stock options or warrants to be included in the number of DSNC Outstanding Shares, the following calculation would be performed with respect to such a stock option or warrant to purchase one share of DSNC Common Stock having an exercise price of $1.50, assuming a DSNC Stock Price of $3.50:

                                    1 x (3.50 - 1.50) = .57
                                              3.50

                  As a result, .57 of the share of DSNC Common Stock underlying such stock option or warrant would be included in the DSNC Outstanding Shares.


                  (b) Adjustment to Exchange Ratio. The Exchange Ratio shall be subject to adjustment as follows:

                           (i) if the average closing price per share of Alydaar
                  Common Stock on the Nasdaq National Market for the 10 trading day period ending on the trading day immediately preceding the Effective Time (the "Alydaar Stock Price") is less than $6.00 per share, Alydaar will issue a maximum aggregate number of shares of Alydaar Common Stock into which the DSNC Outstanding Shares are to be converted pursuant to the terms and provisions hereof (the "Maximum Aggregate Number") that is the quotient obtained by dividing 9,666,282 by the Alydaar Stock Price; and

                           (ii) if the Alydaar Stock Price is in excess of
                  $16.00 per share, Alydaar will issue a Maximum Aggregate Number of shares of Alydaar Common Stock that is the quotient obtained by dividing 25,776,752 by the Alydaar Stock Price.

                  (c) Cancellation of Alydaar-Owned Stock. Each share of DSNC Common Stock held by DSNC or owned by Merger Sub, Alydaar or any direct or indirect wholly owned subsidiary of DSNC or of Alydaar immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (d) Capital Stock of Merger Sub. Each share of Common Stock, $.01 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or similar distribution of securities convertible into Alydaar Common Stock or DSNC Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Alydaar Common Stock or DSNC Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time, which shall not include any issuance of securities in connection with sales of stock, acquisitions, financings, etc.

                  (f) Fractional Shares. No fraction of a share of Alydaar Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of DSNC Common Stock who would otherwise be entitled to a fraction of a share of Alydaar

         Common Stock (after aggregating all fractional shares of Alydaar Common Stock that otherwise would be received by such holder) shall receive from Alydaar an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Alydaar Common Stock for the five most recent days that Alydaar Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

         1.7      Stock Options.

                  (a) Unexercised Options. At the Effective Time, each outstanding stock option under the Option Plan (an "Outstanding DSNC Option") shall be assumed by Alydaar. Each Outstanding DSNC Option shall thereafter be converted into an option, which option shall be deemed to be vested as of the Effective Time, to purchase the same number of shares of Alydaar Common Stock as such Outstanding DSNC Option would have been exchangeable for pursuant to Section 1.6 had such Outstanding DSNC Option been exercised prior to Closing. The exercise price for each such converted Outstanding DSNC Option shall be the quotient obtained by dividing the exercise price of such Outstanding DSNC Option by the Exchange Ratio.

                  (b) Exercised Options. Shares issued pursuant to options to purchase DSNC Common Stock under the Option Plan that are exercised prior to the date that is three business days prior to the Closing Date shall be converted into shares of Alydaar Common Stock in accordance with and subject to the provisions of Section 1.6. In connection with the exercise of options to purchase DSNC Common Stock under the Option Plan as contemplated hereby, such options shall be deemed to have vested not later than the fifth business day prior to the Closing Date.

         1.8      Surrender of Certificates.

                  (a) Exchange Agent. First Union National Bank shall act as the exchange agent (the "Exchange Agent") in the Merger.

                  (b) Alydaar to Provide Common Stock. Promptly after the Effective Time, Alydaar shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Alydaar Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of DSNC Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of DSNC Common Stock may be entitled pursuant to Section 1.8(d).

                  (c) Exchange Procedures. Promptly after the Effective Time, Alydaar shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of DSNC Common Stock whose shares were converted into shares of Alydaar Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Alydaar may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Alydaar Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Alydaar, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Alydaar Common Stock into which their shares of DSNC Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Alydaar Common Stock into which such shares of DSNC Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Alydaar Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Alydaar Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates, and no cash payment in lieu of fractional shares shall be paid to such holder until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Alydaar Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Alydaar Common Stock.

                  (e) Transfers of Ownership. If certificates representing shares of Alydaar Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Alydaar or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Alydaar Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Alydaar or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, Alydaar, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Alydaar Common Stock or DSNC Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Termination of Exchange Agent Provisions. On the demand of Alydaar, any Alydaar Common Stock issuable or cash payable in accordance with this Agreement that is made available to the Exchange Agent, if not distributed to the shareholders of DSNC for one year after the Effective Time, shall no longer be made available to the Exchange Agent, and any former shareholders of DSNC who have not theretofore complied with this Section 1.8 shall thereafter look only to Alydaar for payment of their claim for Alydaar Common Stock, any cash in lieu of fractional shares of Alydaar Common Stock and any dividends or distributions with respect to Alydaar Common Stock.

         1.9 No Further Ownership Rights in DSNC Common Stock. All shares of Alydaar Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of DSNC Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of DSNC Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Alydaar Common Stock into which the shares of DSNC Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Alydaar may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Alydaar Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Alydaar, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11     Tax and Accounting Consequences.

                  (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                  (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DSNC and Merger Sub, the officers and directors of DSNC and Merger Sub will take all such lawful and necessary action. Alydaar shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF DSNC

         DSNC represents and warrants to Alydaar and Merger Sub as follows:

         2.1      Organization of DSNC.

                  (a) DSNC (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) except as set forth on Schedule 2.1, is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                  (b) Except as set forth on Schedule 2.1, DSNC has no direct or indirect subsidiaries (either wholly or partially owned by DSNC) and other than in the ordinary course of business, DSNC has not made any advances to or investments in, and does not own any securities of or other interests in, any person.

                  (c) DSNC has delivered or made available to Alydaar a true and correct copy of the Articles of Incorporation and Bylaws of DSNC and other governing instruments, each as amended to date, and each such instrument is in full force and effect. DSNC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or other governing instruments.

                  (d) When used in connection with an entity, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, prospects, conditions (financial or otherwise), results of operations, properties, or ownership of proprietary software of DSNC (including without limitation with respect to any such change, event or effect relating to any SEC investigation or proceeding concerning DSNC and any failure by DSNC to hold annual shareholder meetings), or of Alydaar, as the case may be.

         2.2 DSNC Capital Structure. The authorized capital stock of DSNC consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which there were 4,859,224 shares issued and outstanding as of December 31, 1998 and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of DSNC Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of DSNC or any agreement or document to which DSNC is a party or by which it is bound. As of the date hereof, DSNC had reserved an aggregate of 600,000 shares of DSNC Common Stock, net of exercises, for issuance to employees, consultants and nonemployee directors pursuant to the 1994 Option Plan, as amended (the "Option Plan") under which options are outstanding for an aggregate of 375,823 shares. All shares of DSNC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2 lists for each person who held options to acquire shares of DSNC Common Stock at December 31, 1998, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, and the vesting schedule for such option. The maximum number of shares of DSNC Common Stock issued or to be issuable pursuant to the Option Plan at or prior to Closing shall not exceed 412,500 shares, which amount is within the number of shares reserved under the Option Plan.

         2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of DSNC, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which DSNC is a party or by which it is bound obligating DSNC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of DSNC or obligating DSNC to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 and the Voting Agreement, there are no registration rights and, to the knowledge of DSNC, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of DSNC.

         2.4      Authority.

                  (a) DSNC has all requisite corporate power and authority to enter into this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby (the "DSNC Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the DSNC Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DSNC, subject only to the approval and adoption of this Agreement and the approval of the Merger by DSNC's shareholders and the filing and recordation of the Certificate of Merger pursuant to North Carolina Law and Michigan Law. A vote of the holders of at least a majority of the outstanding shares of the DSNC Common Stock is required for DSNC's shareholders to approve and adopt this Agreement and approve the Merger. Each of this Agreement and the DSNC Ancillary Agreements has been duly executed and delivered by DSNC and, assuming the due authorization, execution and delivery by Alydaar and, if applicable, Merger Sub, constitutes a legal, valid and binding obligation of DSNC, enforceable in accordance with its terms. The execution and delivery of this Agreement and the DSNC Ancillary Agreements by DSNC does not, and the performance of this Agreement and the DSNC Ancillary Agreements by DSNC and the consummation by DSNC of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of DSNC, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by DSNC's shareholders as contemplated in
         Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DSNC or by which its properties is bound or affected, or (iii) subject to obtaining such consents and approvals as are required pursuant to the Foothill Capital Corp. Loan Security Agreement, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair DSNC's rights or alter the rights or obligations of any third party under, or give rise to any rights of in, or result in the creation of a lien or encumbrance on, any of such properties or result in termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on, any of the properties or assets of DSNC pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DSNC is a party or by which DSNC or any of its properties or assets are bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on DSNC; provided that certain of the DSNC Contracts (as defined herein) provide for termination upon a change of control of DSNC.
          Other than consents relating to such change of control provisions under such DSNC Contracts, Schedule 2.4 lists all consents, authorizations, filings, approvals, waivers and registrations required to be obtained in connection with the consummation of the transactions contemplated hereby.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained by DSNC in connection with the execution and delivery of this Agreement, the DSNC Ancillary Agreements or the Certificate of Merger or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Michigan Department, (ii) the filing of the DSNC Proxy Statement (as defined in Section 2.23) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including a Form S-4 registration statement to register the shares of Alydaar Common Stock issued in the Merger), and the securities or antitrust laws of any foreign country and (iv) such other consents, authorizations, filings, approvals, waivers and registrations set forth on Schedule 2.4, which are required for the parties to consummate the Merger.

         2.5      Intentionally reserved.

         2.6      SEC Filings; DSNC Financial Statements.

                  (a) Except as disclosed in the DSNC SEC Reports (as defined below), DSNC has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC relating to periods subsequent to January 1, 1994, and has made available to Alydaar all such forms, reports and documents in the form filed with the SEC. All such forms, reports and documents (including those that DSNC may file subsequent to the date hereof) are referred to herein as the "DSNC SEC Reports." Except as disclosed in the DSNC SEC Reports, the DSNC SEC Reports (i) as of their respective dates were prepared and filed in accordance in all material respects with the requirements of the Securities Act of 1993 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DSNC SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of DSNC SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in DSNC SEC Reports (the "DSNC Financials"), including any DSNC SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the financial position of DSNC as at the respective dates thereof and the results of DSNC's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of DSNC as of December 31, 1997 is hereinafter referred to as the "DSNC Balance Sheet." Except as disclosed in the DSNC Financials, since the date of the DSNC Balance Sheet through the date of this Agreement, DSNC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of DSNC, except (i) liabilities provided for in the DSNC Balance Sheet or (ii) net liabilities incurred since the date of the DSNC Balance Sheet in the ordinary course of business consistent with past practices,

                  (c) DSNC has heretofore furnished to Alydaar a complete and correct copy of any amendments or modifications, which have been generated and not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by DSNC with the SEC pursuant to the Securities Act or the Exchange Act.

         2.7 Absence of Certain Changes or Events. Since the date of the DSNC Balance Sheet, except as set forth on Schedule 2.7, there has not been: (i) any Material Adverse Effect on DSNC or any event that could reasonably be expected to have a Material Adverse Effect on DSNC; (ii) any change by DSNC in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iii) any revaluation by DSNC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off or assignment or pledge of notes or accounts receivable; (iv) any declaration, setting aside, payment of a dividend or other distribution with respect to the shares of DSNC, or any direct or indirect purchase or other acquisition or any redemption by DSNC of any of its shares of capital stock; (v) any increase in or modification of the compensation or benefits payable or to become payable by DSNC to any of its directors, officers or, other than in the ordinary course of business consistent with past practice, to employees; (vi) any acquisition or sale of an amount of property or assets of DSNC, other than in the ordinary course of business consistent with past practice; (vii) any alteration in the term of any outstanding security of DSNC; (viii) any (A) incurrence, assumption or guarantee by DSNC of any debt for borrowed money, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of DSNC or (C) issuance or sale of options or other rights to acquire from DSNC, directly or indirectly, debt securities of DSNC or any securities convertible into or exchangeable for such debt securities; (ix) other than in the ordinary course of business, any creation or assumption by DSNC of any mortgage, pledge, security interest or lien or other encumbrance on any asset;
(x) any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business of DSNC and (B) purchases on the open market of liquid, publicly traded securities; (xi) any entering into, amendment of, relinquishment, termination or non-renewal of, or any breach under, any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business which individually or in the aggregate would result in a Material Adverse Effect on DSNC; or (xii) any transfer or grant of a right under the DSNC IP Rights (as defined in Section 2.9 below). Except as set forth on
Schedule 2.7, DSNC has not taken any steps, and does not currently intend to take any steps, to seek protection pursuant to any bankruptcy law nor to DSNC's knowledge, does any of its creditors intend to initiate involuntary proceedings.

         2.8 Taxes. Except as set forth on Schedule 2.8, DSNC, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which DSNC is or has been a member, has timely filed all Returns (as defined below) required to be filed by it and all such Returns properly reflect the liabilities of DSNC for Taxes for periods, property or events covered thereby, has paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, except as set forth on Schedule 2.8 (i) no claim for unpaid Taxes has become a lien (other than statutory liens with respect to payments not yet delinquent) against the property of DSNC or is being asserted against DSNC, (ii) no audit of any Tax Return of DSNC is being conducted by a Tax authority as of the date of this Agreement, (iii) DSNC has not received any notice of assessment or proposed assessment in connection with any Tax Returns, and there are no pending tax examinations of or tax claims asserted against DSNC or any of its assets or properties or, to the best knowledge of DSNC, threatened against DSNC, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by DSNC and is currently in effect as of the date of this Agreement and
(v) there is no agreement, contract or arrangement to which DSNC is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to taxes.

         2.9      Intellectual Property.

                  (a) Except as individually or in aggregate would not have a Material Adverse Effect, DSNC owns, or has a valid license under, all patents, trademarks, trade names, service marks, copyrights, any applications for all of the foregoing, trade secrets and know-how that are required for the conduct of business of DSNC (including, without limitation, the development, production and marketing of DSNC's products) as currently conducted (the "DSNC IP Rights"), with sufficient rights for the conduct of DSNC's business as currently conducted.

                  (b) Schedule 2.9(b) sets forth a complete list of all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and any applications for all of the foregoing, included in DSNC IP Rights, and specifies, where applicable, the jurisdictions in which each such DSNC IP Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.9(b) sets forth the list of all material licenses, sublicenses and other agreements to which DSNC is a party and pursuant to which DSNC or any other person is licensed or otherwise has rights under any DSNC IP Right (excluding licenses granted by DSNC in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same and excluding standard licenses granted to DSNC by software vendors covering software which is broadly distributed by such licensors). The execution and delivery of this Agreement and the DSNC Ancillary Agreements by DSNC, and the consummation of the transactions contemplated hereby, will neither cause DSNC to be in violation or default under any such license, sublicense or other agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

                  (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by DSNC violates


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
         any license or agreement between DSNC and any third party or, to the knowledge of DSNC, infringes any intellectual property right of any other party; and there is no pending or, to the knowledge of DSNC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any DSNC IP Rights, nor has DSNC received any notice asserting that any DSNC IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. To DSNC's knowledge, there is no unauthorized use, infringement or misappropriation under any DSNC IP Rights by any third party, including any employee or former employee of DSNC. No DSNC IP Right or product of DSNC is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to DSNC. It is DSNC's policy to have each employee of DSNC execute a proprietary information and confidentiality agreement substantially in the form of the agreement attached hereto as Exhibit B, and, except as set forth on Schedule 2.9(c), all of DSNC's employees, have executed such an agreement.

                  (d) DSNC has taken all necessary action to maintain the secrecy and confidentiality of, and its proprietary rights in, all DSNC IP Rights and the intellectual property rights of third parties entrusted to it.

         2.10     Compliance; Permits; Restrictions; Insurance.

                  (a) DSNC is not in conflict with, or in default or violation of any law, rule, regulation, ordinance, order, judgment or decree applicable to DSNC or by which DSNC or any of its properties is bound or affected. Except as set forth on Schedule 2.10(a), to the knowledge of DSNC, no investigation or review by any Governmental Entity is pending, threatened or contemplated against DSNC. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no agreement, judgment, injunction, order or decree binding upon DSNC which has or, to the knowledge of DSNC, is reasonably likely to have, the effect of prohibiting or impairing any business practice of DSNC, any acquisition of property by DSNC or the conduct of business by DSNC as currently conducted.

                  (b) DSNC holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary for the operation of the business of DSNC (collectively, the "DSNC Permits"). DSNC is in compliance in all material respects with the terms of the DSNC Permits.

                  (c) DSNC maintains and at all times since January 1, 1994 has maintained fire and casualty, directors and officers, errors and omissions, workers' compensation and general liability insurance with respect to its business. Set forth on Schedule 2.10(c) is a complete and correct list of all policies of insurance relating to the business of DSNC, or covering the assets of DSNC, indicating for each policy the risks insured against, coverage limits, premium rate, expiration date, all outstanding claims in excess of $200,000 individually thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect. Copies of all such policies have been provided or made available to Alydaar or its counsel. The coverages provided by such policies are comparable to the coverages customarily maintained by companies in similar lines of businesses. All premiums to date with respect to such policies have been paid. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no default with respect to any provision contained in any such policy, nor to the knowledge of DSNC has there been any failure to give any notice or present any claim known to DSNC under any such policy in a timely fashion or in the manner or detail required by the policy.

         2.11 Litigation. Except as disclosed in the DSNC SEC Reports or as set forth on Schedule 2.11, there is no action, suit, proceeding, claim, demand, arbitration or investigation pending, or as to which DSNC has received any notice of assertion nor, to DSNC's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against DSNC. DSNC has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted could have a Material Adverse Effect on DSNC. DSNC has delivered or made available to Alydaar or its counsel complete and correct copies of all correspondence prepared by its counsel for DSNC's auditors in connection with the last two completed audits of DSNC's financial statements and any such correspondence since the date of the last such audit.

         2.12 Brokers' and Finders' Fees. Except for fees payable to Jefferies and Company, Inc., whose fees will be paid by DSNC, pursuant to an engagement letter dated April 23, 1998, as amended, a copy of which has been provided to Alydaar, DSNC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.13     Employee Benefit Plans.

                  (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by DSNC or any trade or business (a "DSNC Affiliate") which is under common control with DSNC within the meaning of Section 414 of the Code (the "DSNC Employee Plans"), DSNC has made available to Alydaar a true and complete copy of, to the extent applicable, (i) such DSNC Employee Plan, (ii) the most recent annual report (Form 5500),
         (iii) each trust agreement related to such DSNC Employee Plan, (iv) the most recent summary plan description for each DSNC Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any DSNC Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any DSNC Employee Plan.

                  (b) Each DSNC Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such DSNC Employee Plan is so qualified and to the knowledge of DSNC nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

         Each DSNC Employee Plan has been operated in accordance with its terms and the requirements of applicable law. Neither DSNC nor any DSNC Affiliate has incurred, and no facts exist which would be likely to cause, any liability under Title IV of ERISA in connection with any DSNC Employee Plan. All contributions due from DSNC or any DSNC Affiliate with respect to any DSNC Employee Plan have been made or accrued on DSNC's financial statements, and no further contributions will be due or will have accrued thereunder as of the Effective Date, except contributions that are consistent with the Employee Plans and past practices of DSNC. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of DSNC and DSNC Affiliates are in compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any DSNC Employee Plan, covered employees or qualified beneficiaries.

                  (c) Except as set forth on Schedule 2.13(c), neither the execution and delivery of this Agreement or the DSNC Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of DSNC from DSNC, under any DSNC Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any DSNC Employee Plan or otherwise or
         (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  (d) DSNC has made available to Alydaar a list of all employees of DSNC and their salaries as of the date of this Agreement.

         2.14     Title to Properties; Absence of Liens and Encumbrances.

                  (a) DSNC owns no real property. Schedule 2.14(a) lists each real or personal property lease (excluding software leases) to which DSNC is a party, including without limitation as lessor or lessee, and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (b) DSNC has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort, except as reflected in the DSNC Financials, the DSNC SEC Reports or in Schedule 2.14(b) and except for liens for taxes not yet delinquent or liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materials men and the like and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. DSNC is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor has it received any notice of violation with which it has not complied, except where such violation individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on DSNC.

         2.15     Environmental Matters.

                  (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of DSNC or any affiliate of DSNC, or, to DSNC's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that DSNC has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. DSNC has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has DSNC disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. DSNC currently holds all environmental approvals, permits, licenses, clearances and consents which are necessary for the conduct of DSNC's Hazardous Material Activities and other businesses of DSNC as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to DSNC's knowledge, threatened concerning any DSNC Environmental Permit, Hazardous Material or any Hazardous Materials Activity of DSNC. DSNC is not aware of any fact or circumstance which could involve DSNC in any environmental litigation or impose upon DSNC any environmental liability.

         2.16 Employees; Labor Matters. Except as disclosed on Schedule 2.16, between January 1, 1996 and the date of this Agreement, to DSNC's knowledge, no employee of DSNC has violated, in any material respect, any employment contract, patent disclosure agreement, confidentiality agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by DSNC or disclosing to DSNC trade secrets or proprietary information of such employer. Except as set forth on Schedule 2.16, between January 1, 1998 and the date of this Agreement, no employee of DSNC


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
has given notice to DSNC that such employee intends to terminate his or her employment with DSNC except for terminations of a nature and number that are consistent with DSNC's prior experience. To DSNC's knowledge, there are no activities or proceedings of any labor union to organize any employees of DSNC and there are no strikes, or slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of DSNC. DSNC is not, and has never been, a party to any collective bargaining agreement. Except for failures to be in compliance which would not individually or in aggregate have a Material Adverse Effect, DSNC is, and since January 1, 1996, DSNC has been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

         2.17 Agreements, Contracts and Commitments. Except as set forth in
Schedule 2.17, as of the date hereof, DSNC is not a party to, is not bound by, and none of its properties are subject to:

                  (a) any employment or consulting agreement, contract or commitment with any officer, employee, consultant or member of DSNC's Board of Directors, other than those that are terminable by DSNC on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit DSNC's ability to terminate employees at will;

                  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, consultants, officers and directors of DSNC by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or in connection with any of the transactions contemplated by this Agreement;

                  (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between DSNC and any of its officers or directors;

                  (d) any agreement, contract or commitment containing any covenant limiting the freedom of DSNC to engage in any line of business or compete with any person or granting any exclusive distribution rights;

                  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (f) any joint marketing or development agreement currently in force;

                  (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology, except for (i) any agreement, contract or commitment pursuant to which source code is provided for maintenance of the source code or for development of modifications thereto only, and not for distribution of source or object code to third parties and (ii) any source code escrow agreement entered into in the ordinary course of business that contains provisions relating to the release of source code if DSNC ceases to do business or fails to provide appropriate maintenance;

                  (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any DSNC product;

                  (i) any continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from DSNC in an amount in excess of $25,000 per annum which is not terminable on 30 days' or less notice without cost or other liability at or at any time after the Effective Time or in which DSNC has granted or received manufacturing rights, most favored nation pricing provisions relating to any product, group of products or territory;

                  (j) any contract providing for the development of software (other than contracts with consultants) for, or license of software to, DSNC, which software is used or incorporated in any DSNC Product (as defined in Section 2.26);

                  (k) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board; or

                  (l) any written agreement regarding intercompany loans, revenue or cost sharing, ownership or license of DSNC IP Rights, intercompany royalties or dividends or similar matters.

         Any agreement, contract or commitment described in clauses (a) through
(1) above shall be referred to as a "DSNC Contract." Neither DSNC, nor to DSNC's knowledge any other party to a DSNC Contract (as defined below), is in material breach, violation or default under, and DSNC has not since January 1, 1997 received notice that it has materially breached, violated or defaulted under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a material default by DSNC under, any of the DSNC Contracts.

         2.18 Purchase Commitments and Outstanding Bids. All accepted and unfulfilled orders for the sale of merchandise received by DSNC, and all DSNC Contracts or commitments for the purchase of supplies by it, were made in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.18, there are no claims in excess of $50,000 against DSNC to return merchandise by reason of alleged overshipments, defective merchandise or otherwise. To the knowledge of DSNC, there is no outstanding bid, proposal or unfilled order which relates to the business of DSNC which is or would, if accepted, reasonably be expected to result in a net loss to DSNC. Except as reflected on Schedule 2.18, DSNC has no


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
prepayments or deposits from customers for products to be shipped, or services to be performed, by DSNC after the Closing Date.

         2.19 Customers, Distributors and Suppliers. Schedule 2.19 sets forth a complete and accurate list of the names and addresses and nature of the relationship between DSNC and (i) customers, distributors and other agents and representatives of the business of DSNC with annual sales greater than $100,000 during DSNC's last fiscal year, showing the approximate total sales in dollar amount by DSNC to each such customer during such fiscal year, and (ii) suppliers of DSNC with purchases by DSNC greater than $100,000 during DSNC's last fiscal year, showing the approximate total purchases in dollars by DSNC from each supplier during such fiscal year. Except as set forth on Schedule 2.19 (i) since December 31, 1997, there has been no material adverse change in the business relationship of DSNC with any customer, distributor or supplier named in
Schedule 2.19, and (ii) DSNC has not received any communication from any customer, distributor or supplier named in Schedule 2.19 which has a contract with DSNC or which represented 5% or more of DSNC's revenues for 1998 of any intention to terminate or materially reduce purchases from or supplies to DSNC. As a result of the transactions contemplated hereby, and to the knowledge of DSNC, no payment, penalty, other obligation or remuneration may be required by any such customer, distributor, agent or other representative. Except as set forth on Schedule 2.19, DSNC (A) has no obligation with respect to representations or warranties relating to the products and services it provides; and (B) provides no warranties with respect to work performed relating to year 2000 compliance and remediation.

         2.20 DSNC Contracts. Except as described on Schedule 2.20, DSNC has no material customer contracts relating to its business.

         2.21 Pooling of Interests. Neither DSNC nor any of its directors, officers, affiliates or shareholders has taken, agreed to take or to DSNC's knowledge, failed to take any action which would preclude Alydaar's ability to account for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Commission (including Staff Accounting Bulletin 76) (collectively, "APB Opinion No. 16").

         2.22     Intentionally reserved.

         2.23 DSNC Proxy Statement/Prospectus. The information supplied by DSNC for inclusion in the Form S-4 registration statement filed by Alydaar relating to the issuance of Alydaar Common Stock in the Merger (together with all amendments thereto and any information incorporated therein by reference, the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by DSNC for inclusion in the proxy statement/prospectus to be sent to the shareholders of DSNC in connection with the meeting of DSNC's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "DSNC Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "DSNC Proxy Statement") shall not, on the date the DSNC Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to DSNC's shareholders, at the time of the DSNC Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the DSNC Shareholders' Meeting which has become false or misleading. The DSNC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to DSNC or any of its affiliates, officers or directors should be discovered by DSNC which should be set forth in an amendment to the Registration Statement or a supplement to the DSNC Proxy Statement, DSNC shall promptly inform Alydaar and shall assist Alydaar in appropriately amending or supplementing the Registration Statement. Notwithstanding the foregoing, DSNC makes no representation or warranty with respect to any information supplied by Alydaar or Merger Sub which is contained in any of the foregoing documents.

         2.24 Board and Shareholder Approval. The Board of Directors of DSNC has, as of the date of this Agreement, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is fair to, and in the best interests of, DSNC and its shareholders and (iii) determined to recommend that the shareholders of DSNC approve and adopt this Agreement and approve the Merger. The affirmative vote of the holders of a majority of the outstanding shares of DSNC Common Stock is the only vote of the holders of any class or series of capital stock of DSNC necessary to approve the Merger.

         2.25 Fairness Opinion. DSNC has received a written opinion from Jefferies & Company, Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to DSNC's shareholders from a financial point of view and has delivered to Alydaar a copy of such opinion.

         2.26 Products and Distribution. Schedule 2.26 contain a complete list of the proprietary software products distributed or installed by DSNC (the "DSNC Published Products"). Schedule 2.26(a) sets forth, for each DSNC Product, the following (to the extent not already listed on another Schedule to this Agreement): (i) a list of all contracts and agreements (including without limitation all development, trademark license, technology license, distribution or other agreements) relating to the DSNC Products; (ii) the identity of the significant independent contractors and a list of the agreements with such independent contractors; (iii) the advances paid or payable, and the royalties payable, to any third parties with respect to such DSNC Product; and (iv) a list of the third parties with significant distribution rights to such DSNC Product.

         2.27     Intentionally reserved.

         2.28 Year 2000 Compliance. DSNC has performed a systems inventory and assessment of potential year 2000 remediation and testing costs for all hardware, software, and embedded microprocessors in non-computer equipment used in connection with DSNC's business to ensure, other than such as would not have a Material Adverse Effect, that such items shall be century compliant for the year 2000 and beyond. In order to be century compliant, DSNC agrees that such items must be capable of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and beyond. DSNC agrees that Alydaar may request one or more test scripts from DSNC to validate that such items are century compliant and to determine the latest future date such items are able to process. Set forth on Schedule 2.28(a) are DSNC's contingency plans for year 2000 compliance and remediation of current equipment. DSNC expects to incur no material liability in connection with the year 2000 issue, provided that additional expenditures will need to be made with respect to Year 2000 remediation as described in DSNC's quarterly report on Form 10Q for the period ended September 30, 1998.

         2.29 Inventories. Any and all inventory relating to the business of DSNC (the "Inventory") is properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied, and except for items sold in the ordinary course of business, consists of and will, at the Effective Time, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount. With respect to Inventory in the hands of suppliers for which DSNC is committed as of the date hereof or as of the Effective Time, such Inventory is described in Schedule 2.29 and is reasonably expected to be usable in the ordinary course of business as the business of DSNC is presently being conducted. All items included in the Inventory are the property of DSNC, except for those items sold in the ordinary course of the business of DSNC; for each of these sales either the purchaser has made full payment therefore or the purchaser's liability to make payment is reflected in the books of DSNC. Except as set forth on Schedule 2.29, no items included in the Inventory have been pledged as collateral or are held by DSNC on consignment from others. The Inventory is free of defects to the knowledge of DSNC and, to the extent that it consists of finished or semi-finished goods, complies with any specifications submitted by the purchasers thereof.

         2.30 Interested Party Transactions. Except as disclosed in the DSNC SEC Reports filed prior to the date of this Agreement, since the date of DSNC's last proxy statement to its shareholders, no event has occurred that would be required to be reported by DSNC as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         2.31 Disclosure. No representation or warranty by DSNC contained in this Agreement (including the Schedules referred to herein), or in any certificate furnished or to be furnished by DSNC to Alydaar in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.


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

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ALYDAAR AND MERGER SUB

         Alydaar and Merger Sub represent and warrant to DSNC as follows:

         3.1      Organization of Alydaar and Merger Sub.

                  (a) Each of Alydaar and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and, except as set forth on Schedule 3.1(a), is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Alydaar.

                  (b) Alydaar has delivered or made available to DSNC a true and correct copy of the charter and bylaws of Alydaar and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Alydaar nor Merger Sub is in violation of any of the provisions of its respective articles of incorporation or bylaws.

         3.2 Alydaar and Merger Sub Capital Structure. The authorized capital stock of Alydaar consists of 50 million shares of Common Stock, par value $.001 per share, of which there were 17,516,230 shares issued and outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Alydaar. Merger Sub was formed in January, 1999 for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Alydaar Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Alydaar or any agreement or document to which Alydaar is a party or by which it is bound. Alydaar has reserved a sufficient number of shares of Common Stock for the issuance of shares to the shareholders of DSNC in the Merger. The shares of Alydaar Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and at the Effective Time will be fully paid, nonassessable and free of pre-emptive rights.

         3.3      Authority.

                  (a) Each of Alydaar and Merger Sub (as applicable) has all requisite corporate power and authority to enter into this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby (the "Alydaar Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Alydaar Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Alydaar and, in the case of


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

         this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to North Carolina Law. Each of this Agreement and the Alydaar Ancillary Agreements has been duly executed and delivered by each of Alydaar and Merger Sub (as applicable) and, assuming the due authorization, execution and delivery by DSNC, constitutes the legal, valid and binding obligation of Alydaar and Merger Sub enforceable in accordance with its terms. The execution and delivery of this Agreement and the Alydaar Ancillary Agreements by each of Alydaar and Merger Sub (as applicable) does not, and the performance of this Agreement and the Alydaar Ancillary Agreements by each of Alydaar and Merger Sub (as applicable) and consummation by Alydaar and Merger Sub of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Alydaar or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Alydaar's other subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Alydaar or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Alydaar's rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on any of the properties or assets of Alydaar or any of its subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Alydaar or any of its subsidiaries (including Merger Sub) is a party or by which Alydaar or any of its subsidiaries or its or any of their respective properties or assets is bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Alydaar. Schedule 3.3(a) lists all consents, waivers and approvals under any of Alydaar's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained by Alydaar or Merger Sub in connection with the execution and delivery of this Agreement, the Alydaar Ancillary Agreements or the consummation of the Merger, except for (i) the filing of the Registration Statement relating to the issuance of Alydaar Common Stock in the Merger with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of North Carolina, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Alydaar or a material adverse effect on the ability of the parties to consummate the Merger.


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

         3.4      SEC Filings; Alydaar Financial Statements.

                  (a) Alydaar has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC since December 31, 1997, and has made available to DSNC all forms, reports and documents in the form filed with the SEC. All such forms, reports and documents (including those that Alydaar may file subsequent to the date hereof) are referred to herein as the "Alydaar SEC Reports." The Alydaar SEC Reports (i) as of their respective dates were prepared and filed in accordance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Alydaar SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of Alydaar SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Alydaar SEC Reports (the "Alydaar Financials"), including any Alydaar SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Alydaar and its subsidiaries as at the respective dates thereof and the consolidated results of Alydaar's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Alydaar contained in Alydaar SEC Reports as of September 30, 1998 is hereinafter referred to as the "Alydaar Balance Sheet." Except as disclosed in the Alydaar Financials, since the date of the Alydaar Balance Sheet through the date of this Agreement neither Alydaar nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Alydaar and its subsidiaries taken as a whole, except liabilities (i) provided for in the Alydaar Balance Sheet, or (ii) incurred since the date of the Alydaar Balance Sheet in the ordinary course of business consistent with past practices that would not have a Material Adverse Effect on Alydaar.

                  (c) Alydaar has heretofore furnished to DSNC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Alydaar with the SEC pursuant to the Securities Act or the Exchange Act.

         3.5 Absence of Certain Changes or Events. Since the date of the Alydaar Balance Sheet through the date of this Agreement, there has not been any Material Adverse Effect on Alydaar or any event that would reasonably be likely to have a Material Adverse Effect on Alydaar.

         3.6 Pooling of Interests. Neither Alydaar nor any of its directors, officers, affiliates or shareholders has taken, agreed to take or to Alydaar's knowledge, failed to take any action which would preclude Alydaar's ability to account for the Merger as a pooling of interests in accordance with the APB Opinion No. 16.

         3.7 DSNC Proxy Statement/Prospectus. The information supplied by Alydaar for inclusion in the Registration Statement filed by Alydaar shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Alydaar for inclusion in the DSNC Proxy Statement shall not, on the date the DSNC Proxy Statement (or any amendment or supplement thereto) is first mailed to DSNC's shareholders, at the time of the DSNC Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the DSNC Shareholders' Meeting which has become false or misleading. The DSNC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Alydaar or any of its affiliates, officers or directors should be discovered by Alydaar which should be set forth in an amendment to the Registration Statement or a supplement to the DSNC Proxy Statement, Alydaar shall promptly inform DSNC. Notwithstanding the foregoing, Alydaar makes no representation or warranty with respect to any information supplied by DSNC which is contained in any of the foregoing documents.

         3.8 Board Approval. The Board of Directors of Alydaar has (i) determined that the Merger is fair to, and in the best interests of, Alydaar and its shareholders and (ii) approved the Merger.

         3.9 Merger Sub. As of the date hereof and the Effective Time of the Merger, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any material agreement or arrangements with any person.

         3.10 Broker's Fees. Except for First Albany Corporation, neither Alydaar nor, to the knowledge of Alydaar, any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

         3.11 Disclosure. No representation or warranty by Alydaar contained in this Agreement (including the Schedules referred to herein), or in any certificate furnished or to be furnished by Alydaar to DSNC in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, DSNC shall, except as permitted by the terms of this Agreement, carry on and use reasonable best efforts to preserve its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

         In addition, except as permitted by the terms of this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, DSNC shall not do any of the following:

                  (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Alydaar, or adopt any new severance plan;

                  (c) transfer or license to any person or entity or otherwise extend the term of any agreement with respect to, amend or modify any rights (including without limitation distribution rights) to the DSNC IP Rights or enter into assignments of future patent rights, other than licenses and distribution rights in the ordinary course of business;

                  (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of DSNC;

                  (f) except for any shares of DSNC Common Stock issued pursuant to the resolution or settlement of In Re: DSNC Systems Network Corporation Securities Litigation (including pursuant to any indemnity obligations of DSNC with respect thereto), issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or accelerate the vesting of any outstanding option or other security, other than the issuance, delivery and/or sale of (i) shares of DSNC Common Stock pursuant to the exercise of outstanding stock options or warrants, (ii) shares of DSNC Common Stock issuable to participants in the DSNC ESPP consistent with the terms thereof and
         (iii) options to purchase DSNC Common Stock granted at fair market value, consistent with past practice and in accordance with the Option Plan;

                  (g) cause, permit or propose any amendments to any charter document or bylaw;

                  (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof or joint venture or strategic partnerships, or, except for transactions in the ordinary course of business consistent with past practice (i) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of DSNC or (ii) enter into any alliances;

                  (i) sell, lease, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of DSNC, except in the ordinary course of business consistent with past practice;

                  (j) incur any indebtedness for borrowed money except pursuant to existing funded debt agreements disclosed on Schedule 2.17, or guarantee any indebtedness of any person for borrowed money;

                  (k)      intentionally reserved;

                  (l) make any payments outside of the ordinary course of business in excess of $25,000 individually or $100,000 in aggregate for purposes of settling any dispute other than payments not in excess of amounts reserved or accrued on the audited DSNC Financials for the period ended 12-31-97;

                  (m) take any action, or permit any of its affiliates to take any action, that would be reasonably likely to interfere with Alydaar's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Section 4.1;

                  (n) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or wage rate or special remuneration to any director, officer, employee or consultant (except (i) for normal salary increases consistent with past practices not to exceed 10% per year, (ii) pursuant to existing arrangements previously disclosed to Alydaar and (iii) for reasonable bonuses to encourage retention of employees after the announcement of a Superior Proposal (as defined below)) or enter into (except as specifically set forth herein) or vary the terms of any employment, consulting or severance agreement with any such person, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired employees or newly promoted employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in Section 2.13;

                  (o) change its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

                  (p) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice;

                  (q) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business;

                  (r) except as set forth on Schedule 4.1(r) and in amounts not to exceed those set forth on such Schedule, waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice;

                  (s) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

                  (t) agree to any audit assessment by any Tax authority in excess of $100,000;

                  (u)      change any insurance coverage;

                  (v) enter into any contract or agreement material to the business, results or operations or financial condition of DSNC other than in the ordinary course of business, consistent with past practices;

                  (w) (i) take or agree or commit to take any action that would make any representation and warranty of DSNC hereunder inaccurate at, or as of any time prior to, the Effective Time, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time; or

                  (x) agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (w) above.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 DSNC Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

                  (a) As promptly as practicable after the execution of this Agreement, DSNC and Alydaar will prepare, and file with the SEC, the DSNC Proxy Statement, and Alydaar will prepare and file with the SEC the Registration Statement in which the DSNC Proxy Statement will be included as a prospectus. Each of DSNC and Alydaar will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the DSNC Proxy Statement to be cleared by the SEC as promptly as practicable after such filing and, to the extent that presenting this Agreement and the Merger to DSNC's shareholders for their approval and adoption would not violate applicable law, DSNC will cause the DSNC Proxy Statement to be mailed to the DSNC shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of DSNC and Alydaar will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of DSNC and Alydaar will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the DSNC Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the DSNC Proxy Statement, the Merger or any Other Filing. Each of DSNC and Alydaar will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever DSNC or Alydaar obtains knowledge of the occurrence of any event which is required to be set forth in an amendment or supplement to the DSNC Proxy Statement, the Registration Statement or any Other Filing, DSNC or Alydaar, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of DSNC, such amendment or supplement.

                  (b) Subject to the provisions of Section 5.4(b), the DSNC Proxy Statement will include the recommendation of the Board of Directors of DSNC in favor of adoption and approval of this Agreement and approval of the Merger (except that notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of DSNC may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties would require it to do so).

         5.2 Meeting of Shareholders. Promptly after the date hereof, DSNC will take all action necessary in accordance with Michigan Law and its Articles of Incorporation and Bylaws to convene the DSNC Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. For so long as the Board of Directors of DSNC continues to make the recommendation set forth in Section 5.1, DSNC will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or Michigan Law to obtain such approvals.

         5.3      Confidentiality.

                  (a) The parties acknowledge that Alydaar and DSNC have previously executed a letter agreement regarding confidentiality, dated November 30, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                  (b) Access to Information. Upon reasonable notice, each of DSNC and Alydaar will afford to the other and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.4      No Solicitation.

                  (a) Subject to Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, DSNC shall not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage, negotiate or accept the making, submission or


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

         announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Alydaar and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning DSNC to, or afford any access to the properties, books or records of DSNC to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Alydaar and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to DSNC. Without limiting the generality of the foregoing, DSNC acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director or officer of DSNC, or by any employee, representative, investment banker, agent or affiliate of DSNC having direct or indirect authority from DSNC or any director or officer of DSNC, shall be deemed to constitute a breach of this Section 5.4 by DSNC. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal, inquiry or offer relating to or which the entity has reason to believe relates to (i) any merger, consolidation, combination, sale, dividend or other disposition of substantial assets or properties or similar transactions or series of transactions involving the entity or any subsidiaries of the entity,
         (ii) sale, dividend, split, or other disposition of 10% or more of shares of capital stock or other equity interests of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. As of the date hereof, DSNC will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. DSNC will (i) notify Alydaar as promptly as practicable if it receives any proposal or inquiry or request for DSNC in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable deliver to Alydaar a copy of such proposal, inquiry or request if it is in written form terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, DSNC will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Alydaar); provided, however, that nothing herein shall prohibit DSNC's Board of Directors from taking and disclosing to DSNC's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

                  (b) Notwithstanding anything contrary contained in Section 5.4(a) or elsewhere in this Agreement, prior to the Effective Time, DSNC may, to the extent the Board of Directors of DSNC determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties to shareholders under applicable law require


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

         it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish non-public information, and afford access to the properties, books or records of DSNC to any person, entity or group after such person, entity or group has delivered to DSNC in writing, an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) which the Board of Directors of DSNC in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would reasonably likely to result in a transaction financially more favorable than the Merger to the shareholders of DSNC (a "Superior Proposal"), provided that, prior to furnishing such information to, or entering into discussions or negotiations with, such person, entity or group, DSNC provides written notice to Alydaar to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, entity or group, and keeps Alydaar informed of the status of any such discussions or negotiations. In the event DSNC receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Board of Directors of DSNC from recommending such Superior Proposal to DSNC's shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of DSNC may withdraw, modify or refrain from making its recommendations set forth in Section 5.1(b), and, to the extent it does so, DSNC may refrain from soliciting proxies and taking such other action necessary to secure the affirmative vote of its shareholders as may be required by Section 5.2; provided that (to the extent permissible under applicable law governing the Board's fiduciary duties) DSNC shall remain obligated under Section 5.2 to convene the DSNC Shareholder Meeting and shall have the vote on the Merger considered by the shareholders of DSNC prior to the vote (if any) on the Superior Proposal; and provided, further, that (to the extent permissible under applicable law governing the Board's fiduciary duties) DSNC shall not recommend to its shareholders a Superior Proposal for a period of not less than 48 hours after Alydaar's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party. Notwithstanding anything elsewhere contained in Section 5.4(a) or elsewhere in this Agreement, DSNC may, if its Board of Directors determines, in good faith, after consultation with outside legal counsel that the Board's fiduciary duties to shareholders under applicable law require it to do so, enter into an agreement or understanding relating to a Superior Proposal; provided, that (i) (to the extent permissible under applicable law governing the Board's fiduciary duties) such agreement or understanding provides that the Merger shall be considered by the shareholders of DSNC prior to the Superior Proposal and (ii) if the Merger is approved by the shareholders of DSNC, neither DSNC nor Alydaar shall be required to pay a fee or otherwise incur any liability arising out of the agreement or understanding relating to the Superior Proposal, including, without limitation, as a result of the Superior Proposal not being approved. The performance of such agreement or understanding relating to the Superior Proposal to the extent necessary to facilitate the due consideration of such Superior Proposal at the meeting of the shareholders of DSNC after the Merger shall not constitute a breach of this Agreement.

                  (c) Notwithstanding anything to the contrary herein, DSNC will not provide any non-public information to a third party unless: (x) DSNC provides such non-public


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

         information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously provided to Alydaar.

         5.5 Public Disclosure. (a) DSNC and Alydaar will consult and mutually agree with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

                  (b) DSNC will notify Alydaar before issuing any press release or otherwise making any public statement with respect to an Acquisition Proposal.

         5.6 Legal Requirements. Each of DSNC, Merger Sub and Alydaar will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Alydaar will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Alydaar Common Stock pursuant hereto. DSNC will use its commercially reasonable efforts to assist Alydaar as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Alydaar Common Stock pursuant hereto.

         5.7 Third Party Consents. As soon as practicable following the date hereof, DSNC and Alydaar will each use its commercially reasonable efforts to obtain all consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, DSNC shall, within twenty days of the date hereof, provide a complete and accurate list of, and subsequent to such twenty day period shall use its reasonable best efforts to obtain, all consents, waivers and approvals relating to any change of control provisions contained in the DSNC Contracts.

         5.8 Notification of Certain Matters; Financial Statements. DSNC and Merger Sub will give prompt notice to Alydaar, and Alydaar will give prompt notice to DSNC, after obtaining knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, (b) any Material Adverse Effect on DSNC or Alydaar or (c) any failure of DSNC and Merger Sub or Alydaar, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in
Section 6.2(b) or 6.3(b), as the case may be, would not be satisfied as a result thereof. To ensure compliance with this Section 5.8, DSNC shall deliver to Alydaar as soon as practicable but in any event within thirty days after the end of each monthly accounting period beginning with the month ended November 30, 1998 and ending with the monthly accounting period occurring before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited balance sheet, statement of operations and statement of cash flows for DSNC, which financial statements shall be prepared in the ordinary course of business, in accordance with DSNC's books and records and generally accepted accounting principles and shall fairly present the financial position of DSNC as of their respective dates and the results of DSNC's operations for the periods then ended. DSNC also shall furnish to Alydaar, prior to the Closing Date, audited financial statements for the year ending December 31, 1998. Notwithstanding the above, the delivery of any notice pursuant to this Section
5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.9 Reasonable Best Efforts and Further Assurances. Subject to the respective rights and obligations of DSNC and Alydaar under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and other transactions contemplated hereby, to fulfill and cause to be fulfilled the conditions to closing under this Agreement and to effect the Closing as soon as practicable; provided that neither DSNC nor Alydaar nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the first sentence of this Section 5.9, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including but not limited to actions to be taken at and after the Effective Time.

         5.10     Intentionally reserved.

         5.11 Schedules. Notwithstanding anything to the contrary contained in this Agreement, information disclosed in a Schedule to this Agreement shall be deemed to be disclosed in all other Schedules, provided that such information shall be disclosed with sufficient specificity such that the applicability of such information to such other Schedules shall be apparent.

         5.12 NMS Listing. Alydaar agrees to authorize for listing on the Nasdaq National Market, prior to the Effective Time, the shares of Alydaar Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

         5.13 DSNC Affiliate Agreement. Set forth on Schedule 5.13 is a list of those persons who may be deemed to be, in DSNC's reasonable judgment, affiliates of DSNC within the meaning of Rule 145 promulgated under the Securities Act (each a "DSNC Affiliate"). DSNC will provide Alydaar with such information and documents as Alydaar reasonably requests for purposes of reviewing such list. DSNC will use its reasonable best efforts to deliver or cause


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

to be delivered to Alydaar, as promptly as practicable on or following the date hereof (and in any event no later than the date 30 days prior to the Effective
Time), from each DSNC Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "DSNC Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Alydaar will be entitled to place appropriate legends on the certificates evidencing any Alydaar Common Stock to be received by a DSNC Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Alydaar Common Stock, consistent with the terms of the DSNC Affiliate Agreement.

         5.14 Tax-Free Merger. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

         5.15 Pooling Covenant. Prior to the earlier of termination of this Agreement and the Effective Time, Alydaar will not take any action, and Alydaar will not permit any of its affiliates to take any action, that would be reasonably likely to interfere with Alydaar's ability to account for the Merger as a pooling of interests. In addition, Alydaar will use its reasonable best efforts to deliver or cause to be delivered to DSNC, on or as promptly as practicable following the date hereof (and in any event no later than the date 30 days prior to the Effective Time), from each person who may be deemed to be an "affiliate" of Alydaar within the meaning of Rule 145 promulgated under the Securities Act, an agreement (which will be in full force and effect as of the Effective Time) requiring such person to refrain from taking any action that would be reasonably likely to interfere with Alydaar's ability to account for the Merger as a pooling of interests.

         5.16 Employee Matters. Promptly following the Merger, as determined by Alydaar in its sole discretion, employees of DSNC will (a) continue under the current employee benefit plans of DSNC, or (b) become subject to Alydaar standard employee benefit plans on an equivalent basis with other similarly situated employees of Alydaar and will receive full credit pursuant to such plans for years of service at DSNC.

         5.17 Director and Officer Liability. For six years after the Effective Time, Alydaar will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of DSNC in respect of acts or omissions occurring prior to the Effective Time to the extent provided under DSNC's Articles of Incorporation and Bylaws in effect on the date hereof; provided that such indemnification shall (i) be subject to any limitations imposed from time to time under applicable law that pursuant to such law are applicable to such indemnification, and (ii) continue beyond such six year period with respect to claims filed prior to, and unresolved at, the end of such period. For six years after the Effective Time, Alydaar will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by DSNC's officers' and directors' liability insurance policy on terms with respect to coverage no less favorable than those of such policy in effect on the date hereof with a policy coverage amount of $1 million; provided that Alydaar may substitute therefor policies of at least the same coverage containing terms that are no less favorable to the extent such liability insurance can be maintained at an aggregate cost to Alydaar not greater than $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period; provided, further, that if such insurance cannot be so maintained or obtained at such cost, Alydaar shall maintain or obtain as much of such insurance for each such person as can be so maintained or obtained at an aggregate cost of $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period. Any counsel retained in connection with the provisions of this Section 5.17 shall be chosen by Alydaar, which counsel shall be reasonably satisfactory to the indemnitees and only one law firm shall be retained with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnitees. Alydaar will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel. Neither Alydaar nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonable withheld).

                                   ARTICLE VI

                            CONDITIONS OF THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of DSNC.

                  (b) Registration Statement Effective; DSNC Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the DSNC Proxy Statement, shall have been initiated or threatened in writing by the SEC.

                  (c) No Order; Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All consents, approvals, orders or other actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger and the transactions contemplated hereby shall have been obtained, provided that any of the foregoing relating to the SEC or the State of Michigan shall have been obtained without conditions or limitations which are unacceptable to Alydaar in the exercise of its reasonable business judgment.

                  (d) Tax Opinions. DSNC and Alydaar shall each have received written opinions from their respective counsel, Bodman, Longley & Dahling LLP, and McGuire, Woods, Battle & Boothe LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either DSNC or Alydaar does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

                  (e) Nasdaq Listing. The shares of Alydaar Common Stock issuable to shareholders of DSNC pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market subject to official notice of issuance.

                  (f) Opinion of Accountants. DSNC shall have received from Grant Thornton LLP, independent auditors for DSNC, a letter dated within two business days prior to the Effective Time (which may contain customary qualifications and assumptions), to the effect that Grant Thornton LLP concurs with DSNC's management conclusion that no conditions exist related to DSNC that would preclude Alydaar from accounting for the Merger as a pooling of interests; and DSNC shall have received from Holtz, Rubenstein and Co., LLP, the independent auditors for Alydaar, a copy of a letter addressed to Alydaar dated the Closing Date, in substance reasonably satisfactory to DSNC (and which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Grant Thornton LLP to DSNC) to the effect that Holtz, Rubenstein and Co., LLP concurs with Alydaar's management conclusions that as of that date, no conditions exist that would preclude Alydaar from accounting for the Merger as a pooling of interests.

                  (g) Third Party Consents. DSNC shall have obtained such consents and approvals as are required pursuant to the Foothill Capital Corp. Loan Security Agreement; provided that no party shall have the right to assert any such failure to obtain such consents and approvals as a condition to close if any act or failure to act by such party caused the failure of such condition.

         6.2 Additional Conditions to Obligations of DSNC. The obligation of DSNC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by DSNC:

                  (a) Representations and Warranties. The representations and warranties of Alydaar and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects). In addition, the representations and warranties of Alydaar and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time. DSNC shall have received a


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

         certificate with respect to the foregoing signed on behalf of Alydaar by the Chief Executive Officer and the Chief Financial Officer of Alydaar;

                  (b) Agreements and Covenants. Alydaar and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and DSNC shall have received a certificate to such effect signed on behalf of Alydaar by the Chief Executive Officer and the Chief Financial Officer of Alydaar;

                  (c) Material Adverse Effect. No Material Adverse Effect with respect to Alydaar shall have occurred since the date of this Agreement; and

                  (d) Legal Opinion. DSNC shall have received a legal opinion from McGuire, Woods, Battle & Boothe LLP in the form attached hereto as Exhibit D.

         6.3 Additional Conditions to the Obligations of Alydaar and Merger Sub. The obligations of Alydaar and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Alydaar:

                  (a) Representations and Warranties. The representations and warranties of DSNC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects). In addition, the representations and warranties of DSNC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time. Alydaar shall have received a certificate with respect to the foregoing signed on behalf of DSNC by the President and the Chief Financial Officer of DSNC;

                  (b) Agreements and Covenants. DSNC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Alydaar shall have received a certificate to such effect signed on behalf of DSNC by the President and the Chief Financial Officer of DSNC;

                  (c) Material Adverse Effect. No Material Adverse Effect with respect to DSNC shall have occurred since the date of this Agreement;

                  (d) Legal Opinion. Alydaar shall have received a legal opinion from Bodman, Longley & Dahling LLP, or such other counsel to DSNC as shall be reasonably acceptable to Alydaar and its counsel, in the form attached hereto as Exhibit E;

                  (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or the legal, contractual or regulatory restraint limiting or restricting Alydaar conduct or operation of its business or the business or DSNC, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending;

                  (f) Settlement of All Shareholder Lawsuits. All outstanding or pending lawsuits brought by shareholders in which any of DSNC or any of its affiliates, officers and/or directors are named as defendants, including, without limitation, In Re: DSNC Systems Network Corporation Securities Litigation, shall have been settled and approved and such settlement and approval shall be final and nonappealable, substantially in the form approved prior to the date hereof by the Board of Directors of DSNC, by the applicable courts or authority and releases in favor of DSNC shall have been executed and delivered by the plaintiffs in such lawsuits; provided that in each case such settlement, approval and release shall have been obtained on terms acceptable to Alydaar in its reasonable discretion, including without limitation with respect to the form and source of consideration to be paid by DSNC in any such settlement. Any such settlement involving the issuance of additional shares of capital stock or related rights by DSNC shall have a corresponding offset on the Exchange Ratio as contemplated in Section 1.6(a);

                  (g) Financial Statements. The audited financial statements of DSNC for the year ending December 31, 1998 shall be acceptable to Alydaar in all material respects in its reasonable judgment; and

                  (h) Consents; Approvals or Waivers. DSNC shall have obtained consents, approvals or waivers of any change of control provision in DSNC Contracts that are material, either individually or in the aggregate.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of DSNC:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Alydaar and DSNC;

                  (b) by either Alydaar or DSNC, if the Merger shall not have been consummated by July 31, 1999 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided that in any event this Agreement shall be automatically terminated on September 30, 1999 in the event that the Merger shall not have been consummated by such date.

                  (c) by either Alydaar or DSNC, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, or there shall be any law or regulation, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

                  (d) by either Alydaar or DSNC, if the required approval of the shareholders of DSNC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof;

                  (e) by Alydaar, if at any time prior to the approval of the Merger by the shareholders of DSNC, the Board of Directors of DSNC:

                           (i) withdraws its recommendation of this Agreement or
                  the Merger,

                  or

                           (ii) accepts, publicly endorses, recommends or
                  executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing;

                  (f)      by Alydaar, if any of the following shall occur:

                           (i) DSNC shall have failed to include in the DSNC
                  Proxy Statement the unanimous recommendation of the Board of Directors of DSNC in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of DSNC shall have amended or modified in a manner adverse to Alydaar such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

                           (ii) the Board of Directors of DSNC shall have
                  approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

                           (iii) a tender or exchange offer relating to
                  securities of DSNC shall have been commenced and DSNC shall not have sent to its security holders, within 10 business days after the commencement of such tender or exchange offer, a statement that DSNC recommends rejection of such tender or exchange offer;

                           (iv) an Acquisition Proposal (other than a tender or
                  exchange offer relating to the securities of DSNC) is publicly announced, and, upon Alydaar's request, DSNC fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such request; or

                  (g) by DSNC, upon a breach of any representation, warranty, covenant or agreement on the part of Alydaar set forth in this Agreement, or if any such representation or warranty of Alydaar shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that if such inaccuracy in Alydaar's representations and warranties or breach by Alydaar is curable by Alydaar through the exercise of its commercially reasonable efforts, then DSNC may not terminate this Agreement under this Section 7.1(g) for so long as Alydaar is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice to Alydaar from DSNC of its intent to terminate pursuant to this
         Section 7.1(g); and, provided, further, that DSNC may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have breached this Agreement;

                  (h) by Alydaar, upon a breach of any representation, warranty, covenant or agreement on the part of DSNC set forth in this Agreement, or if any such representation or warranty of DSNC shall have become inaccurate, in either case such that the conditions set forth in
         Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that if such inaccuracy in DSNC's representations and warranties or breach by DSNC is curable by DSNC through the exercise of its commercially reasonable efforts, then Alydaar may not terminate this Agreement under this Section 7.1(h) for so long as DSNC is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice to DSNC from Alydaar of its intent to terminate pursuant to this Section 7.1(h); and, provided, further, that Alydaar may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have breached this Agreement;

                  (i) by either Alydaar or DSNC, in the event of a tender or an exchange offer relating to the securities of DSNC which is accepted by more than fifty percent (50%) of the outstanding shares of DSNC Common Stock;

                  (j) by DSNC, relying on the written opinion of outside legal counsel that the Board is required to terminate the Agreement pursuant to its fiduciary duties to the shareholders under applicable law.

         7.2 Notice of Termination; Effect of Termination. Subject to the cure periods set forth in Sections 7.1(g) and (h), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3      Fees and Expenses.

                  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Alydaar and DSNC shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the DSNC Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

                  (b) DSNC Payments. If this Agreement is terminated by Alydaar or DSNC pursuant to Section 7.1(d) or Section 7.1(i), or by DSNC pursuant to Section 7.1(j), or by Alydaar pursuant to Section 7.1(e) or 7.1(f), then DSNC shall pay to Alydaar, in cash, a non-refundable fee in the amount of $2,000,000 (the "Termination Fee"); provided that no Termination Fee shall be payable by DSNC, in the absence of a proposal that either constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, in the event of termination pursuant to (A)
         Section 7.1(d), (B) Section 7.1(e)(i) or Section 7.1(f)(i), provided in each case that the Board of Directors of DSNC is required to do so, acting in good faith after consultation with outside legal counsel, pursuant to its fiduciary duties under applicable law, or (C) Section 7.1(j). In the case of termination of this Agreement by DSNC pursuant to Section 7.1(d) where an Acquisition Proposal has been made by any person or entity other than Alydaar prior to such termination, and within six months of such termination a transaction is consummated or a definitive agreement or agreement in principal is entered into which relates to such Acquisition Proposal, DSNC shall pay the Termination Fee concurrently with any such consummation or the entering into of any such agreement; or 7.1(i), the Termination Fee payable pursuant to the preceding sentence shall be paid by DSNC prior to or contemporaneous with notice of such termination being provided to Alydaar and as a condition to DSNC's right to terminate under such provisions, and in the case of termination of this Agreement by Alydaar pursuant to
         Section 7.1(e), Section 7.1(f) or Section 7.1(j), the Termination Fee payable pursuant to the preceding sentence shall be paid by DSNC within three business days after such notice of such termination.

                  (c) No termination of this Agreement pursuant to Section 7.1(g) or 7.1(h) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations and Warranties. The representations and warranties of Alydaar, DSNC and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

         (a)      if to Alydaar or Merger Sub, to:
                  2101 Rexford Road
                  Suite 250 West
                  Charlotte, NC  28211

                  Telephone:  (704) 365-2324, ext. 2022
                  Facsimile:  (704) 365-5175
                  Attention:  Dain Dulaney, General Counsel

                  with a copy to:

                  McGuire, Woods, Battle & Boothe LLP
                  100 North Tryon Street
                  Suite 2900
                  Charlotte, NC  28202-4011
                  Attention:  B. Andrew Pickens, Jr.
                  Telephone:  (704) 338-4751
                  Facsimile:  (704) 347-3838

         (b)      if to DSNC, to:

                  34705 W. 12 Mile Road
                  Suite 300
                  Farmington Hills, MI  48331
                  Attention:  Michael W. Grieves
                  Telephone:  (248) 489-7117
                  Facsimile:  (248) 489-1007
                  with a copy to:

                  Bodman, Longley & Dahling LLP
                  100 Renaissance Center
                  34th Floor
                  Detroit, MI  48243
                  Attention:  Robert J. Diehl, Jr.
                  Telephone:  (313) 393-7597
                  Facsimile:  (313) 393-7579

         8.3      Interpretation; Knowledge.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) For purposes of this Agreement (a) as it relates to Alydaar, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Alydaar, has actual knowledge of such matter and (b) as it relates to DSNC, the term "knowledge" means, with respect to any matter in question, that either of the Chief Executive Officer or the Chief Financial Officer of DSNC has actual knowledge of, or reasonably should have known of, such matter.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including all Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.17.

         8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.11 Waiver of Jury Trial. EACH OF ALYDAAR, DSNC AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ALYDAAR, DSNC OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                ALYDAAR SOFTWARE CORPORATION

                                                By: /s/ Robert F. Gruder
                                                    ----------------------------

                                                ALYDAAR ACQUISITION CORP.

                                                By: /s/ Robert F. Gruder
                                                    ----------------------------

                                                DATA SYSTEMS NETWORK CORPORATION

                                                By: /s/ Michael W. Grieves
                                                    ----------------------------

                                     ANNEX B

                                                                January 31, 1999


DATA SYSTEMS NETWORK CORPORATION
34705 W. Twelve Mile Road
Suite 300
Farmington Hills, MI 48331


To the Members of the Board of Directors:

         We understand that Alydaar Software Corporation, a North Carolina corporation (the "Purchaser"), and Alydaar Acquisition Corp. (the "Merger Subsidiary"), a wholly owned subsidiary of the Purchaser, have offered to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Data Systems Network Corporation, a Michigan corporation (the "Company"), pursuant to which, subject to the terms and conditions set forth therein, the Merger Subsidiary will be merged with and into the Company and all the common stock, $.01 par value, of the Company (the "Common Stock") which is issued and outstanding immediately prior to the effective date of the merger will be canceled and extinguished and converted into shares of common stock of the Purchaser (the "Transaction") based upon an exchange ratio (the "Exchange Ratio") defined in the Merger Agreement.

         You asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of the Common Stock.

         Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures and the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of our business, Jefferies may trade the securities of the Company and the Purchaser for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

         In connection with its engagement, Jefferies will receive a fee for providing this opinion to the Company and will also receive a success fee upon consummation of the Transaction. In addition, Jefferies has received customary investment banking fees from the Company for providing financial advisory services related to the refinancing of the Company's senior credit facility which occurred in 1998.

         In conducting our analysis and arriving at the opinion expressed herein, we have reviewed a draft of the Merger Agreement, dated January 28, 1999 (including any schedules and exhibits thereto which were provided by the Company) and certain financial and other information that was publicly available or furnished to us by the Company, including the financial terms of the Transaction, certain internal financial analyses, projections, budgets, reports and other information prepared by the Company's management. We have also held discussions with various members of senior management of the Company and the Purchaser concerning historical and current operations, financial condition and prospects, as well as the strategic and operating benefits anticipated from the business combination. In addition, we have reviewed the reported price and trading activities of the Common Stock, reviewed the reported price and trading activities of the common stock of the Purchaser, compared certain financial and stock market information for the Company with similar information for other publicly-traded companies that we considered relevant, reviewed the financial terms of certain other business combinations that we considered relevant and conducted such other reviews, analyses and inquiries relating to the Company and the Purchaser as we considered appropriate in rendering this opinion.

         In the course of our review and analysis and in rendering this opinion, we have relied upon, but have not independently investigated or verified, the accuracy, completeness and fair presentation of the financial and other information that was provided to us by the Company or the Purchaser, or that was publicly available to us (including, without limitation, the information described above and the financial projections and projected operating assumptions provided by the Company regarding its or the Purchaser's estimated future performance). This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

         With respect to the financial projections provided to or obtained and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. You have informed us, however, and we have assumed with your permission, that the operating assumptions underlying the Company's projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management. We have reviewed with the Company's management estimates of the future performance of the Company and the Purchaser, and we have incorporated such projections in our analysis as we deemed appropriate. Although such projections constituted one of many items that we employed in the formation of our opinion, changes to the Company's financial projections could affect the opinion rendered herein.

         We have not made any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of the Company or the Purchaser, nor have we been furnished with any such appraisals. We have been informed that the Company has completed substantial due diligence on the Purchaser's business, financial condition and prospects and we have relied, in part, and with your permission, on your investigation. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date of this opinion (including, without limitation, current market prices of the Common Stock of the Company and of the common stock of the Purchaser); however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal matters affecting the Company or the Purchaser, and we have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including (without limitation) advice as to the accounting and tax consequences of the Transaction to the Company, the Purchaser and their respective stockholders.

         In rendering this opinion we have also assumed, with your permission, that: (i) the terms and provisions contained in the definitive Merger Agreement (including any schedules and exhibits thereto) will not differ from those contained in the drafts of those documents we have heretofore reviewed with respect to any matter material to our opinion expressed herein; (ii) the conditions to the consummation of the Transaction set forth in the Merger Agreement will be satisfied without material expense; and (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company is a party.

         Moreover, in rendering the opinion set forth below we note that the consummation of the Transaction is conditioned upon the approval of the holders of the Common Stock, and we are not recommending that the Company, its Board of Directors, any of its security holders or any other person should take any specific action in connection with the Transaction. Our opinion does not constitute a recommendation of the Transaction over any alternative transactions which may be available to the Company, and does not address the Company's underlying business decision to effect the Transaction.

         Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Common Stock.

         It is understood and agreed that this opinion is provided for the use of the Board of Directors of the Company as one element in the Board's consideration of the Transaction, and may not be used for any other purpose, or otherwise referred to, relied upon or circulated, without our prior written consent. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion of which we become aware after the date hereof. This opinion may be reproduced in full in any proxy statement/prospectus mailed to holders of the Common Stock in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval.


                                               Sincerely,

                                               /s/ Jefferies & Company, Inc.

                                               JEFFERIES & COMPANY, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 20     Indemnification of Directors and Officers.

         Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52 and 55-8-56, which provides that unless limited by its articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

         A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, the Registrant's Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.

Item 21     Exhibits and Financial Statement Schedules

         2.1 Agreement and Plan of Merger dated as of January 31, 1999 by and between Alydaar Software Corporation, Alydaar Acquisition Corp. and Data Systems Network Corporation (filed as Exhibit
                  2.1 to Alydaar's 10-K for the year ended December 31, 1998 and incorporated herein by reference).

         5.1 Opinion of McGuire, Woods, Battle & Boothe LLP, to be filed by amendment.

         23.1     Consent of Holtz Rubenstein & Co., LLP, independent auditors.

         23.2 Consent of McGuire, Woods, Battle & Boothe LLP, to be filed by amendment.

         23.3 Consent of Grant Thornton LLP, independent certified public accountants.

         23.4     Consent of Plante & Moran, LLP, independent auditors.

         24.1     Power of Attorney (contained on signature page).

         99.1     Form of Proxy Card


Item 22     Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this proxy statement/prospectus, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other items of the applicable form.

         (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the proxy statement/prospectus and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned registrant hereby undertakes to respond to requests for information for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Alydaar Software Corporation, a corporation organized and existing under the laws of the State of North Carolina, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 12th day of May, 1999.


                          ALYDAAR SOFTWARE CORPORATION

                            /s/ Robert F. Gruder
                      ------------------------------------
                                Robert F. Gruder
                      Chief Executive Officer and Chairman

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert F. Gruder and Frank G. Milligan, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 12, 1999 by the following persons on behalf of the Registrant and in the capacities indicated.


SIGNATURE                             TITLE                         DATE
--------------------------   -------------------------            ----------

/s/ Robert F. Gruder         Chief Executive Officer              May 12, 1999
-----------------------      and Chairman of the Board
  (Robert F. Gruder)         (Principal Executive Officer)

/s/ Frank G. Milligan        President and Director               May 12, 1999
-----------------------
  (Frank G. Milligan)

/s/ J. Wayne Thomas          Chief Financial Officer              May 12, 1999
-----------------------
  (J. Wayne Thomas)

/s/ Thomas J. Dudchik        Senior Vice President and            May 12, 1999
-----------------------      Director
  (Thomas J. Dudchik)

/s/ Richard J. Blumberg      Director                             May 12, 1999
-----------------------
  (Richard J. Blumberg)



                                      II-5